Exhibit 2.3

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of such schedules to the U.S. Securities and Exchange Commission upon request.

EQUITY PURCHASE AGREEMENT

BY AND AMONG

MORGANS HOTEL GROUP CO.,

MORGANS GROUP LLC,

THE SELLER PARTIES HERETO

AND

HAKKASAN HOLDINGS LLC

Dated as of December 16, 2014

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS		17
5.1.	Entity Status	17
5.2.	Authorization; Noncontravention	17
5.3.	Title	17
5.4.	Brokers	18
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		18
6.1.	Entity Status	18
6.2.	Authorization; Noncontravention	18
6.3.	Foreign Status	18
6.4.	Brokers	18
ARTICLE VII COVENANTS AND AGREEMENTS		18
7.1.	Drag-Along	18
7.2.	Further Assurances	19
7.3.	Operation of the Business	19
7.4.	Access to Premises; Transition	21
7.5.	Notice of Developments	21
7.6.	Taxes	21
7.7.	Publicity	22
7.8.	Notices, Consents and Approvals	22
7.9.	Confidentiality	23
7.10.	Notification of Certain Matters	23
7.11.	Non-Solicitation of Employees	23
7.12.	Put Right Consideration	23
7.14.	Mandalay Bay Management Agreements	23
ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AT THE CLOSING		24
8.1.	Representations and Warranties	24
8.2.	Delivery of Closing Certificates	24
8.3.	Absence of Litigation	24
8.4.	Additional Deliveries	24
8.5.	Performance	24
8.6.	Consents	24
ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AT THE CLOSING		24
9.1.	Representations and Warranties	24
9.2.	Delivery of Closing Certificate	25
9.3.	Additional Deliveries	25
9.4.	Absence of Litigation	25
9.5.	Performance	25
ARTICLE X TERMINATION		25
10.1.	Termination of Agreement	25

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10.2.	Effect of Termination	26
ARTICLE XI INDEMNIFICATION		26
11.1.	Indemnification	26
ARTICLE XII GENERAL PROVISIONS		28
12.1.	Amendments and Waivers	28
12.2.	Assignment	28
12.3.	No Third-Party Beneficiaries	28
12.4.	Provisions Concerning the Sellers' Representative	28
12.5.	Notices	29
12.6.	Counterparts	29
12.7.	Entire Agreement	29
12.8.	Interpretation; Exhibits and Schedules	30
12.9.	Severability	30
12.10.	Consent to Jurisdiction	30
12.11.	Governing Law	30
12.12.	Waiver of Jury Trial	30
12.13.	Specific Enforcement	30
12.14.	No Personal Liability of Partners, Directors, Officers, Owners, Etc	30
12.15.	Rights of Parties	31
12.16.	Construction	31
LIST OF DEFINED TERMS		2
EXHIBIT A FORM OF OPTION EXERCISE AGREEMENT		1
EXHIBIT B FORM OF LLC OPERATING AGREEMENT		1
EXHIBIT C FORM OF ASSIGNMENT AGREEMENT		1
EXHIBIT D FORM OF JOINDER AGREEMENT		1

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EQUITY PURCHASE AGreement

This EQUITY PURCHASE AGREEMENT, dated as of December 16, 2014 (the “Agreement”), is entered into by and among MORGANS HOTEL GROUP CO., a Delaware corporation (“Parent”), MORGANS GROUP LLC, a Delaware limited liability company (“Morgans Group”), and, conditioned on and upon the execution of a joinder to this Agreement pursuant to Section 7.1, each of TEJ MANAGEMENT, LLC, a Delaware limited liability company (“TEJ”) and GALTS GULCH HOLDING COMPANY LLC, a Delaware limited liability company (“GGH”) (Morgans Group, and, if joined pursuant to Section 7.1, TEJ and GGH, collectively, the “Sellers”), and Hakkasan Holdings LLC, a Nevada limited liability company (the “Purchaser”).

RECITALS

A. WHEREAS, Morgans Group owns 90% of the equity interests in TLG Acquisition LLC, a Delaware limited liability company (“TLG” or the “Company”), TEJ owns 5% of the equity interests in TLG and GGH owns 5% of the equity interests in TLG (all of the equity interests in TLG, collectively, the “TLG Interests”);

B. WHEREAS, TEJ and GGH are subject to the Drag-Along Rights (as hereinafter defined), pursuant to which Morgans Group may cause each of TEJ and GGH to either (a) join this agreement as Sellers pursuant to Section 7.1 and sell its portion of the TLG Interests in accordance with the terms of this Agreement or (b) sell its portion of TLG Interests to the Managing Member (as defined in the TLG LLC Agreement (as hereinafter defined)) of TLG in accordance with the terms of Section 13.5 of the TLG LLC Agreement (the “Put Right”); in each case, as TEJ and GGH may each independently elect;

C. WHEREAS, Morgans Group intends to and shall exercise the Drag-Along Rights;

D. WHEREAS, the Sellers desire to sell to the Purchaser all of the TLG Interests owned by Sellers, and the Purchaser desires to purchase all such TLG Interests and become the Managing Member of TLG;

E. WHEREAS, if TEJ and/or GGH elect not to become Sellers to this Agreement they must elect instead to sell their TLG Interests to the Managing Member of TLG; and

F. WHEREAS, upon becoming the Managing Member of TLG, Purchaser wishes to acquire the remaining TLG Interests and Morgans Group agrees to pay all costs of acquiring such interests from either or both of TEJ and GGH;

NOW, THEREFORE, in consideration of the foregoing and the promises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means PricewaterhouseCoopers LLP, or if such firm is unwilling or unable to serve in such capacity, a mutually acceptable independent accounting firm of national standing selected by the Sellers’ Representative and the Purchaser.

“Action” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation or complaint, or other litigation of any kind, in each case whether civil, criminal or administrative, at law or in equity.

“Affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise; provided, that, the existence of a management Contract primarily for operational services provided by Parent or an Affiliate of Parent shall not be deemed to be control by the Company or such Affiliate, as the case may be.

“Agreement” has the meaning assigned to such term in the Preamble.

“Applicable Law” means all applicable constitutions, statutes, laws, rules, regulations, ordinances and Judgments of Governmental Entities.

“Assignment Agreement” means the assignment agreement in the form attached hereto as Exhibit C.

“Base Purchase Price” means the Purchase Price excluding the deduction pursuant to Section 2.2(ii) for the amount of any Seller Transaction Expenses not otherwise paid at, or prior to, the Closing.

“Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and each other welfare benefit plan (including any plan, fund or program providing benefits such as medical, sickness, accident, unemployment, vacation, disability, day care, scholarships or prepaid legal services), pension benefit plan (including any plan, fund or program providing for retirement income or deferral of income for use after termination of employment), and all other written or oral employment, employee benefit, bonus, incentive, deferred compensation, retirement, stock purchase, equity or equity-based compensation, severance, salary continuation, consulting, termination, change in control, welfare benefit, fringe benefit or other compensation plans, agreements, or arrangements maintained, participated in or contributed to by TLG or any of its Subsidiaries for current or former employees, consultants or directors (other than current or former employees whose employment terms are governed by the terms of any Collective Bargaining Agreement or any Union Plan), or with respect to which TLG or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of TLG or any of its Subsidiaries (other than current or former employees whose employment terms are governed by the terms of any Collective Bargaining Agreement or any Union Plan). For the avoidance of doubt, a Benefit Plan shall not include any Collective Bargaining Agreement or any Union Plan.

“Business” means the businesses conducted by TLG and its Subsidiaries as of the date hereof.

“Business Day” means any day except Saturday, Sunday or a day on which banking institutions in the State of New York generally are authorized or required by law to be closed.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Closing” has the meaning assigned to such term in Section 3.1.

“Closing Date” has the meaning assigned to such term in Section 3.1.

“Closing Threshold” means $2,160,000.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement with any labor union or labor organization to which TLG or any of its Subsidiaries is a party.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether oral or written) that is legally binding.

“Company” has the meaning assigned to such term in the Preamble.

“Delano Agreement” has the meaning assigned to such term in Section 4.14(d).

“Disclosure Letter” has the meaning assigned to such term in Section 4.2.

“Drag-Along Rights” has the meaning assigned to such term in Section 7.1.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or similar claim or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Company, any subsidiary of the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which, together with the Company or any subsidiary of the Company, are treated as a single employer under Section 414 of the Code.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Final Closing Statement” has the meaning assigned to such term in Section 2.4(b).

“Final Net Working Capital Amount” has the meaning assigned to such term in Section 2.4(b).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Gaming Laws” means all Laws pursuant to which any Governmental Entity possesses regulatory, licensing or permit authority over, casino and pari-mutuel, lottery or other gaming activities in any jurisdiction, including all rules and regulations established by any Governmental Entity with regulatory control, authority or jurisdiction over casino, pari-mutuel and lottery or other gaming activities and operations within its jurisdiction.

“GGH” has the meaning assigned to such term in the Preamble to this Agreement.

“Governmental Authorizations” means, collectively, all applicable consents, approvals, permits, orders, authorizations, licenses and registrations, given or otherwise made available by or under the authority of Governmental Entities or pursuant to the requirements of any Applicable Law, including liquor licenses, business licenses required for any form of public amusement or accommodation, and all such consents, approvals, permits, orders, authorizations, licenses and registrations under Gaming Laws.

“Governmental Entity” means any domestic or foreign, transnational, national, Federal, state, municipal or local government, or any other domestic or foreign governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Entity.

“including” means including, without limitation.

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“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (e) all obligations of such person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the Ordinary Course of Business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. Notwithstanding the foregoing, in connection with any acquisition by any person, the term “Indebtedness” shall not include any Taxes or contingent post-closing purchase price adjustments or earn-outs to which the seller in such acquisition may become entitled.

“Indemnified Party” has the meaning assigned to such term in Section 11.1(g).

“Indemnitor” has the meaning assigned to such term in Section 11.1(g).

“Insurance Policies” has the meaning assigned to such term in Section 4.20.

“Intellectual Property” means all foreign and domestic (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same; (b) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) confidential and proprietary information, trade secrets and know-how and moral rights, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (d) published and unpublished works of authorship, whether copyrightable or not (including software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) any rights to use data containing personally identifiable information relating to any individual, or any e-mail.

“Joinder Agreement” means a joinder agreement to this Agreement in the form attached as Exhibit D hereto.

“Judgment” means any applicable judgment, order or decree of any Governmental Entity.

“Key Management Employees” means officers and key managerial level employees (in the case of key managerial level employees, only those employees who individually earn cash compensation of at least $200,000 on an annualized basis) of TLG or its Subsidiaries.

“knowledge of Parent,” “to Parent’s knowledge,” “knowing breaches” or other references to the “knowledge” of Parent or Morgans Group mean the actual knowledge of the particular fact or action in question by Jason Kalisman (Interim Chief Executive Officer), Richard Szymanski (Chief Financial Officer), Meredith Deutsch (General Counsel) or any attorney employed in the office of the General Counsel of Parent.

“Lease” means any agreement for the lease of real property.

“Losses” means all liabilities, costs, expenses, obligations, losses, damages (excluding consequential, special, incidental, indirect or punitive damages), penalties, actions, judgments and claims of any kind or nature (including reasonable attorneys’ fees and expenses incurred in investigation or defending any of the foregoing).

“Material Adverse Effect” means any circumstance, event, change or development that, individually or in the aggregate, would have or reasonably be expected to have or result in (i) any material adverse effect on the Business, condition (financial or otherwise), assets, liabilities, properties, operations or results of operations of TLG and its subsidiaries, taken as a whole, or (ii) any prohibition or material adverse effect on the ability of the Sellers or TLG, subject to the approvals and other authorizations set forth in Section 3.2(b), to consummate the Transactions, provided, however, that any effect caused by or resulting from the following shall not

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constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect pursuant to clause (i) of this definition on or with respect to TLG and its subsidiaries: (I) general changes or developments in the industry in which TLG and its subsidiaries operate, (II) political instability, acts of terrorism or war, (III) any change affecting the United States economy generally or the economy of any region in which TLG and its subsidiaries conduct business that is material to the Business of TLG and its subsidiaries, (IV) any failure, in and of itself, by TLG to meet any internal projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (V) the announcement of the execution of this Agreement, or the performance of this Agreement and the Transactions, including compliance with the covenants set forth herein, or (VI) any change in any Applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, unless and to the extent, in the case of clauses (I), (II), (III) and (VI) above, such effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business, condition (financial or otherwise), assets, liabilities, properties, operations or results of operations of TLG and its subsidiaries, taken as a whole, relative to other affected persons.

“Material Contract” has the meaning assigned to such term in Section 4.14.

“Material Indebtedness” means, with respect to a person, (a) any Indebtedness of such person in excess of $100,000 or (b) any Contract pursuant to which such person has the right to incur Indebtedness in excess of $100,000.

“Morgans Group” has the meaning assigned to such term in the Preamble.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) which is or has been contributed to by any member of the ERISA Group at any time during the six-year period ending on the date of this Agreement or as to which any member of the ERISA Group has any liability.

“Net Working Capital” means an amount (expressed as a positive or negative number) equal to (a) all “current assets” of TLG and its respective subsidiaries, on a consolidated basis, as of the Closing Date, minus (b) all “current liabilities” of TLG and its respective subsidiaries, on a consolidated basis, as of the Closing Date, in each case determined in all respects in accordance with GAAP, but excluding any Seller Transaction Expenses.

“Option Exercise Agreements” has the meaning assigned to such term in Section 2.5(a).

“Option Price” means a price per common unit of TLG equal to the greater of (a) the Base Purchase Price divided by one hundred (100) and (b) the Base Purchase Price divided by one hundred (100) and multiplied by the quotient of (i) the aggregate TLG Revenue for the twelve-month period ending on the last day of the month immediately preceding the date of the exercise of the applicable Option Right divided by (ii) the aggregate TLG Revenue for the twelve-month period ending on the last day of the month immediately preceding the Closing Date. For the purposes of determining the Option Price:

(x) In the event that any Contract of TLG or its Subsidiaries (or rights under such Contract) has been sold, assigned or conveyed to any Person other than TLG or its Subsidiaries, for the purposes of clause (b) of this definition:

(i) “Base Purchase Price” shall be reduced by the net consideration received by TLG and its Subsidiaries for the sale, assignment or conveyance of such Contract (or rights thereunder);

(ii) “TLG Revenue” shall not include the revenue amounts under such Contract to the extent such Contract or its revenues have been sold, assigned or conveyed by TLG or one of its Subsidiaries to any Person other than TLG or its Subsidiaries;

(iii) After the calculations set forth in clauses (b)(i) and (b)(ii) (after giving effect to clauses (x)(i) and (x)(ii)) the amount deducted as a result of clause (x)(i) shall be added back to the Option Price, but only to the extent such amount was retained in TLG or its Subsidiaries;

and “Base Purchase Price” for the purposes of clause (a) of this definition shall be reduced by the net consideration received by TLG and its Subsidiaries for the sale, assignment or conveyance of such Contract (or rights thereunder), but only to the extent such amount was not retained in TLG or its Subsidiaries;

(y) Option Price for the exercise by any Seller of its Option Rights shall be reduced by the total payments actually made by such Seller to the Purchaser Indemnified Parties pursuant to Section 11.1(a)(i) multiplied by the number of common units of TLG being acquired by such Seller divided by one hundred (100), but only if the claim for which such payments were made (if applicable) remains unsatisfied and such payments are not reflected as an asset in the balance sheet of TLG; and

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(z) total Option Price for the exercise by any Seller of its Option Rights shall be reduced by (i) the total amount paid by the Sellers to satisfy the Put Rights (including amounts, if any, paid to the Purchaser or TLG pursuant to Section 11.1(a)(v) in settlement of the same) less (ii) (A) the percentage of interests sold to the Managing Member of TLG pursuant to the exercise of the Put Rights multiplied by (B) the Base Purchase Price, multiplied by (iii) fifty-one percent (51%) multiplied by (iv) the number of common units of TLG being acquired by such Seller divided by (v) forty-nine (49).

“Option Rights” has the meaning assigned to such term in Section 2.5(a).

“Option Termination Date” has the meaning assigned to such term in Section 2.5(a).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permit” means each franchise, license, permit, filing, registration, approval and authorization, certificate, variance and similar right issued or granted by a Governmental Entity.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Property” means all tangible personal property (other than assets related to Intellectual Property) and other similar assets of TLG and the Subsidiaries reflected on the Financial Statements or acquired after the date of the Balance Sheet, other than property or assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the Balance Sheet.

“Post-Option LLC Agreement” has the meaning assigned to such term in Section 2.5(a).

“Proposed Closing Statement” has the meaning assigned to such term in Section 2.4(a).

“Proposed Net Working Capital Amount” has the meaning assigned to such term in Section 2.4(a).

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite the name of such Seller on Schedule 1.1(a) under the applicable heading on such Schedule 1.1(a).

“Purchase Price” has the meaning assigned to such term in Section 2.2.

“Purchaser” has the meaning assigned to such term in the Preamble.

“Purchaser Indemnified Parties” has the meaning assigned to such term in Section 11.1(a).

“Purchaser’s Proposed Allocation” has the meaning assigned to such term in Section 7.6(c).

“Put Rights” has the meaning assigned to such term in Section 7.1.

“Seller Indemnified Party” has the meaning assigned to such term in Section 11.1(b).

“Seller Transaction Expenses” means all costs, fees and expenses incurred by Parent, the Company, or its Subsidiaries in connection with or in anticipation of the negotiation, execution and delivery of this Agreement or the consummation of the Transactions or in connection with or in anticipation of any alternative transactions considered by Parent to the extent such costs, fees and expenses are payable or reimbursable by TLG or its subsidiaries, and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred by Parent, to the extent such fees and expenses are payable or reimbursable by TLG or its subsidiaries. For avoidance of doubt, Seller Transaction Expenses shall not include any amounts paid pursuant to Section 2.3(a).

“Sellers” has the meaning assigned to such term in the Preamble to this Agreement.

“Sellers’ Estimated Net Working Capital Amount” has the meaning assigned to such term in Section 2.4(a).

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“Sellers’ Proposed Allocation” has the meaning assigned to such term in Section 7.6(c).

“Sellers’ Representative” has the meaning assigned to such term in Section 12.4.

“Special Claim” has the meaning assigned to such term in Schedule 1.1(b).

“Special Indemnified Claim” means (a) the Action listed in Section 4.10 of the Disclosure Letter as Active Litigation item 6, and (b) any Losses incurred by Purchaser, or TLG or its Subsidiaries in the event the Closing occurs, in any manner relating to or arising out of any Action which seeks damages arising out of or related to any of the Transactions and/or a Governmental Order restraining, enjoining, prohibiting or which would otherwise prevent consummation of any of the Transactions (including adversely affecting the right of Purchaser to acquire or vote the TLG Interests), or rescission of any of the Transactions following their consummation, other than as caused by a breach by Purchaser of any provisions of this Agreement.

“Statement of Objections” has the meaning assigned to such term in Section 2.4(a).

“Subsidiary” of any person means, on any date, any person the accounts of which would be consolidated with and into those of the first person in such person’s consolidated financial statements if such financial statement were prepared in accordance with GAAP, except as to TLG, Subsidiary means each direct and indirect subsidiary of TLG (collectively, “Subsidiaries”).

“Surviving Representations” has the meaning assigned to such term in Section 11.1.

“Tax” means any foreign, federal, state or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, estimated, employment, payroll, severance or withholding tax, value-added tax or other tax, duty, fee, impost, levy, assessment or charge imposed by any taxing authority, and any interest or penalties and other additions to tax related thereto.

“Tax Allocation” has the meaning assigned to such term in Section 7.6(c).

“Tax Dispute” means any dispute, audit, written request for information, investigation, examination, claim, appeal, litigation, proceeding, controversy, assessment or collection action, in each case with a Taxing authority and relating to Taxes or any Tax Return.

“Tax Representations” has the meaning assigned to such term in Section 11.1.

“Tax Returns” means any return, report, claim for refund, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“TEJ” has the meaning assigned to such term in the Preamble to this Agreement.

“Termination Date” has the meaning assigned to such term in Section 10.1(c).

“Third Party” means any person other than Parent, the Sellers, the Company, the Purchaser, or any of their respective subsidiaries or Affiliates.

“Third-Party Claim” has the meaning assigned to such term in Section 11.1(g).

“TLG” has the meaning assigned to such term in the Recitals to this Agreement.

“TLG Interests” has the meaning assigned to such term in the Recitals to this Agreement.

“TLG LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of TLG Acquisition LLC, dated November 30, 2011, as amended from time to time.

“TLG Notes” means (1) that certain Promissory Note dated as of November 30, 2011 made by TLG to Andrew Sasson, and (2) that certain Promissory Note dated as of November 30, 2011 made by TLG to Andy Masi.

“TLG Returns” has the meaning assigned to such term in Section 7.6(b).

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“TLG Revenue” means, with respect to any period, the revenue earned by TLG and its Subsidiaries, but excluding any revenue derived from the Delano Agreement.

“Transactions” means all of the transactions and agreements contemplated by this Agreement.

“Transfer Taxes” has the meaning assigned to such term in Section 7.6(a).

“Transferred Interests” has the meaning assigned to such term in Section 2.1.

ARTICLE II

SALE AND TRANSFER OF UNITS; PURCHASE PRICE

2.1. TLG Interests.  Upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree that, at the Closing, the Sellers will sell and transfer all of the TLG Interests owned by the Sellers to the Purchaser (the “Transferred Interests”), and the Purchaser will purchase all of the Transferred Interests from the Sellers.

2.2. Purchase Price.  The purchase price for the Transferred Interests sold pursuant to Section 2.1 and for the other covenants and agreements of the Sellers in this Agreement will be an amount equal to: (i) $360,000 per 1% of the TLG Interests sold (i.e., $36,000,000 for 100% of the TLG Interests; $34,200,000 for 95% of the TLG Interests, or $32,400,000 for 90% of the TLG Interests), less (ii) the amount of any Seller Transaction Expenses not otherwise paid at, or prior to, the Closing, plus (iii) the excess (if any) of the Sellers Estimated Net Working Capital Amount over $500,000, and less (iv) the excess (if any) of $500,000 over the Sellers Estimated Net Working Capital Amount (the “Closing Purchase Price”); as further adjusted pursuant to Section 2.4 (the “Purchase Price”).

2.3. Payment of Purchase Price Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will deliver or cause to be delivered on the Closing Date and at the Closing, the Closing Purchase Price, as follows:

(a) First, to the accounts specified by the Sellers’ Representative at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are specified by the Sellers’ Representative for the purposes of satisfying the Seller Transaction Expenses;

(b) Second, to the Sellers, to the accounts specified by the Sellers’ Representative at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, the remainder of the Closing Purchase Price in accordance with each Seller’s Pro Rata Percentage.

2.4. Prorations, Credits and Other Adjustments.

(a) At least five (5) days prior to the Closing Date, Sellers shall deliver or cause to be delivered to Purchaser a balance sheet of TLG as of the last day of the month preceding the Closing Date, together with an estimated balance sheet as of the Closing Date, and a statement setting forth, in reasonable detail, Seller’s calculation of the Net Working Capital (“Sellers Estimated Net Working Capital Amount”). Promptly following the Closing, but in no event later than ninety (90) days after the Closing Date, the Purchaser shall deliver or cause to be delivered to the Sellers’ Representative a balance sheet of TLG as of the Closing Date, together with a statement (the “Proposed Closing Statement”) setting forth, in reasonable detail, the Purchaser’s calculation of the Net Working Capital (the “Proposed Net Working Capital Amount”). To the extent reasonably required to complete their review of the Purchaser’s Proposed Closing Statement, upon reasonable prior written notice, the Sellers’ Representative and its representatives shall have reasonable access to all supporting work papers and other documentation used in, and the personnel responsible for preparation of, the Purchaser’s Proposed Closing Statement during normal business hours of TLG. In the event the Sellers’ Representative disputes the correctness of any portion of the Proposed Closing Statement or the Proposed Net Working Capital Amount, the Sellers’ Representative shall notify the Purchaser in writing of its objections within 30 days after receipt of the Purchaser’s Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Sellers’ Representative’s objections (including the amount in dispute and the basis for such dispute) (the “Statement of Objections”). If the Sellers’ Representative fails to deliver such Statement of Objections within the time period required by the preceding sentence, the Sellers’ Representative shall be deemed to have accepted the Purchaser’s calculations and such calculations, the Proposed Closing Statement and each of the amounts set forth on the Proposed Closing Statement shall be final, conclusive and binding. To the extent the Sellers’ Representative objects within the time period contemplated by this Section 2.4(a), the specific items on the Purchaser’s Proposed Closing Statement to which the Sellers’ Representative objects shall be considered to be in dispute, and the Sellers’ Representative shall be deemed to have accepted the Purchaser’s calculation in respect of all other matters and such other matters shall not be considered to be in dispute. The Sellers’ Representative and the Purchasers shall endeavor in good faith to resolve any disputed matters within 30 calendar days after the Purchaser’s receipt of the Statement of Objections. If the Sellers’ Representative and the

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Purchaser are unable to resolve the disputed matters within the 30-day period described in the preceding sentence, the Sellers’ Representative and the Purchaser shall engage the Accounting Firm for binding arbitration of the disputed matters only and to make any adjustments to the Proposed Closing Statement, as the case may be. In performing its review, the Accounting Firm (i) shall, before reaching its decision, review any written presentations made by the Sellers’ Representative and the Purchaser and, if either the Sellers’ Representative or the Purchaser requests, their respective representatives, and thereafter, have at least one meeting with the Sellers’ Representative and the Purchaser and, if either the Sellers’ Representative or the Purchaser requests, their respective representatives, (ii) shall determine, in accordance with GAAP, only those items or amounts in the Proposed Closing Statement as to which the Sellers’ Representative has, in the Statement of Objections, disagreed and such other issues as may reasonably be affected by the items to which the Sellers’ Representative has so disagreed, and no other issue, and (iii) shall resolve all issues of interpretation, including legal and accounting issues. The Sellers’ Representative and the Purchaser agree that all adjustments shall be made without regard to materiality. The Accounting Firm shall only decide the specific items under dispute by the parties and its decision for each disputed matter must be within the range of values assigned to each such item in the Proposed Closing Statement and the Statement of Objections (to the extent such amounts are determinable by the Sellers’ Representative), respectively. The Sellers’ Representative and the Purchaser shall promptly comply with all reasonable requests by the Accounting Firm for information, books, records and similar items. The Accounting Firm shall be required to deliver to the Sellers’ Representative and the Purchaser, as promptly as practicable, but no later than 30 calendar days after the Accounting Firm is engaged, a written report setting forth its resolution and, if applicable, its calculation of the disputed items or amounts. Upon delivery of the Accounting Firm’s report, such report and the calculations set forth therein shall be final, conclusive and binding upon the Sellers’ Representative and the Purchaser absent manifest error.

(b) As finally determined pursuant to Section 2.4(a) (whether by failure of the Sellers’ Representative to deliver notice of objection, by agreement of the Sellers’ Representative and the Purchaser or by determination of the Accounting Firm), the Net Working Capital of TLG as of the Closing Date is referred to herein as the “Final Net Working Capital Amount,” and the final statement thereof is referred to herein as the “Final Closing Statement”.

(c) If the Final Net Working Capital Amount is greater than the Sellers Estimated Net Working Capital Amount, then Purchaser shall pay such excess amount to the Sellers’ Representative (on behalf of the Sellers). The Sellers’ Representative shall further distribute such amount to the Sellers in accordance with each Seller’s Pro Rata Percentage. If the Final Net Working Capital Amount is less than the Sellers Estimated Net Working Capital Amount, then Purchaser shall be entitled to payment of an amount equal to such shortfall, to be paid by each Seller based on their Pro Rata Percentage; provided, that Morgans Group shall be liable to Purchaser for the full amount of such shortfall. Any payment required under this Section 2.4(c) shall be made in immediately available funds not later than five Business Days after the determination of the Final Closing Statement and the Final Net Working Capital Amount by wire transfer to a bank account designated in writing by the party entitled to receive the payment. The payments described in this Section 2.4(c) shall be treated, to the extent permitted by Applicable Law, as adjustments to the Purchase Price (as adjusted for Tax purposes, including accounting for all assumed liabilities and non-cash consideration).

(d) All fees and expenses of the Accounting Firm incurred under Section 2.4(a) above shall be paid one-half by TLG and one-half by the Sellers.

(e) Promptly following the resolution of the Put Rights, if applicable, and the acquisition by Purchaser or its reasonably appointed designee of the TLG Interests subject to the Put Rights (if any), the Purchaser shall pay to the Sellers, to the accounts specified by the Sellers’ Representative, by wire transfer of immediately available funds, an amount equal to $360,000 per 1% of the TLG Interests so transferred to Purchaser or its designee.

2.5. Grant of Options.

(a) As part of the consideration for the Transferred Interests sold pursuant to Section 2.1 and for the other covenants of the Sellers set forth in this Agreement, the Purchaser hereby grants the Sellers (each in accordance with their Pro Rata Percentage) the rights (the “Option Rights”) to purchase from the Purchaser or any assignee of such interests an aggregate of 49% of the equity interests of TLG (“Option Interests”), at a price per unit equal to the Option Price, exercisable from and after the Closing and until the date that is eighteen (18) months following the Closing Date (the “Option Termination Date”). The Option Rights are personal to each of the Sellers, and may not be transferred without the prior written consent of the Purchaser (any transfer of direct control of a Seller or of any equity interests of a Seller shall be deemed a transfer), and in the event of a transfer without the prior written consent of the Purchaser, such Option Rights shall be void. Purchase of the Option Interests shall take place pursuant to one or more option exercise agreements (“Option Exercise Agreements”) in the form attached hereto as Exhibit A; and satisfaction of all obligations of the optionee thereunder (collectively, the “Option Exercise”). Upon the Option Exercise, the Purchaser shall directly or indirectly cause the limited liability company operating agreement of TLG to be amended and restated in the form of the limited liability operating agreement attached hereto as Exhibit B (the “Post-Option LLC Agreement”). The Purchaser shall take, and shall cause TLG and the Managing Member to take, all actions necessary or reasonably requested by the Sellers to fulfill TLG’s obligations under this Section 2.5. The exercise of the Option Rights hereunder by any Seller is subject to such Seller not then being in breach of any material term of this Agreement if the Losses to the Purchaser or TLG arising from such breach would exceed $4,320,000 (the “Option Exercise Condition Precedent”); which condition may only be waived by the Purchaser. For avoidance of doubt, (x) the

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inability of one Seller to exercise its Option Rights as a result of the failure of the Option Exercise Condition Precedent shall not limit the right of any other Seller to exercise its Option Rights, and (y) the cure by a Seller of the breach that caused the failure of the Option Exercise Condition Precedent shall cause the Option Exercise Condition Precedent to be satisfied, but in no event shall such cure extend the Option Termination Date.

(b) Each Seller may exercise its Option Rights one time only for the full amount of its respective Option Rights; provided, however, that:

i. If TEJ and GGH each become Sellers and one of TEJ and GGH (but not both) fails to timely exercise its options, then Purchaser will cause a notice of such event to be delivered to the Sellers’ Representative and whichever of TEJ and GGH had previously exercised its options (the “Minority Option Holder”). Such notice shall include an offer to the Minority Option Holder to exercise 5/95ths of the Option Rights not exercised by such other Seller. Following receipt of such notice, the Minority Option Holder shall have ten (10) Business Days to accept such Option Rights and to give notice of its exercise thereof. The remaining 90/95ths of such unexercised Option Rights, together with any Option Rights not accepted by the Minority Option Holder, shall be assigned to Morgans Group, and Morgans Group shall accept such Option Rights.

ii. If only one of TEJ and GGH is a Seller and such Seller fails to timely exercise its Option Rights, then such non-exercised Option Rights shall be assigned to Morgans Group, and Morgans Group may, in its sole discretion, accept or reject such Option Rights; provided that, if Morgans has previously exercised any of its Option Rights, Morgans shall be obligated to accept and promptly exercise such additional Options Rights.

iii. Without limiting the foregoing, if either TEJ or GGH becomes a Seller and exercises its Option Rights, then Purchaser will cause a notice to be delivered to all other holders of the Option Rights giving such holders ten (10) Business Days to exercise their respective Options Rights, but in no event beyond the Option Termination Date. Failure to exercise the Option Rights before the earlier of such ten (10) Business Day period or the Option Termination Date will cause all remaining unexercised Option Rights to be extinguished.

(c) Following the Closing and until the earlier to occur of (x) the exercise of the Option Rights, and (y) the Option Termination Date, without the prior written consent of the majority by Pro Rata Percentage of the Sellers as holders of the Option Rights, the Purchaser shall not, and where applicable shall cause TLG to not take any actions with respect to TLG or its business that would be in violation of Section 9.1(b) or Article VII of the Post-Option LLC Agreement were such section of the Post-Option LLC Agreement in place at such time and the Sellers, having exercised the Option Rights, were Non-Managing Members (as such term is defined in the Post-Option LLC Agreement).

(d) Any disagreement or dispute between the Sellers and the Purchaser with regard to the calculation of the Option Value shall be resolved in accordance with the principles set forth in Section 2.4 to resolve the Final Net Working Capital Amount, mutatis mutandis. Options may be fractionally exercised in increments of 0.01 common units of TLG solely in order to give effect to the Sellers’ respective Pro Rata Percentage interests.

ARTICLE III

CLOSING

3.1. The Closing. The closing of the transfer of the Transferred Interests and the Transactions (collectively, the “Closing”) will take place at the offices of Ropes & Gray, LLP, located at 1211 Avenue of the Americas, New York, NY, 10036, as promptly as practicable following, but no event later than, the third Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VIII and ARTICLE IX hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or at any such other time and place as may be agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing will be effective as of 12:01 a.m. local time on the Closing Date. The Closing may be conducted by facsimile, .pdf, e-mail, or other form of electronic communication. Subject to the provisions of ARTICLE X of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 3.1 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

3.2. Closing Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) the Sellers will transfer all of the Transferred Interests, free and clear of all Encumbrances, to the Purchaser;

(b) the parties shall execute and deliver the Assignment Agreement, in the form attached hereto as Exhibit C, pursuant to which the Sellers shall assign all of the Transferred Interests to the Purchaser;

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(c) each Seller shall deliver to the Purchaser a certificate executed by a duly authorized officer of such Seller, in form and substance reasonably satisfactory to the Purchaser, which states that such Seller is not a foreign person, and conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(d) the Purchaser shall deliver to the Sellers’ Representative a certificate executed by a duly authorized officer of the Purchaser, in form and substance reasonably satisfactory to the Sellers’ Representative, which states that the Purchaser is not a foreign person, and conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2); and

(e) each of the certificates contemplated by Sections 8.2 and 9.2 shall be duly executed and delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING TLG

The Sellers are making all of the representations and warranties in this ARTICLE IV subject to the knowledge of Parent, whether or not such knowledge qualifier is expressly stated. Purchaser acknowledges and agrees that, notwithstanding their ownership and/or control of TLG, the Sellers have not obtained full or complete access to the Company’s managers, employees, books, records, contracts, operational documents and other materials. Consequently, Sellers’ investigation as to the accuracy and completeness of the representations and warranties in this ARTICLE IV and the disclosures made within the Disclosure Letter has been limited. The Purchaser acknowledges and agrees that Sellers are making the representations and warranties in this ARTICLE IV, in combination with the indemnification agreements in ARTICLE XI, for the purpose of allocating risk of loss in the event the representations and warranties are inaccurate. Subject to the preceding sentence, the Sellers hereby represent and warrant to the Purchaser as follows as of the date hereof:

4.1. Entity Status. TLG is duly organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and has all requisite corporate or other power and authority to enable it to own, lease or otherwise hold its assets and to carry on its business as it is now being conducted and is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified, except where the failure to have such corporate or other power or authority or to be in good standing or so qualified, has not had and would not reasonably be expected to have a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power, authority or qualification which, if so revoked, limited or curtailed, would reasonably be expected to have a Material Adverse Effect. Each of TLG’s direct and indirect Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and each has all requisite corporate or other power and authority to enable it to own, lease or otherwise hold its assets and to carry on its business as it is now being conducted and is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified, except where the failure to have such corporate or other power or authority or to be in good standing or so qualified, has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2. Noncontravention. Except as set forth in Section 4.2 of the disclosure letter delivered to the Purchaser (the “Disclosure Letter”), the execution, delivery and performance of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not conflict with, or result in any default under, or give rise to an increase in, or right of termination, cancellation, acceleration or mandatory prepayment of, any material obligation or to the loss of a material benefit under, or result in the suspension, revocation, material impairment, forfeiture or amendment of any material term or provision of or the creation of any material Encumbrance upon any of the material properties or assets of TLG or any of its subsidiaries under, or require any consent or waiver under, any provision of (a) organizational documents of TLG or any of its subsidiaries, (b) any Material Contract to which TLG or any of its subsidiaries is a party, (c) any Material Indebtedness of TLG or any of its subsidiaries, (d) any Collective Bargaining Agreement, Multiemployer Plan, to which, in each case, TLG or any of its subsidiaries is a party, or (e) any Applicable Law, Judgment or Governmental Authorization, in each case applicable to TLG or any of its Subsidiaries, or their respective assets. Except as set forth in Section 4.2 of the Disclosure Letter, no Governmental Authorization, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to TLG or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transactions, except for such Governmental Authorizations, orders, authorizations, registrations, qualifications, declarations, filings and notices, the failure of which to be obtained or made would not materially impair TLG’s ability to perform its obligations under this Agreement or to consummate the Transactions. Except as set forth in Section 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) result in the payment of any “excess parachute payment” under Section 280G of the Code, (ii) entitle any current or former employee, consultant or director of TLG or any of its subsidiaries to any payment, (iii) materially increase the amount of compensation or benefits due to any such employee, consultant or director, or (iv) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit held by a current employee of TLG or any of its Subsidiaries.

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4.3. Capitalization. The TLG Interests are held ninety percent (90%) by Morgans Group, five percent (5%) by TEJ, and five percent (5%) by GGH, except for such changes as may occur after the signing as a result of the Put Rights. There are no outstanding options, warrants, subscriptions, or other right, call or commitment to issue, sell, pledge, transfer or otherwise dispose of, or any obligation or commitment to purchase or otherwise acquire, any of the equity interests in TLG or any securities convertible into or exchangeable for any of TLG’s equity interests. The Sellers have provided the Purchaser with a true, complete, and correct copy of the articles of organization and operating agreement of TLG, which articles and operating agreement are in full force and effect and have not been amended, supplemented, revoked or superseded as of the date hereof. Except as set forth in Section 4.3 of the Disclosure Letter, there are no dividends, distributions or similar rights against TLG or any Subsidiary for accrued but unpaid distributions on account of any equity interests in TLG or any Subsidiary. There are no outstanding or authorized equity appreciation plans, phantom equity plans, or similar rights with respect to TLG or any Subsidiary.

4.4. Subsidiaries. Section 4.4 of the Disclosure Letter sets forth a list of each of TLG’s Subsidiaries and the holders of the ownership interests therein. Except as set forth in Section 4.4 of the Disclosure Letter, TLG does not own any equity interests in any other Person. Except as set forth in Section 4.4 of the Disclosure Letter, the Sellers have provided the Purchaser with true, complete, and correct copies of the articles of organization and all existing operating agreements of each Subsidiary, each of which articles and operating agreement are in full force and effect and have not been amended, supplemented, revoked or superseded as of the date hereof.

4.5. Financial Statements.

Sellers have provided to Purchaser true, correct and complete copies of: (a) the unaudited combined and consolidated balance sheet as of December 31, 2012 and 2013 and related unaudited combined and consolidated statements of income and cash flows for the fiscal years then ended (the “Year End Financial Statements”) of TLG and its Subsidiaries, and (b) an unaudited interim combined and consolidated balance sheet as of September 30, 2014 (the “Balance Sheet”) and related unaudited combined and consolidated statements of income and cash flows as of September 30, 2014 (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”) of TLG and the Subsidiaries.

Except as set forth on Section 4.5 of the Disclosure Letter, the Financial Statements were prepared in accordance with GAAP (except that the Financial Statements do not contain notes and the Interim Financial Statements are subject to normal year-end adjustments, none of which are anticipated to be material, and include certain reclassifications that are made to the Year End Financial Statements) and fairly present in all material respects the financial position of TLG and the Subsidiaries on a combined and consolidated basis as of the date thereof and the consolidated results of operations and cash flows for the period then ended.

The Financial Statements have been prepared from, and are in accordance with, the books and records of the TLG and its Subsidiaries, which books and records are maintained in accordance with GAAP in all material respects, consistently applied throughout the periods indicated, and such books and records have been maintained in the Ordinary Course of Business. Each payment by TLG and/or its Subsidiaries to third parties is properly and accurately, in all material respects, recorded on the books and records of TLG or its Subsidiaries, as applicable, and each document upon which entries in the books and records are based is complete and accurate in all material respects. At Closing, all accounts receivable of TLG and its Subsidiaries will reflect transactions that were properly recorded on the books and records in accordance with GAAP in all material respects.

Except as set forth on Section 4.5 of the Disclosure Letter, TLG and its Subsidiaries have no material liabilities or material obligations (whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not required by GAAP to be reflected on the balance sheets of TLG or the Subsidiaries), except for liabilities and obligations (i) set forth on the Financial Statements or the Balance Sheet, (ii) that have been incurred since the date of the Balance Sheet in the Ordinary Course of Business, or (iii) under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in the Financial Statements or the Balance Sheet. There are no material off-balance-sheet transactions, arrangements, obligations or relationships attributable to TLG or any of its Subsidiaries.

City Restaurant LLC., a Nevada limited liability company, Ink & Drink, LLC., a Nevada limited liability company, and LG Little LLC., a Nevada limited liability company were each Subsidiaries of TLG that have been dissolved, and each of them have no Liabilities.

4.6. Absence of Changes. Except as set forth in Section 4.6 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any effect, change, fact, event, occurrence or circumstance that has had, or reasonably could be expected to result in, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.6 of the Disclosure Letter, since the date of the Balance Sheet, the business of TLG and each Subsidiary has been conducted in the Ordinary Course of Business (except for such actions that have been taken by TLG or any of its Subsidiaries at the request of Purchaser or were required in connection with the Transactions).

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4.7. Assets. The assets of TLG and its Subsidiaries as of the Closing Date will constitute all of the material assets that are necessary to permit TLG and the Subsidiaries to continue the operation of their respective Businesses following the Closing Date in the Ordinary Course of Business. All of such assets are located in premises maintained by TLG or its Subsidiaries or are otherwise in the possession of TLG and its Subsidiaries.

4.8. Leases. Section 4.8 of the Disclosure Letter sets forth all leases of real property to which TLG and any of its Subsidiaries are parties, each of which affords TLG or the applicable Subsidiary of TLG valid leasehold interests in such real property, upon the terms and conditions set forth in such Leases, true, complete and correct copies of which have been provided to Purchaser.

4.9. Personal Property.  TLG and each of its Subsidiaries has good and valid record and marketable title to, or a valid leasehold interest in all material Personal Property, free and clear of all Encumbrances.

4.10. Legal Proceedings. Except as set forth in Section 4.10 of the Disclosure Letter, there are no Actions pending or, to Parent’s knowledge, threatened against TLG or any of its Subsidiaries.

4.11. Absence of Certain Changes. Except as expressly contemplated by this Agreement, or except as set forth in Section 4.11 of the Disclosure Letter, from the date of the Balance Sheet, through the Closing Date, neither the Sellers nor Parent shall have:

(a) amended the operating agreement or similar organizational documents of TLG;

(b) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization with respect to the Business of TLG or its Subsidiaries;

(c) (i) issued, sold, transferred or otherwise disposed of any equity interests in TLG or its Subsidiaries, (ii) split, combined, subdivided or reclassified any its equity interests in TLG, or (iii) redeemed, purchased or otherwise acquired any equity interests in TLG or its Subsidiaries;

(d) entered into or consummated any transaction involving the acquisition by TLG or its Subsidiaries (including, by merger, consolidation or acquisition of the business, stock or all or substantially all of the assets or other business combination) of any other Person;

(e) settled any Action involving a payment by TLG or any of its Subsidiaries in excess of $250,000; or

(f) agreed or committed by Contract or otherwise to do any of the foregoing.

4.12. Brokers. Neither TLG nor any of its subsidiaries have incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of the Purchaser, TLG or any of its subsidiaries to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

4.13. Related Party Transactions. Except for the matters disclosed in Section 4.13 of the Disclosure Letter, none of Parent, Morgans Group, any subsidiary of Morgans Group and, to the knowledge of Parent, no other Seller or Affiliate of any other Seller, and to the knowledge of Parent no officer or director (or equivalent) of TLG (or, to the knowledge of Parent, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material asset owned or leased by TLG or used in connection with the Business, or (b) has engaged in any material transaction, arrangement or understanding with TLG since January 1, 2012 (other than payments made to, and other compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business).

4.14. Contracts.

(a) Section 4.14(a)(i) of the Disclosure Letter lists each Contract between TLG or any of its Subsidiaries and Morgans Group or any of its Affiliates, each Contract involving aggregate annual payments to or by TLG or any of its Subsidiaries in excess of $100,000, each Contract involving aggregate payments to or by TLG or any of its Subsidiaries on or after the Closing in excess of $200,000, each Contract pursuant to which TLG or any of its Subsidiaries is subject to ongoing indemnification obligations in excess of $200,000, partnership, limited liability company, joint venture agreements or strategic alliance agreements, each Contract limiting or restraining TLG or any of its Subsidiaries from engaging or competing in any lines or business with any Person or within any geographic area, including each Contract containing exclusivity provisions, Contracts evidencing Indebtedness, including loan agreements, notes, mortgages, indentures, security agreements, letters of credit or other Contracts for the borrowing or lending of money, including any intercompany payables, receivables and loans between TLG or any of its Subsidiaries, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, each Contract or other agreement for the purchase, sale or lease of real property, material licenses or other agreements relating to Intellectual Property (excluding software licenses for generally available

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software, including off-the-shelf desktop software and application software readily substitutable in the operation of the Business of TLG and its Subsidiaries) and each contract the termination or loss of which would be reasonably likely to result in a Material Adverse Effect (collectively, the “Material Contracts”). The Material Contracts are valid, binding and enforceable in all material respects against TLG or its Subsidiaries, as applicable, and each other Person who is a party to such Material Contract, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(b) Except as disclosed in Section 4.14(b) of the Disclosure Letter, no condition exists or event has occurred (or failed to occur) which, along or with the giving of notice, the lapse of time or both would constitute a material default or a claim of excusable delay or non-performance under any of the Material Contracts;

(c) Except as disclosed in Section 4.14(b) of the Disclosure Letter, as of the date hereof, no other party to a Material Contract has given written notice with respect to any actual, alleged or potential violation, breach or default under or any demand for renegotiation or termination with respect to any Material Contract.

(d) Notwithstanding the foregoing and for avoidance of doubt, no representation is made in this Section 4.14 or otherwise in this Agreement with regard to that certain Management Agreement dated December 8, 2011 between LGD Management, LLC and Beach Hotel Associates LLC (the “Delano Agreement”).

4.15. Taxes.

(a) Tax Returns.

i. Except as set forth in Section 4.15(a)(i) of the Disclosure Letter, TLG and all of its Subsidiaries have timely filed (or have had timely filed on their respective behalf) all material Tax Returns that they were required to file or join in filing (taking into account all extensions).

ii. Except as set forth in Section 4.15(a)(ii) of the Disclosure Letter, all Taxes of TLG and its Subsidiaries required to be paid have been timely paid (taking into account all extensions); The Sellers have made available to the Purchaser a true, correct and complete copy of the 2012 and 2013 federal income Tax Returns filed by or with respect to TLG and all of its Subsidiaries.

iii. Parent has not filed a Tax Return with respect to its investment in TLG or any of its Subsidiaries in a manner inconsistent with Schedules K-1, Form 1065 (or any state or local analogue), filed by TLG or any of its Subsidiaries for periods in which Parent owned an interest in TLG or any of its Subsidiaries.

(b) Except as set forth in Section 4.15(b) of the Disclosure Letter, TLG and all of its Subsidiaries have timely withheld and/or paid over all material Taxes required to have been withheld and/or paid over in connection with any amount accrued, paid, or otherwise required to be withheld with respect to any employee, independent contractor, creditor, or other person.

(c) Except as set forth in Section 4.15(c) of the Disclosure Letter, there are no ongoing, pending (to Parent’s knowledge), or threatened in writing Tax Disputes with respect to TLG or any of its Subsidiaries (or for which TLG or any of its Subsidiaries could be liable).

(d) Except as set forth in Section 4.15(d) of the Disclosure Letter, there are no Encumbrances with respect to Taxes upon any asset of TLG (including an interest in any of their Subsidiaries), in each case, that are not overdue by more than thirty (30) days or are being contested in good faith by appropriate proceedings with appropriate reserves established.

(e) Except as set forth in Section 4.15(e) of the Disclosure Letter, none of TLG or any of its Subsidiaries has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency the effect of which is to extend the statute of limitations or time with respect to which a Tax assessment or deficiency may be imposed or asserted to a date after the date hereof (other than in the case of an extension of time to file a Tax Return).

(f) None of the Sellers is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(g) TLG is classified as a partnership for U.S. federal income tax purposes. To the knowledge of Parent, each Subsidiary of TLG is classified as a disregarded entity for U.S. federal income tax purposes.

(h) Except as set forth in Section 4.15(h) of the Disclosure Letter, none of TLG or any of its Subsidiaries is party to, or is otherwise bound by or could be obligated under, any written agreement or arrangement relating to the apportionment, sharing, deferral, indemnification, assignment, assumption, or allocation of Taxes other than any agreement or arrangement the primary purpose of which is not the allocation or payment of a Tax liability.

(i) None of TLG or any of its Subsidiaries has any liability for Taxes of another person as a transferee or successor.

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(j) The parties acknowledge that the Sellers make no representations or warranties for (i) taxable periods or portions thereof commencing after the Closing Date or (ii) with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute, method of Tax accounting, or similar item. The provisions of this Section 4.15 constitute the sole and exclusive representations and warranties with respect to Taxes, Tax Returns and other Tax matters.

4.16. Compliance with Applicable Law. Except as set forth in Section 4.16 of the Disclosure Letter, TLG and each of its Subsidiaries is, and since January 1, 2012 has operated, in compliance with Applicable Law, except for such failures to operate in compliance as would not, or did not (in the case of failures that have been remedied), result in the imposition of a material restriction on the ability of TLG or any of its Subsidiaries to conduct its respective Business in the Ordinary Course of Business. Except as set forth in Section 4.16 of the Disclosure Letter, since January 1, 2012, neither TLG nor any of its Subsidiaries has given to any Governmental Entity, or received from any Governmental Entity, any written correspondence or other written notice expressly admitting to or alleging or claiming any actual, alleged or potential violation of Applicable Law, except for such violation as would not result in the imposition of a material restriction on the ability of TLG or the Subsidiaries to conduct their respective Businesses in the Ordinary Course of Business. All reports and returns required to be filed by TLG or its Subsidiaries with any Governmental Entity relating to their Business have been filed and all Permits that are required in connection with their Business have been obtained, except where the failure to file such reports or obtain such permits would not result in the imposition of a material restriction on the ability of TLG or its Subsidiaries to conduct their Business in the Ordinary Course of Business. All Permits of TLG and its Subsidiaries necessary to operate the Business in the Ordinary Course of Business are in full force and effect, except where such failure to obtain or maintain such Permits would not result in the imposition of a material restriction on the ability of TLG and its Subsidiaries to conduct their Business in the Ordinary Course of Business. TLG and its Subsidiaries are in compliance with all such Permits, except where such failure to be in compliance would not result in the imposition of a material restriction on the ability of TLG and its Subsidiaries to conduct their Business in the Ordinary Course of Business and, to the knowledge of Parent, TLG and its Subsidiaries have received no written correspondence or other notice that proceedings for the suspension or cancellation of any material Permit is pending or that TLG and the Subsidiaries are in violation of any Permit.

4.17. Employees.

(a) Section 4.17(a) of the Disclosure Letter sets forth a true, correct and complete list of all officers, directors, managers and key managerial level employees (in the case of key managerial level employees, only those employees who individually earn cash compensation of at least $100,000 on an annualized basis) (the “Key Management Employees”) of TLG and any Subsidiary, specifying as of November 1, 2014, as applicable, their position, current salary or wage rates, and, with respect to 2013, total cash compensation for such year (only with respect to those employees who individually earned cash compensation of at least $100,000 in 2013), and a list of all members of the board of directors, board of managers or similar governing bodies (as applicable) of TLG and each Subsidiary.

(b) Except as set forth in Section 4.17(b) of the Disclosure Letter, and other than with respect to any Collective Bargaining Agreements or any employee benefit plans maintained, established, sponsored or contributed to pursuant to a Collective Bargaining Agreement (the “Union Plans”), neither TLG nor any of its Subsidiaries is a party to or bound by any Contracts, consulting agreements or termination or severance agreements in respect of any Key Management Employee, individual consultant or individual independent contractor of TLG or any of its Subsidiaries, in each case, involving amounts in excess of $100,000, or $250,000 in the aggregate, which contract or agreement may not be terminated by TLG or the applicable Subsidiary on less than sixty (60) days’ notice without cost.

(c) Section 4.17(c) of the Disclosure Letter sets forth a list of all Collective Bargaining Agreements governing the terms and conditions of employment of employees of TLG and its Subsidiaries, true, correct and complete copies of which have heretofore been made available to Purchaser. Except as described in Section 4.17(b) of the Disclosure Letter, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there has been no work stoppage due to labor disagreements experienced by TLG or any of its Subsidiaries in the past twelve (12) months; (ii) no written notice has been received by TLG or any of its Subsidiaries from any Governmental Entity in the past twelve (12) months alleging or claiming any unfair labor practice or filing a complaint against TLG or any of its Subsidiaries which is currently pending before any Governmental Entity with respect to the employees of TLG or any of its Subsidiaries; (iii) no arbitration proceeding arising under any Collective Bargaining Agreement (other than proceedings arising in connection with individual employee grievance procedures) is pending against TLG or any of its Subsidiaries; and (iv) there is no labor strike, slowdown, work stoppage, lockout, group arbitration, or other similarly scaled labor dispute involving any of the employees of TLG or any of its Subsidiaries actually pending or threatened in writing. Neither TLG nor any of its Subsidiaries is engaged in any unfair labor practice.

(d) Except as set forth in Section 4.17(c) of the Disclosure Letter, TLG and each of its Subsidiaries is in compliance with Applicable Law relating to the employment of employees, including Applicable Law relating to wages, hours, social security obligations, “mass layoff” or “plant closing” laws, collective bargaining, employment discrimination, occupational health and safety, workers’ compensation, immigration and worker classification.

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4.18. Employee Benefit Plans.

(a) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, as applicable, from the IRS regarding such qualified status, has not been operated or amended in a way that would reasonably be expected to adversely affect its qualified status.

(b) No member of the ERISA Group has or is reasonably expected to have any liability under Title IV of ERISA.

(c) Each Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in all respects in accordance with each of the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(d) All contributions to, and premium payments on account of, each Benefit Plan and Union Plan required to be made by TLG or any of its Subsidiaries have been made on a timely basis.

(e) Except as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Benefit Plan provides health benefits or life or disability insurance coverage following retirement or other termination of employment.

(f) No Benefit Plan fiduciary nor any Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any non-exempt “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) and there has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to any Benefit Plan, in each case that would be reasonably expected to result in liability to TLG or a Subsidiary of TLG.

(g) There is no pending or, to Parent’s Knowledge, threatened legal action, proceeding or investigation against or involving any Benefit Plan.

(h) All individuals performing services or who have performed services for TLG or a Subsidiary of TLG and are or were treated as independent contractors have been appropriately classified as such under all applicable legal requirements.

(i) Except as set forth in Section 4.18 of the Disclosure Letter, none of TLG or any of its Subsidiaries has entered into any contractual obligation which obligates TLG or any of its Subsidiaries to pay any retention bonuses or otherwise committed to pay any retention bonuses.

(j) The consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Purchaser following the Closing, will not (i) entitle any current or former employee of TLG or any of its Subsidiaries to severance pay, termination benefits, or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of TLG or its Subsidiaries, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(k) Each Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code, is in compliance with Section 409A of the Code in effect from time to time.

4.19. Intellectual Property Matters.

(a) Section 4.19(a) of the Disclosure Letter sets forth the Intellectual Property used in the Business that, to Parent’s knowledge, is not owned by TLG or its Subsidiaries.

(b) TLG and/or one of its Subsidiaries owns all of the Intellectual Property listed on Section 4.19(b) of the Disclosure Letter, free and clear of all Encumbrances.

(c) Neither the validity nor the rights of TLG and its applicable Subsidiaries to use the Intellectual Property used by TLG and its Subsidiaries are being contested in any Action, nor, to Parent’s knowledge, has any such Action been threatened. Neither TLG nor any of its Subsidiaries has given or received any written correspondence with respect to any actual, alleged or potential infringement of any Intellectual Property used by TLG and its Subsidiaries.

4.20. Insurance. Section 4.20 of the Disclosure Letter sets forth a true, correct and complete list of all material insurance policies and bonds carried by or for the benefit of TLG and its Subsidiaries or with respect to which TLG or any of its Subsidiaries is a named insured (the “Insurance Policies”), specifying the insurer, amount of and nature of coverage (including a description of whether such policies are “claims made” or “occurrence based” policies) and the date through which coverage will continue by virtue of premiums already paid. True, correct and complete copies of all Insurance Policies have been delivered to Purchaser. All Insurance Policies listed in Section 4.20 of the Disclosure Letter are in full force and effect and all insurance premiums due thereon have been paid in full when due, except as would not have a Material Adverse Effect. No written notice of cancellation or termination of any Insurance Policy has been issued or received by any Seller, TLG or any Subsidiary. Except as set forth in Section 4.20 of the Disclosure Letter, the insurers under the Insurance Policies have not issued any written notice expressly denying liability for any Action and there exist no material claims that have not been timely submitted by TLG or any Subsidiary to its insurers. TLG and the Subsidiaries have not reached or exceeded their aggregate policy limit for any insurance policies in effect at any time during the past three (3) years. The representations made in this Section 4.20 are each qualified in all respects by any disclosures set forth in Section 4.20 of the Disclosure Letter.

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4.21. Ethical Practices.  None of the Sellers, nor TLG or any Subsidiary of TLG, nor, to the knowledge of Parent, any Representative acting on behalf of any Seller, TLG or any Subsidiary has unlawfully offered or given on its behalf, anything of value to: (a) any official, member, employer or customer of a Governmental Entity, any political party or official thereof, or any candidate for political office; or (b) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office, in each case, for the purpose of the following: (i) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist any Seller, TLG or any Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; (iii) securing any improper advantage; (iv) where such payment is or was contingent upon the issuance, amendment, renewal or other action with respect to any Permit or Contract or that would otherwise be in violation of any Applicable Law; or (v) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any Seller, TLG or any Subsidiary of TLG in obtaining or retaining business for, or with, or directing business to, any Person, in each case in violation of Applicable Law.

4.22. Bank Accounts.  Section 4.22 of the Disclosure Letter sets forth, with respect to each account maintained by or for the benefit of TLG or any of its Subsidiaries at any bank or other financial institution: (a) the name of the institution at which such account is maintained, (b) the name in which such account is maintained, and (c) the account number of such account.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers represents and warrants to the Purchaser, as of the date of this Agreement, solely as to itself and not to any other Seller, as follows:

5.1. Entity Status.  Such Seller is duly organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and each has all requisite corporate or other power and authority to carry on its business as it is now being conducted.

5.2. Authorization; Noncontravention.

(a) Authorization. Such Seller has all necessary entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by each other party thereto) constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. Except as set forth in Section 5.2(b) of the Disclosure Letter, the execution, delivery and performance by such Seller of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, result the creation of any Encumbrance upon the TLG Interests of such Seller, nor conflict with, or result in any default under, any provision of (i) any Material Contract to which the Seller is a party or by which any of the Seller’s assets (excluding TLG and its Subsidiaries) are bound, or (ii) any Applicable Law, Judgment or Governmental Authorization, in each case applicable to such Seller, other than, any such conflicts or defaults that would not reasonably be expected to materially impair or delay the ability of such Seller to perform such Seller’s obligations under this or carry out the Transactions in accordance with the terms hereof. No Governmental Authorization, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement, except for such Governmental Authorizations, orders, authorizations, registrations, qualifications, declarations, filings and notices, the failure of which to be obtained or made would not materially impair such Seller’s ability to perform its obligations under this Agreement or consummate the Transactions.

5.3. Title.  Except as expressly set forth in the TLG LLC Agreement, such Seller is directly or indirectly the record and beneficial owner of the outstanding membership interests of TLG as set forth opposite such Seller’s name on Schedule 1.1(a) under the appropriate heading of Schedule 1.1(a), which collectively constitute all of the Transferred, and such Seller has good and marketable title to its membership interests of TLG, free and clear of all Encumbrances, (b) such Seller has full right, power and authority to transfer and deliver to Purchaser valid title to the Transferred Interests held by such Seller, free and clear of all Encumbrances, and (c) except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has granted any option, warrant or other right to any person to acquire any portion of its equity interests.

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5.4. Brokers.  Such Seller has not incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of TLG, any of TLG’s subsidiaries or the Purchaser to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers, as of the date of this Agreement, as follows:

6.1. Entity Status.  The Purchaser is duly organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and has all the requisite power and authority to carry out its business as it is now being conducted, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power, authority or qualification.

6.2. Authorization; Noncontravention.

(a) Authorization. The Purchaser has all necessary entity power and authority (if applicable) to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the Transactions has been duly and validly authorized by all necessary entity action, and no other entity proceedings on the part of the Purchaser is necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers) constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. The execution, delivery and performance by the Purchaser of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not conflict with or result in any default under, any provision of (i) the organizational documents of any Purchaser Party, (ii) any material contract to which the Purchaser is a party or by which any of the Purchaser’s assets are bound, or (iii) any Applicable Law, Judgment or Governmental Authorization, in each case applicable to the Purchaser, other than, in the case of clauses (ii) and (iii), any such conflicts or defaults that would not reasonably be expected to materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement or carry out the Transactions in accordance with the terms hereof. No Governmental Authorization, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement, except for such Governmental Authorizations, orders, authorizations, registrations, qualifications, declarations, filings and notices, the failure of which to be obtained or made would not materially impair the Purchaser’s ability to perform its obligations under this Agreement or consummate the Transactions.

6.3. Foreign Status.  The Purchaser is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

6.4. Brokers.  The Purchaser has not incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of the Sellers or any of their Affiliates to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1. Drag-Along.  Morgans Group, as of the date of this Agreement, shall exercise its applicable rights under Section 13.3 of the TLG LLC Agreement (the “Drag-Along Rights”), and shall take all necessary actions to cause each of TEJ and GGH to, prior to the Closing, (a) become party to this Agreement by executing and delivering a Joinder Agreement prior to the Closing, (b) sell their interests pursuant to the exercise of the Drag Along Rights, or (c) sell their interests to Morgans Group or the Managing Member pursuant to the exercise of the “Put Rights” under Section 13.3(g) and Section 13.5 of the TLG LLC Agreement (the “Put Rights”). To the extent that TEJ and/or GGH execute and deliver a Joinder Agreement, TEJ and/or GGH shall become a Seller party hereto and will thereafter be bound by all terms of this Agreement with the same effect as if such Member were a party hereto on the date hereof.

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For avoidance of doubt, neither TEJ nor GGH shall be a “Seller” under this Agreement unless and until either or both have executed a Joinder Agreement (if ever).

7.2. Further Assurances.  The Sellers, on the one hand, and the Purchaser, on the other hand, shall use their commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the Transactions, including, following the Closing, the delivery by each Seller to the Purchaser of all books and records of TLG and its subsidiaries in the possession of such Seller and its subsidiaries, subject to such Seller’s right to maintain copies of such books and records as are necessary or appropriate for such Seller’s ongoing recordkeeping.

7.3. Operation of the Business.  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE X, without the prior written consent of Purchaser, and except to the extent described on Schedule 7.3, the Sellers shall use their reasonable best efforts to, and shall cause TLG and its subsidiaries to use their reasonable best efforts to (x) conduct the Business only in the Ordinary Course of Business in accordance with all Applicable Law, (y) maintain and preserve intact TLG’s current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of TLG’s employees, customers, lenders, suppliers, regulators and others having relationships with the Business, and (z) consult with the Purchaser prior to taking any action or entering into any transaction that may be of strategic importance to TLG and its subsidiaries taken as a whole. Without limiting the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Purchaser, and except as set forth on Schedule 7.3, the Sellers shall use their reasonable best efforts to, and shall cause TLG and its subsidiaries to use their reasonable best efforts to:

(a) preserve and maintain all Permits (including liquor licenses) that are materially necessary for the conduct of the Business as currently conducted or the ownership and use of the assets of TLG and its Subsidiaries;

(b) pay all Indebtedness of the Business and TLG and its Subsidiaries when due;

(c) continue to collect accounts receivable in a manner materially consistent with past practice, without discounting such accounts receivable (other than in the Ordinary Course of Business;

(d) maintain the properties and assets of the Business and TLG and its subsidiaries in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies;

(f) defend and protect the properties and assets of the Business and TLG and its subsidiaries from infringement or usurpation;

(g) perform all of their material obligations under all material Contracts, provided that nothing in this Section 7.3 shall require the Sellers, TLG or its Subsidiaries to take actions or efforts outside the Ordinary Course of Business to meet any performance thresholds set forth in any material Contract;

(h) maintain the books and records of the Business and TLG and its subsidiaries materially accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the assets of the Business and TLG and its subsidiaries;

(j) not take or permit any action that would cause any of the changes, events or conditions described in Sections 4.6 and 4.11 to occur;

(k) not directly or indirectly, do any of the following, except as expressly contemplated by this Agreement (including Section 7.1):

i. sell, transfer, license, pledge, dispose of or subject to any Encumbrance any material assets of the Business and TLG and its Subsidiaries;

ii. amend or propose to amend TLG or any of its Subsidiaries’ certificate of formation or limited liability company agreement or comparable organizational documents, other than non-material ministerial amendments, or enter into any new limited liability company agreement or comparable organizational documents with respect to any Subsidiary which does not currently have a limited liability company agreement or comparable organizational documents (including El Sushito, LLC);

iii. split, combine or reclassify any outstanding shares of TLG or any of its subsidiaries equity interests, effect a recapitalization or similar event or accelerate the vesting of any options, restricted stock, stock appreciation rights or similar rights;

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iv. issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, or dispose of (A) any of the TLG Interests or equity interests of any of TLG’s subsidiaries, (B) any bonds, debentures, notes or other Material Indebtedness of TLG or any of its subsidiaries, (C) any securities convertible into or exchangeable for, or any options, warrants or rights of any kind to acquire any of the TLG Interests or equity interests of any of TLG’s subsidiaries, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, in each case, in TLG or any of its subsidiaries;

v. directly or indirectly acquire (by merger, consolidation, acquisition of stock or assets or otherwise) (A) any Person or any business or division of any Person, (B) any capital stock or other equity interests of any Person, (C) any bonds, debentures, notes or other Material Indebtedness of any Person, (D) any securities convertible into or exchangeable for, or any options, warrants, or rights of any kind to acquire, any capital stock or other equity interests of any Person or any voting securities or convertible or exchangeable securities, or (E) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, in each case, in any Person;

vi. create, incur, assume or guarantee any Material Indebtedness to any Person or issue any debt securities;

vii. fail to timely pay any Indebtedness when due (other than those disputed in good faith);

viii. other than with respect to a wholly owned subsidiary of TLG, (A) make or commit to make any investments in or capital contributions to (including with respect to El Sushito, LLC), or loans or advances to, any Person (other than intercompany Indebtedness or loans or advances made in the Ordinary Course of Business in connection with an employment or consulting relationship with TLG or its subsidiaries) or (B) forgive or discharge in whole or in part any outstanding loans or advances to other Persons;

ix. enter into or make a binding proposal to enter into any Contract that would constitute a Material Contract;

x. terminate, modify or amend in any material respect any Material Contract, or assign, waive, release, or relinquish any material rights or benefits under any Material Contract;

xi. enter into any agreement, arrangement or obligation between TLG or any of its subsidiaries, on the one hand, and any of Sellers or any of their Affiliates, on the other hand;

xii. purchase or otherwise acquire any assets, except in the Ordinary Course of Business, in excess of $100,000 in the aggregate;

xiii. dissolve, create any subsidiary of TLG or any of its subsidiaries, effect a reorganization or liquidation of any kind or otherwise alter any of TLG or any of its subsidiaries’ existence;

xiv. other than as required under any Collective Bargaining Agreements, Union Plans or existing Contracts: (A) take any action to materially increase the compensation under any Benefit Plan to, any directors, officers, employees or consultants of TLG or any of its subsidiaries; (B) institute, alter or terminate any severance or termination pay practices in any material respect with respect to any directors, officers, employees or consultants of TLG or any of its subsidiaries; (C) alter any material benefits payable under TLG or any of its subsidiaries severance or termination pay practices in respect of any Benefit Plan; or (D) otherwise amend or create any material obligations under any Benefit Plan with respect to compensation, severance or benefits to any director, officer, employee or consultant of TLG or any of its subsidiaries;

xv. make or commit to make any capital expenditures or capital commitments in excess of $100,000 in the aggregate;

xvi.(A) change any material Tax election, or change any method of Tax accounting; (B) enter into, or commence negotiations regarding, any material closing, settlement, or other agreement with any Governmental Authority relating to Taxes; (C) agree to extend or waive any period of adjustment, assessment, or collection of Taxes (other than in the ordinary course of business), or issue a power of attorney with respect to Taxes; (D) apply for or otherwise request or seek any ruling from or agreement with a Governmental Authority relating to Taxes; or (E) file any Tax Return in a manner inconsistent with past practice (except as may be required under Applicable Law;

xvii. make any changes to the accounting methods, principles or practices of TLG or any of its subsidiaries except as required by GAAP;

xviii. pay, discharge or satisfy any material claims, liabilities or obligations involving amounts in excess of $100,000, or fail to pay or otherwise satisfy any material accounts payable, liabilities or obligations when due and payable involving amounts in excess of $100,000, in each case, other than those disputed in good faith;

xix. accelerate, beyond the normal collection cycle, collection of any material accounts receivable;

xx. settle or agree to settle any material litigation, action, suit or other proceeding relating to TLG or any of its subsidiaries;

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xxi. enter into any new line of business;

xxii. terminate the coverage of any material policies of title, liability, fire, workers’ compensation, property or any other form of insurance maintained by or for the benefit of any of TLG or any of its subsidiaries, except where such terminated coverage is replaced by comparable coverage;

xxiii. enter into any agreement with respect to any of the matters set forth in this Section 7.3(k).

Notwithstanding the foregoing or anything else in this Agreement, Parent, Sellers, TLG and TLG’s Subsidiaries shall be permitted to (i) assign, terminate or waive any term of the Delano Agreement and (ii) make distributions of available cash prior to the Closing to the equityholders of TLG in accordance with the provisions of the TLG LLC Agreement; in each case, without any consent of Purchaser; and provided that no such action or failure to act by Parent, Sellers, TLG or TLG’s Subsidiaries under subsection (i) above shall cause any Losses to Purchaser, or to the Business, TLG, or its Subsidiaries for which Purchaser would be harmed directly or indirectly upon acquisition of the Transferred Interests; without any liability, including under ARTICLE XI (other than Losses following directly and predictably from the termination of the Delano Agreement, such as loss of revenue from the Delano Agreement).

7.4. Access to Premises; Transition.  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE X, the Sellers shall cause TLG and its Subsidiaries to (i) permit the Purchaser and its representatives to have reasonable access (at reasonable times and upon reasonable notice) to all representatives of TLG and its subsidiaries and all premises, properties, books, records, financial information, Contracts, documents, and to make copies of such books and records as the Purchaser or its representatives may reasonably request and (ii) shall, at the request of the Purchaser, cause TLG to use commercially reasonable efforts to hire (at a deminimis salary) or provide access rights to a reasonable designee of the Purchaser to act as an observer of TLG’s operations and to undertake such additional responsibilities or authority as may be mutually agreed from time to time by the Sellers’ Representative and the Purchaser, provided that such designated observer shall not interfere with the operation of Business in its ordinary course. Sellers shall, and shall cause TLG and its subsidiaries to, use commercially reasonable efforts to fully cooperate with the reasonable information requests of Purchaser and its representatives, including furnishing such financial, operating, marketing, employee, legal, regulatory and environmental related data and other information relating to TLG and its subsidiaries as Purchaser reasonably may request,

7.5. Notice of Developments.  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE X, the Sellers shall promptly (and in any event, prior to the Closing) notify the Purchaser in writing upon such Seller becoming aware: (i) that any representation or warranty made by the Sellers in this Agreement was when made, or has subsequently become, untrue or inaccurate, (ii) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the Transactions not to be satisfied, (iii) of the failure of TLG or any such Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by TLG or any such Seller pursuant to this Agreement, (iv) of the commencement of any Action regarding the Transactions, or (v) of any other material development affecting the financial condition, operations or prospects of TLG. The delivery of any notice pursuant to this Section 7.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or otherwise limit or affect the rights of, or the remedies available to, the Purchaser.

7.6. Taxes.

(a) The Purchaser, on the one hand, and the Sellers (severally and not jointly, each in accordance with its Pro Rata Percentage), on the other hand, will each be responsible for fifty percent (50%) of all transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges, if any (together with any interest or penalty, addition to tax or additional amount) (together, “Transfer Taxes”), incurred or payable in connection with the consummation of the transfer of the TLG Interests. The Purchaser and the Sellers’ Representative shall cooperate in preparing and duly and timely filing all Tax Returns required to be filed with respect to Transfer Taxes.

(b) The parties agree and acknowledge that the Transactions shall result in a termination of TLG for purposes of Section 708(b)(1) of the Code. Further, after the Closing, the parties shall not treat any Seller as a partner in TLG for U.S. federal income tax purposes solely as a result of holding its applicable Option Rights. The Sellers’ Representative shall prepare and duly and timely file (with the reasonable cooperation of Purchaser) all Tax Returns of TLG and its Subsidiaries that are required to be filed after the Closing Date for any taxable period ending on or before the Closing Date (including, as applicable, any statement described in Treasury Regulations Section 1.743-1(k) and any similar statement), collectively, “TLG Returns”); provided, that if the Closing Date is during the year 2015, the out-of-pocket expenses of the Seller’s Representative in preparing the TLG Returns for the 2015 tax year shall be shared one-half by the Sellers in accordance with their Pro Rata Percentages and one-half by the Purchaser. Not later than thirty (30) days prior to the due date for filing a TLG Return, the Sellers’ Representative shall provide the Purchaser with a copy of

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such TLG Return for review. The Sellers’ Representative shall consider in good faith any comments of Purchaser received not later than ten (10) days prior to the due date for filing such TLG Return and shall also make such changes to such TLG Return as are required by Applicable Law. If applicable, the Sellers’ Representative will consent to the request of the Purchaser to make a Code Section 754 election with respect to TLG for the taxable year of TLG ending on the Closing Date. No TLG Returns or returns described in Section 7.6(a) may be amended without the consent of the Sellers’ Representative.

(c) The Purchaser and the Sellers will allocate the Purchase Price (as adjusted for Tax purposes, including accounting for all assumed liabilities and non-cash consideration) for Tax purposes (including, as applicable, any statement described in Treasury Regulations Section 1.743-1(k) and any similar statement) among the assets of the Company (or the applicable portion of the assets) in accordance with Section 1060 of the Code or as otherwise required by Applicable Law. No later than sixty (60) days after the Closing Date, the Sellers’ Representative shall deliver a proposed allocation of the Purchase Price (as adjusted for Tax purposes, including accounting for all assumed liabilities and non-cash consideration) (“Sellers’ Proposed Allocation”) to the Purchaser. The Purchaser shall have thirty (30) days to dispute the Seller’s Proposed Allocation by providing an alternate proposed allocation (“Purchaser’s Proposed Allocation”) to the Sellers’ Representative in writing. If the Purchaser fails to timely deliver a Purchaser’s Proposed Allocation, the Seller’s Proposed Allocation shall be deemed acceptable to the Purchaser, final and agreed upon. If the Purchaser timely provides a Purchaser’s Proposed Allocation, differences in classes of assets between the Sellers’ Proposed Allocation and the Purchaser’s Proposed Allocation shall be considered in dispute, and all other allocation matters shall be deemed to have been agreed upon. The Sellers’ Representative and the Purchaser shall endeavor in good faith to resolve any disputed matters of allocation within thirty (30) days after receipt by the Sellers’ Representative of the Purchaser’s Proposed Allocation. If the Sellers’ Representative and the Purchaser are unable to resolve the disputed allocation matters within the thirty (30) day period described in the preceding sentence, the Sellers’ Representative and the Purchaser shall engage the Accounting Firm for binding arbitration of the disputed matters only, with the costs of the Accounting Firm borne equally by the Purchaser and the Sellers. In performing its review, the Accounting Firm (i) shall, before reaching its decision, review any written presentations made by the Sellers’ Representative and the Purchaser and, if either the Sellers’ Representative or the Purchaser requests, their respective representatives, and thereafter, have at least one meeting with the Sellers’ Representative and the Purchaser and, if either the Sellers’ Representative or the Purchaser requests, their respective representatives, (ii) shall determine only those differences in the Sellers’ Proposed Allocation and the Purchaser’s Proposed Allocation, and no other issue, and (iii) shall determine the allocation to be used by the Purchase and the Sellers (such allocation, whether determined by agreement or by the Accounting Firm, the “Tax Allocation”). The Accounting Firm shall be required to deliver to the Sellers’ Representative and the Purchaser, as promptly as practicable, but no later than thirty (30) calendar days after the Accounting Firm is engaged, a written report setting forth the Tax Allocation. Upon delivery of the Accounting Firm’s report, such report and the Tax Allocation set forth therein shall be final, conclusive and binding upon the Sellers and the Purchaser absent manifest error. The Purchaser and the Sellers covenant and agree (A) to report for Tax purposes the allocation of the Purchase Price (as adjusted for Tax purposes, including accounting for all assumed liabilities and non-cash consideration) among such interests and assets in a manner consistent with the Tax Allocation, as it may be amended upon any adjustment to the calculation of the Purchase Price (as adjusted for Tax purposes, including accounting for all assumed liabilities and non-cash consideration) for Tax purposes, or upon agreement of the Sellers’ Representative and the Purchaser, (B) that the Purchaser and the Sellers will cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such Tax Allocation and will take no position inconsistent with such Tax Allocation in the filing of any Tax Return, except upon a final determination by an applicable Taxing Authority, and (C) that the Purchaser and the Sellers will use commercially reasonable efforts to advise each other regarding the existence of any Tax audit, controversy or litigation related to such Tax Allocation. The Purchaser and the Sellers agree that, unless mutually agreed by the Sellers’ Representative and the Purchaser in writing and except upon a final determination to the contrary by an applicable Taxing Authority, the Purchaser and the Sellers shall each value the Option Rights (collectively) at $1.00 for Tax purposes.

7.7. Publicity.  Unless otherwise required by Applicable Law (including securities laws) or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions, neither Purchaser nor the Sellers shall make any public announcement or disclosure (including any general announcement to employees, customers or suppliers) in respect of this Agreement or the Transactions without the prior written consent of the other party.

7.8. Notices, Consents and Approvals.  Sellers and Purchaser shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Transaction. Subject to the terms and conditions of this Agreement, Sellers and Purchaser shall use commercially reasonable efforts to take or cause to be taken all action and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the Transaction including using commercially reasonable efforts to (a) promptly prepare and file all necessary documentation, (b) effect all necessary applications, notices, petitions and filings and execute all agreements and documents and (c) obtain all necessary consents, waivers, approvals and authorizations of all Governmental Authorities and other Persons necessary or advisable to consummate the Transaction, including all approvals required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, Contract, lease, warranty or other instrument to which any of the Sellers, Purchaser, TLG or any of its subsidiaries is a party or by which any of them is bound.

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7.9. Confidentiality.  The Parent and each Seller shall, and shall cause their Affiliates to, treat and hold as confidential all confidential or proprietary information or data in the direct possession of Parent or such Seller and relating to TLG and its Subsidiaries for a period commencing on the date of this Agreement and continuing for so long as such information or data constitutes confidential or proprietary information (the “Proprietary Information”). In the event Parent or any Seller or any Affiliate of Parent or a Seller is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Proprietary Information, Parent or such Seller (as applicable) shall notify Purchaser promptly of the request or requirement so that Purchaser may seek, at its sole cost and expense, an appropriate protective order or waive compliance with this Section 7.9. If, in the absence of a protective order or receipt of a waiver hereunder, Parent or any Seller or any Affiliate of Parent or a Seller is, on the advice of counsel, compelled to disclose such Proprietary Information, such Person may so disclose such Proprietary Information; provided, that such disclosing Seller or its Affiliate shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Proprietary Information. From and after the Closing, each of Parent and each Sellers and their Affiliates, shall cease all use of the Proprietary Information. Notwithstanding the foregoing, the provisions of this Section 7.9 shall not apply to information that (i) is or becomes publicly available other than as a result of a disclosure by any of Parent, any Seller or any Affiliate of Parent of a Seller, or (ii) is or becomes available to any Seller or any Affiliate of a Seller on a non-confidential basis from a source that, to such Person’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Nothing in this Section 7.9 or elsewhere in this Agreement shall limit, prevent or condition the right of Parent or the Sellers to make use of any information relating to the Delano Agreement or the arrangements contemplated thereby. For the purposes of this Section 7.9, the actions or omissions of Andy Masi shall not be imputed to Parent or Morgans Group; provided, however, that upon the request of Purchaser, Morgans Group and its Affiliates shall take all actions reasonably necessary to enforce any and all rights and remedies Morgans Group or its Affiliates may have in connection with the actions or omissions of Andy Masi that would cause or result in a breach under this Section 7.9.

7.10. Notification of Certain Matters.  From the date of this Agreement until the Closing Date, Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of any written notice or other written communication received by such Party from any Governmental Authority in connection with the Transaction or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction. In addition, from the date hereof to the Closing, each of Purchaser and Sellers shall give prompt notice to the other Party upon first becoming aware of any event, change, effect or circumstance that is reasonably likely to prevent or delay the satisfaction of the conditions to the Closing under this Agreement.

7.11. Non-Solicitation of Employees. For a period of five (5) years from and after the Closing Date, no Seller shall, without the prior written approval of Purchaser, hire or solicit any individual who is an employee of TLG or any of its Subsidiaries as of the date hereof or as of the Closing Date, to terminate his or her employment relationship with Purchaser, any of its Affiliates, TLG or any of its Subsidiaries. The foregoing shall not be violated by (a) general advertising not specifically targeted at the prohibited group, (b) providing upon request of an employee or a former employee a reference to any entity with which such Seller is not affiliated so long as such Seller is not initially identifying the individual to said entity, (c) solicitations conducted by an entity that is acquired by or merged with an Affiliate of a Seller so long as such solicitations were conducted prior to the date of such acquisition or merger, or (d) hiring or solicitation by any Seller of any individual whose employment with TLG or any of its Subsidiaries shall have been terminated, so long as such Seller is not otherwise in breach of the terms of this Section 7.11. Nothing in this Section 7.11 shall restrict the activities of any Seller with respect to employees of TLG or its Affiliates who were primarily involved in the services or arrangements provided under the Delano Agreement.

7.12. Put Right Consideration.  Prior to and following the Closing, the Purchaser shall take all actions reasonably necessary to provide the Sellers’ Representative with full authority and discretion to negotiate with GGH (or an Affiliate thereof) and TEJ (or an Affiliate thereof) to fully resolve the terms and conditions of the Put Rights, if exercised, pursuant to Section 13.5 of the TLG LLC Agreement. Purchaser shall not take any action to cause undue interference with Sellers Representatives obligations under this Section 7.12 or which would materially interfere with the full discretion granted to the Sellers’ Representative to resolve the Put Rights.

7.13. Licenses. From the date of this Agreement until the Closing or termination of this Agreement, Purchaser shall use its reasonable best efforts to obtain the Permits and Governmental Authorizations set forth on Schedule 8.6 on or before the Closing Date.

7.14. Mandalay Bay Management Agreements. Morgans Group owns and controls MB\RS Las Vegas LLC and MB\CG Las Vegas LLC (collectively, “MB Tenants”). MB Tenants are parties to those certain management agreements (the “MB Management Agreements”) with MB Venues LLC and MB\RS Venues LLC (collectively, “Operators”) for the venues at Mandalay Bay Resort and Casino known as Citizens, Red Square, and Kumi (the “MB Venues”). Each of the MB Management Agreements provides the applicable MB Tenant the right to terminate such MB Management Agreement in the event Andrew Sasson, Andy Masi, or such other individual as is designated as “OPERATOR’s Representative” in such MB Management Agreement, is not employed by or under contract to the applicable Operator of such MB Venue. Morgans Group covenants not to, and shall cause MB Tenants not to,

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exercise any of their rights to terminate any of the MB Management Agreements in the event Andrew Sasson or Andy Masi is not employed by or under contract to the applicable Operator of such MB Venue, without the prior written consent of Purchaser. Upon request of Purchaser following the Closing, Morgans Group covenants to, and shall cause MB Tenants to, recognize Neil Moffitt and Nick McCabe as OPERATOR’s Representative under each of the MB Management Agreements.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF

THE PURCHASER AT THE CLOSING

The obligation of the Purchaser to consummate the Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Purchaser, of each of the following conditions:

8.1. Representations and Warranties.  The representations and warranties of the Sellers contained in this Agreement will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, except for such inaccuracies as would not give rise to Losses to TLG, its Subsidiaries, or the Purchaser in excess of the Closing Threshold.

8.2. Delivery of Closing Certificates.  Each Seller shall have delivered to the Purchaser a certificate dated as of the Closing Date, signed by an authorized representative of such Seller certifying as to the conditions set forth in Section 8.1 (in each case, solely with respect to those representations, warranties or covenants made by such Seller) and Section 8.5

8.3. Absence of Litigation.  There shall be no Governmental Order in effect restraining, enjoining, prohibiting or which would otherwise prevent consummation of any of the Transactions (including adversely affecting the right of Purchaser to acquire or vote the TLG Interests). No Action brought by a Third Party will be pending which, in the opinion of independent counsel jointly selected and paid by Purchaser and Sellers’ Representative, is reasonably likely to lead to a Governmental Order restraining, enjoining, prohibiting or which would otherwise prevent consummation of any of the Transactions (including adversely affecting the right of Purchaser to acquire or vote the TLG Interests), or rescission of any of the Transactions following their consummation.

8.4. Additional Deliveries.  (a) Each of TEJ and GGH shall have executed joinders to this Agreement as Sellers (whether on their own accord or by the exercise of the Drag-Along Right and related terms of the TLG LLC Agreement, including the permitted use of the power of attorney granted therein) or shall have elected to exercise their Put Rights, (b) the certificates described in Section 3.2(c) shall have been delivered by the Sellers, (c) the TLG Notes shall have been terminated, (d) Purchaser shall have received the deliverables set forth in Section 3.2, and (e) at least twenty one (21) Business Days shall have passed since the date of this Agreement.

8.5. Performance.  Sellers shall have duly performed and complied in all material respects with all material agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except for such failure to perform or breach as shall not result in Losses to TLG, its Subsidiaries, or the Purchaser in excess of the Closing Threshold.

8.6. Consents.  Purchaser shall have received all Permits, Governmental Authorizations, approvals and consents that are necessary for it to conduct the Business as conducted by TLG and its Subsidiaries as of the date of this Agreement set forth on Schedule 8.6.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF

THE SELLERS AT THE CLOSING

The obligations of the Sellers to consummate the Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Sellers’ Representative (who shall act for all the Sellers for such purposes) of each of the following conditions:

9.1. Representations and Warranties.  The representations and warranties contained in ARTICLE VI will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date.

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9.2. Delivery of Closing Certificate.  The Purchaser will have delivered to the Sellers’ Representative a certificate addressed to the Sellers dated as of the Closing Date and signed by a duly authorized representative of the Purchaser certifying as to the conditions set forth in Sections 9.1 and 9.5.

9.3. Additional Deliveries.  (a) The certificate described in Section 3.2(d) shall have been delivered by the Purchaser and (b) at least twenty one (21) Business Days shall have passed since the date of this Agreement.

9.4. Absence of Litigation.  No Action will be pending which seeks a Governmental Order, nor will there be any Governmental Order in effect (a) which would prevent consummation of any of the Transactions or (b) which would result in any of the Transactions being rescinded following consummation.

9.5. Performance.  The Purchaser will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Purchaser at or prior to the Closing.

ARTICLE X

TERMINATION

10.1. Termination of Agreement.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Sellers’ Representative;

(b) by either Purchaser or the Sellers’ Representative if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Transactions has been issued by a Governmental Entity of competent jurisdiction;

(c) by either Purchaser or the Sellers’ Representative if the Closing has not occurred on or before 5:00 p.m., New York time, on March 11, 2015, which date may be extended from time to time by mutual written consent of Purchaser and the Sellers’ Representative (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Purchaser if the failure of Purchaser to fulfill or breach by Purchaser of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Sellers’ Representative if the failure of any Seller to fulfill or breach by any Seller of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time; provided, further, that the right to terminate this Agreement shall not be available to either Purchaser or the Sellers’ Representative if the reason the failure of the Closing to occur by the Termination Date is due to the failure of the conditions set forth in Section 8.3 or Section 9.4, in which case the Termination Date shall be deemed to be extended until, the earlier of, (i) immediately upon the entry of a final, non-appealable Judgment permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and (ii) the date that is twenty (20) Business Days following the date that the conditions set forth in Section 8.3 and Section 9.4 have been met; provided, further, that notwithstanding (i) and (ii) above, the Termination Date shall in no such event extend beyond December 1, 2015; and provided, further, that Purchaser and Seller shall renegotiate the Purchase Price if any Contracts for operation, management or lease of any of the venues listed in Schedule 10.1(c) are terminated (or modified without Seller’s written consent) during the period in which the Termination Date has been extended past June 11, 2015, pursuant to this Section 10.1(c).

(d) by the Sellers’ Representative if any of the representations and warranties of the Purchaser contained in this Agreement fail to be true and correct such that the condition set forth in Section 9.1 would not be satisfied (other than as a result of a material breach by any Seller of any of its obligations under this Agreement) and such failure or breach with respect to any such representation or warranty cannot be cured or, if curable, shall continue unremedied for a period of thirty (30) days after Purchaser has received written notice from the Sellers’ Representative of the occurrence of such failure or breach (provided that in no event shall such thirty (30) day period extend beyond the Termination Date); or

(e) by Purchaser if any of the representations and warranties of any Seller contained in this Agreement fail to be true and correct or Seller fails to perform or satisfy any obligation such that the conditions set forth in Section 8.1 or Section 8.5 would not be satisfied (other than as a result of a material breach by Purchaser of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue uncured for a period of thirty (30) days after the Sellers’ Representative has received written notice from Purchaser of the occurrence of such failure or breach (provided that in no event shall such thirty (30) day period extend beyond the Termination Date).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

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10.2. Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 10.1, this Agreement (other than the provisions of this ARTICLE X and Sections 7.7 (Publicity), 12.10 (Jurisdiction), 12.11 (Governing Law), and 12.12 (Waiver of Jury Trial), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of material breaches under this Agreement by any party prior to such termination.

ARTICLE XI

INDEMNIFICATION

11.1. Indemnification. The representations and warranties, as limited by the provisions of this Section 11.1, contained in this Agreement shall survive the Closing Date for a period of eighteen months except that (i) with respect to claims timely asserted pursuant to this ARTICLE XI, such claims shall survive until the date that they are finally liquidated or otherwise resolved, (ii) the representations and warranties set forth in Section 4.15 (the “Tax Representations”) and Sections 4.10, 4.17, 4.18, and 4.21 shall survive the Closing until the expiration of the applicable statute of limitations with respect to any indemnifiable claim related to the breach of any such representation or warranty, and (iii) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.12, 5.1, 5.2, 5.3, 5.4, 6.1, 6.2, 6.3 and 6.4 (the “Surviving Representations”) shall survive indefinitely.

(a) Subject to the limitations set forth in this Section 11.1, TEJ and GGH shall, severally and not jointly, each in accordance with their respective Pro Rata Percentage, and Morgans Group jointly and severally (with a right of contribution) for the full amount, indemnify, pay and hold TLG, the Purchaser and each of the officers, directors, employees and Affiliates of the Purchaser (the “Purchaser Indemnified Parties”) harmless to the fullest extent permitted by Applicable Law, from and against any and all Losses which may be imposed on, incurred by or asserted against such Purchaser Indemnified Party (other than any Losses taken into account in the calculation of Net Working Capital and other than any Seller Transaction Expenses), in any manner relating to or arising out of (i) the breach of any representation or warranty set forth in ARTICLE IV, (ii) the non-compliance or non-performance of any covenant, obligation or agreement by the Sellers, (iii) the breach of any representation or warranty set forth in ARTICLE V, (iv) any Special Claim (solely to the extent occurring during or attributable to the pre-Closing period), (v) from Section 13.3(g) and Section 13.5 of the TLG LLC Agreement (other than any Losses arising from any breach of the Purchaser of its obligations under Section 7.12), and (vi) any Special Indemnification Claim; provided, however, that (A) any claim by any Purchaser Indemnified Party under clause (i) above shall be made prior to the date on which the applicable representation and warranty expires pursuant to this Section 11.1, that any claim by any Purchaser Indemnified Party under clause (ii) above shall be made within nine months of the time performance of such covenant or agreement is contemplated, that any claims by any Purchaser Indemnified Party under clause (iv) above shall be made within six years of the Closing, and (B) notwithstanding anything to the contrary in this Section 11.1 or otherwise, but subject to the limitations provided in Sections 11.1(c) and 11.1(d), each Seller shall be fully liable (without regard to its Pro Rata Percentage) for any breaches of representations or warranties made by such individual Seller in ARTICLE V and for any breaches of covenants by such Seller caused solely by its own actions or omissions, and no Seller shall be liable under this Section 11.1 or otherwise for the breach of any other Seller of such other Seller’s breaches of representations or warranties made in ARTICLE V, or for the breach of any covenant by any other Seller caused solely by such other Seller’s actions or omissions.

(b) Subject to the limitations set forth in this Section 11.1, the Purchaser hereby agrees to indemnify, pay and hold the Sellers and their respective officers, directors, employees and their respective Affiliates (each, a “Seller Indemnified Party”) harmless to the fullest extent permitted by Applicable Law, from and against any and all Losses which may be imposed on, incurred by, or asserted against such Seller Indemnified Party, in any manner relating to or arising out of (i) the breach by the Purchaser of any representation or warranty set forth in this Agreement or (ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Purchaser contained in this Agreement; provided, however, that any claim by any Seller Indemnified Party under clause (i) above shall be made prior to the date on which the applicable representation and warranty expires pursuant to this Section 11.1 and that any claim by any Seller Indemnified Party under clause (ii) above shall be made within twelve months of the time performance of such covenant or agreement is contemplated.

(c) With respect to any claim by a Purchaser Indemnified Party for indemnification pursuant to Section 11.1(a)(i), (A) a Purchaser Indemnified Party shall only be entitled to indemnification to the extent that, and shall not be entitled to any indemnification until, the aggregate of all amounts subject to indemnification exceeds $360,000 (and then only for the amount by which such Losses exceed that amount) and (B) as to any particular indemnity claim or series of indemnity claims arising out of the same or related facts, events or circumstances, a Purchaser Indemnified Party shall be entitled to seek indemnity for such claim or claims only if such indemnity claim or series of related indemnity claims equals or exceeds $50,000, in which case the Purchaser Indemnified Party shall be entitled to seek indemnity for the full amount of such claim or claims.

(d) Notwithstanding the foregoing, (x) the maximum liability of the Sellers for indemnification claims pursuant to Section 11.1(a) (other than claims pursuant to Section 11.1(a)(ii) for breaches of post-closing covenants only, claims pursuant to Section 11.1(a)(iv), 11.1(a)(v), or 11.1(a)(vi) or claims based on breach of a Surviving Representation or a Tax Representation) shall not exceed $4,320,000, and (y) the maximum liability of the Sellers for indemnification claims under this ARTICLE XI (including

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based on breaches of the Surviving Representations, the Tax Representations, for the breach, non-compliance or non-performance of any post-closing covenant, agreement or obligation of the Sellers contained in this Agreement, or for claims pursuant to Section 11.1(a)(iv), 11.1(a)(v), or 11.1(a)(vi)) shall not exceed the aggregate proceeds actually received by such Seller pursuant to Sections 2.3 and 2.4.

(e) For purposes of determining Losses under this ARTICLE XI, (i) if it is determined that a breach of a representation and warranty has occurred (giving effect to any stated limitations for Material Adverse Effect, materiality or similar qualifiers), then the Purchaser Indemnified Parties shall, subject to the monetary limitations set forth in Sections 11.1(c) and 11.1(d), be entitled to indemnification for the full amount of the Losses arising from such breach without regard to whether and to what extent such Losses would be considered or qualified by “material” or would constitute or be qualified by “Material Adverse Effect” or other similar qualifiers (and shall not increase the scope of the matters for which a representation and warranty is made, including any representations and warranties as to “material Leases,” “Material Indebtedness” and “Material Contracts”) and (ii) the calculation of Losses shall be net of any Tax benefit reasonably expected to be realized directly or indirectly in connection with or as a result of the incurrence of such Losses.

(f) Attorney, consultant, and other professional fees and disbursements incurred by an indemnifying party in connection with this ARTICLE XI must be reasonable.

(g) A party hereto seeking indemnification under this ARTICLE XI (the “Indemnified Party”) with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a Third Party (a “Third-Party Claim”) shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of such Third-Party Claim that might give rise to indemnified liabilities setting forth a description of those elements of such Third-Party Claim of which such Indemnified Party has knowledge; provided that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is actually prejudiced by such delay or failure. The Indemnitor shall have the right at any time during which such Third-Party Claim is pending to select counsel (which counsel shall be reasonably satisfactory to the Indemnified Party) to defend and control the defense thereof and settle any Third-Party Claim for which they are responsible for indemnification hereunder (provided that the Indemnitor will not settle any such Third-Party Claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of or in any way relating to the circumstances involving such Third-Party Claim); so long as in any event the Purchaser shall have stated in a writing delivered to the Indemnified Party that, as between the Indemnitor and the Indemnified Party, the Indemnitor is responsible to the Indemnified Party with respect to such Third Party Claim to the extent and subject to the limitations set forth herein; provided, that if the Indemnitor has reasonably concluded, based on the written advice of counsel, that there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnitor, then the Indemnified Party shall be entitled to retain one separate firm of counsel reasonably acceptable to the Indemnitor, in which case the reasonable fees, disbursements and charges of such counsel will be at the expense of the Indemnitor. The Indemnified Party shall extend reasonable cooperation in connection with any such defense. All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend a matter not inconsistent with this ARTICLE XI) shall be paid to the Indemnified Party, as incurred, upon written notice thereof to the Indemnitor (regardless of whether it is ultimately determined that the Indemnified Party is not entitled to indemnification hereunder; provided that the Indemnitor may require the Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder). To the extent that the undertaking to indemnify, pay and hold harmless set forth herein may be unenforceable because it is violative of any Law or public policy, the Indemnitor shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them.

(h) For the purposes of determining whether any breach of a representation or warranty contained in ARTICLE IV has occurred, solely for the purposes of making a claim for such breach under Section 11.1(a), the representations and warranties shall be read without regard to the disclaimer of Parent’s knowledge including in the introduction to ARTICLE IV; provided, however, that qualifiers as to the knowledge of Parent, Parent’s knowledge or knowing breaches contained within the individual Sections of ARTICLE IV shall be given their full effect.

(i) No party shall have any liability under this ARTICLE XI for any Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if: (i) in the case of a Purchaser Indemnified Party, the Purchaser has actual knowledge (not imputed or constructive knowledge) of such breach prior to or as of the date hereof, or if such a breach, including reasonably detailed information, is specifically disclosed to the Purchaser in writing, prior to or as of the date hereof; provided, any limitations of Sellers’ liability under this clause (i) shall not apply with regard to Special Claims or Special Indemnified Claims; or (ii) in the case of a Seller Indemnified Party, Parent has actual knowledge (not imputed or constructive knowledge) of such breach prior to or as of the date hereof. For purposes of this Section 11.1(i), actual knowledge of the Purchaser means actual knowledge of Nick McCabe, Jan Marks, or Jason Aranas, and “specifically disclosed to the Purchaser in writing” means (1) specifically disclosed to Nick McCabe, Jan Marks, or Jason Aranas in writing (including via electronic communications, such as e-

Equity Purchase Agreement | 27

mail or e-mail attachments) or (2) posted in the Morgan Stanley datasite.merrillcorp.com electronic data room at least forty-eight hours prior to the execution of this Agreement (unless such period is waived in writing by the Purchaser with reasonable specificity).

ARTICLE XII

GENERAL PROVISIONS

12.1. Amendments and Waivers. Without limiting the valid effect of Joinder Agreements entered into in accordance with the terms set forth herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

12.2. Assignment. Without limiting the valid effect of Joinder Agreements entered into in accordance with the terms set forth herein, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 12.2 shall be void.

12.3. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person (including any Affiliate of the Sellers or TLG or any of their respective members, shareholders, partners, directors, employees, officers or creditors or any successor thereto or assign thereof, or any third party claiming by or through any of the foregoing), other than the parties hereto and their permitted assigns, any legal or equitable rights hereunder, except that each Purchaser Indemnified Party is an intended beneficiary of Section 11.1 and may enforce the provisions of such Section directly against the parties with obligations thereunder.

12.4. Provisions Concerning the Sellers’ Representative.

(a) Appointment. Each Seller hereby irrevocably appoints Parent as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement and the Transactions, with full and exclusive power and authority to act on such Seller’s behalf (the “Sellers’ Representative”). The appointment of the Sellers’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller. Without limiting the generality of the foregoing, the Sellers’ Representative is hereby authorized, on behalf of the Sellers, to:

i. in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the Transactions;

ii. receive and give all notices and service of process, make all filings, enter into all Contracts and agreements, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.4 or ARTICLE XI or any other Actions directly or indirectly arising out of or relating to this Agreement or the Transactions;

iii. execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Sellers, any amendment to, or waiver of, any term or provision of this Agreement, or any consent, acknowledgment or release relating to this Agreement; and

iv. take all other actions permitted or required to be taken by or on behalf of the Sellers under this Agreement and to and exercise any and all rights that the Sellers or the Sellers’ Representative are permitted or required to do or exercise under this Agreement.

(b) Liability. The Sellers’ Representative shall not be held liable by any of the Sellers for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Sellers’ Representative pursuant to this Agreement, except in the case of the Sellers’ Representative’s gross negligence, bad faith or willful misconduct. The Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. The Sellers will jointly and severally indemnify (in accordance with their Pro Rata Percentages) the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder, except for Losses arising out of or caused by the Sellers’ Representative’s gross negligence, bad faith or willful misconduct. The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the

Equity Purchase Agreement | 28

obligations of the Sellers hereunder, and the Purchaser agrees that they will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

(c) Reliance on Appointment; Successor Sellers’ Representative. The Purchaser and the other Purchaser Indemnified Persons may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 12.4 until receipt of written notice of the appointment of a successor Sellers’ Representative made in accordance with this Section 12.4. In so doing, the Purchaser and the other Purchaser Indemnified Persons may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement notwithstanding any dispute or disagreement among any of the Sellers or the Sellers’ Representative with respect to any such action or decision without any liability to, or obligation to inquire of, any Seller, the Sellers’ Representative or any other Person. Any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all the Sellers and shall be final and binding upon each of the Sellers. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Sellers (determined by reference to their respective Pro Rata Percentages) and delivered to Purchaser, the Sellers may remove and designate a successor Sellers’ Representative.

12.5. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by a nationally recognized overnight courier service (with tracking capability), and shall be deemed given when received, as follows:

If to the Purchaser:
Hakkasan Holdings LLC 6385 S. Rainbow Blvd., Suite 800 Las Vegas, Nevada 89118 Attention: Nick McCabe Fax: 702-425-9390 Email: nick@hakkasan.com

with a copy to: (which shall not constitute notice)	Greenberg Traurig Michael J. Bonner, Esq. 3773 Howard Hughes Pkwy, Suite 400N Las Vegas, NV 89169 Fax: 702-792-9002 Email: bonnerm@gtlaw.com

If to the Sellers' Representative:	Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018 Attn: Meredith Deutsch, General Counsel Fax: 212-277-4172 Email: meredith.deutsch@mhgc.com

with a copy to: (which shall not constitute notice)	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Attn: Jeffrey R. Katz Fax: 617-235-0617 Email: jeffrey.katz@ropesgray.com if to the Sellers to such Seller in care of the Sellers’ Representative or to the address provided on the applicable Joinder Agreement.

12.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. The execution of a Joinder Agreement by either TEJ or GGH shall for all effects and purposes under this agreement bind such party to this Agreement as if it had executed this Agreement as of the date hereof.

12.7. Entire Agreement. This Agreement, along with the Schedules and the Exhibits hereto and thereto, and the other agreements contemplated in any of the foregoing, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

Equity Purchase Agreement | 29

None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.

12.8. Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

12.9. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

12.10. Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Nevada state or federal court located in Las Vegas, Clark County. Each party irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

12.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

12.12. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Transactions. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

12.13. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with their specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.9 without proof of damages or otherwise, this being in addition to (but without duplication of) any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, the parties hereto or thereto would not have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, it being understood that the remedy of specific performance contemplated hereby requires the specific performance of all of the Transactions by all of the parties thereto. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

12.14. No Personal Liability of Partners, Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of the Purchaser shall have any liability for any obligations of the Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of the Purchaser hereunder or thereunder. The Sellers, on behalf of themselves and their Affiliates, waive and release all such liability. This waiver and release is a material inducement to the Purchaser’s entry into this Agreement. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of the Sellers shall have any liability for any obligations of the Sellers under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of the Sellers hereunder or thereunder. The Purchaser waives and releases all such liability. This waiver and release is a material inducement to the Sellers’ entry into this Agreement.

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12.15. Rights of Parties. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of TLG as a result of exercising or refraining from exercising any such right or rights.

12.16. Construction. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

[Signature pages follow.]

Equity Purchase Agreement | 31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Parent:			Seller(s):

MORGANS HOTEL GROUP CO.			MORGANS GROUP LLC

By:	/s/ Jason T. Kalisman		By:	/s/ Jason T. Kalisman
	Name:	Jason T. Kalisman		Name:	Jason T. Kalisman
	Title:	Interim Chief Executive Officer		Title:	Interim Chief Executive Officer

TEJ MANAGEMENT, LLC
Purchaser:
By:
HAKKASAN HOLDINGS LLC				Name:
Title:
By:	/s/ Neil Moffitt
	Name:	Neil Moffitt	GALTS GULCH HOLDING COMPANY LLC
	Title:	Chief Executive Officer
By:
Name:
Title:

Equity Purchase Agreement  |  Signature Page

LIST OF DEFINED TERMS

Accounting Firm	2
Action	2
Affiliate	2
Agreement	1
Applicable Law	2
Assignment Agreement	2
Balance Sheet	18
Benefit Plans	2
Business	3
Business Day	3
Capital Lease Obligations	3
Closing	15
Closing Date	15
Closing Purchase Price	11
Code	3
Collective Bargaining Agreement	3
Company	1
Contract	3
Disclosure Letter	17
Encumbrance	3
ERISA	3
ERISA Group	4
Family Member	4
Final Closing Statement	13
Final Net Working Capital Amount	13
Financial Statements	18
foreign person	29
GAAP	4
Gaming Laws	4
GGH	1
Governmental Authorizations	4
Governmental Entity	4
Governmental Order	4
including	4
Indebtedness	5
Indemnified Party	43
Indemnitor	43
Insurance Policies	26
Intellectual Property	5
Interim Financial Statements	18
Joinder Agreement	5
Judgment	6
Key Management Employees	6
knowing breaches	6
knowledge of Parent	6
Lease	6
Losses	6
Material Adverse Effect	6
Material Contracts	21
Material Indebtedness	7
Morgans Group	1
Multiemployer Plan	7
Net Working Capital	7
Option Exercise Agreements	14
Option Price	7
Option Rights	14
Option Termination Date	14
Ordinary Course of Business	8
Parent	1
Permit	8
person	8
Personal Property	8
Post-Option LLC Agreement	14
Pro Rata Percentage	9
Proposed Closing Statement	12
Proposed Net Working Capital Amount	12
Proprietary Information	36
Purchase Price	9, 11
Purchaser	1
Purchaser Indemnified Parties	42
Seller Indemnified Party	42
Seller Transaction Expenses	9
Sellers	1
Sellers’ Representative	45
Statement of Objections	12
Subsidiary	10
Surviving Representations	42
Tax	10
Tax Dispute	10
Tax Representations	41
Tax Returns	10
TEJ	1
Termination Date	40
Third Party	10
Third-Party Claim	43
TLG	1
TLG Interests	1
TLG LLC Agreement	11
TLG Notes	11
TLG Returns	34
TLG Revenue	11
to Parent’s knowledge	6
Transactions	11
Transfer Taxes	34
Union Plans	24
Year End Financial Statements	18

Equity Purchase Agreement  |  Signature Page

EXHIBIT A

FORM OF OPTION EXERCISE AGREEMENT

Equity Purchase Agreement | Exhibit A

EXHIBIT A

EXERCISE OF OPTION AGREEMENT

Reference is made to that that certain Equity Purchase Agreement dated __________ __, 201_ (the “Purchase Agreement”), by and among Morgans Hotel Group Co., a Delaware corporation, Morgans Group LLC, a Delaware limited liability company, Hakkasan Holdings LLC, a Nevada limited liability company (the “Purchaser”), and the Sellers party thereto;

WHEREAS, pursuant to the Purchase Agreement, the Purchaser granted to the Sellers certain Option Rights to purchase a Pro Rata Percentage of an aggregate of 49% of the equity interests (the “Option Units”) of TLG Acquisition LLC, a Delaware limited liability company (“TLG”) at the Option Price to be calculated as set forth in the Purchase Agreement;

WHEREAS, [______________] (the “Co-Investor”) on __________, 201(the “Notice Date”) desires to give notice of the exercise of its Option Rights to Purchaser to receive the number of Option Units set forth next to the Co-Investor’s name on Schedule A hereto;

WHEREAS, the Purchaser acknowledges that, following the delivery hereof by the Co-Investor to Purchaser, such exercise is irrevocable; and following acquisition of the Option Units, the Purchaser shall have no rights under the Purchase Agreement with respect to the Option Rights or to the Option Units;

NOW, THEREFORE, for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Purchaser and the Co-Investor agree as follows:

1. Co-Investor’s Exercise of Its Option Rights. The Co-Investor hereby gives notice to Purchaser that it exercises its Option Rights as of the Notice Date, and tenders herewith the Option Price per Co-Investor’s Pro Rata Percentage of the Option Units, based upon the Base Purchase Price divided by one hundred (100) (i.e., $360,000 per Unit) and multiplied by such Co-Investor’s Pro Rata Percentage (the “Base Option Price”). Upon delivery of Co-Investor’s executed signature page to this Option Exercise Agreement, Co-Investor’s executed signature page to the Post-Option LLC Agreement and the Base Option Price, the Co-Investor’s Pro Rata Percentage of the Option Units shall automatically transfer from the Purchaser to the Co-Investor, the Post-Option LLC Agreement shall become effective and the Co-Investor shall be admitted as a Member of TLG as of such date (the “Admission Date”). Within five (5) Business Days of receipt of this Option Exercise Agreement executed by Co-Investor and receipt of the Base Option Price, Purchaser shall countersign this Option Exercise Agreement and shall cause the Post-Option LLC Agreement to be executed by Purchaser and delivered to the Co-Investor.

2. Determination of Option Price. Within ten (10) Business Days of the Admission Date, Purchaser shall provide Co-Investor with information necessary for the adjustment of the Base Option Price by calculation of the Option Price in accordance with the Purchase Agreement, and Purchaser’s determination of the Option Price based upon such information (“Purchaser’s Determination”). Co-Investor shall have ten (10) Business Days of receipt of Purchaser’s Determination to agree with or provide written notice of its contest of Purchaser’s determination to Purchaser, with particulars as to the nature of Co-Investor’s objection to Purchaser’s Determination (“Objection Notice”). In the event Co-Investor does not timely provide an Objection Notice, Co-Investor shall be deemed to have agreed to Purchaser’s Determination, and the Base Option Price, as so adjusted, shall be the Option Price. If an Objection Notice is timely provided, Purchaser and Co-Investor shall employ good faith efforts to mutually agree upon the Option Price. If, after ten (10) Business Days, such efforts are unsuccessful, Purchaser and Co-Investor shall engage the Accounting Firm for binding arbitration of the Option Price. In performing its review, the Accounting Firm shall review and consider any written materials provided by Purchaser and/or Co-Investor, and, upon request of either Purchaser or Co-Investor, shall have at least one meeting with Purchaser and Co-Investor and their respective representatives. The Accounting Firm shall deliver a written report of its findings and calculation of the Option Price within thirty (30) days of its engagement. The Accounting Firm’s determination of the Option Price shall be final, conclusive and binding on Purchaser and Co-Investor absent manifest error. The fees and costs of the Accounting Firm shall be borne equally by Purchaser and Co-Investor.

3. Payment of Deficiency or Refund of Surplus Option Price. Within five (5) Business Days of determination of the Option Price in accordance with Section 2 above, whether by agreement, deemed agreement, or determination of the Accounting Firm, if (i) the Base Option Price is less than the Option Price, Co-Investor shall deliver the amount of any deficiency to Purchaser, or (ii) if the Base Option Price exceeds the Option Price, Purchaser shall deliver the amount of any surplus to Co-Investor. Any sums due pursuant to this Section 3, if not timely paid, shall thereafter bear interest at the rate of 10% per annum, and may be collected utilizing any remedy available at law or in equity. The prevailing party in any such collection action shall be entitled to recover its reasonable attorneys’ fees and costs.

4. Representation of Co-Investor. The Co-Investor hereby represents and warrants to the Purchaser that: (a) the Option Exercise Condition Precedent set forth in the Purchase Agreement has been satisfied or waived by the Purchaser; and (b) the representations and warranties in Section 5.2 of the Post-Option LLC Agreement are true and correct as to the Co-Investor as of the effective date set forth below.

5. Representations of Purchaser.

a. The Purchaser hereby represents and warrants to the Co-Investor that it is the record and beneficial owner of the Co-Investor’s Pro Rata Percentage of the Option Units, and that it has good and marketable title to such Option Units, free and clear of all Encumbrances (except for such Encumbrances existing upon Purchaser’s acquisition of the Option Units), (b) the Purchaser has full right, power and authority to transfer and deliver to the Co-Investor valid title to Co-Investor’s Pro Rata Percentage of the Option Units, free and clear of all Encumbrances (except for such Encumbrances existing upon Purchaser’s acquisition of the Option Units), and (c) except pursuant to the Purchase Agreement, there is no contractual obligation pursuant to which Purchaser has granted any option, warrant or other right to any person to acquire any portion of Co-Investor’s Pro Rata Percentage of the Option Units.

b. The Purchaser hereby represents and warrants to the Co-Investor that from the Closing Date until the date hereof, it has not, and, where applicable, has caused the Company to not take any actions with respect to the Company or its business that would be in violation of Section 9.1(b) or Article VII of the Post-Option LLC Agreement were such sections of the Post-Option LLC Agreement in place at such time and the Sellers’ Representative were a Non-Managing Member (as such term is defined in the Post-Option LLC Agreement).

6. Recitals. The recitals are hereby incorporated and made a part of this Option Exercise Agreement.

7. Reliance. The Co-Investor understands and acknowledges that the Purchaser is relying upon the truth and accuracy of, and the Co-Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings pursuant to Section 5 hereof. The Purchaser understands and acknowledges that the Co-Investor is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in connection with the Co-Investor’s decision to exercise its Option Rights.

8. Governing Law. This Agreement is governed by the internal laws of the state of Delaware, without regards to its choice of law rules.

9. Entire Agreement. This Exercise of Option Agreement, the Purchase Agreement and the Post-Option LLC Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Purchaser and the Co-Investor with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Purchaser and the Co-Investor.

10. Indemnification. The Purchaser hereby agrees to indemnify and hold the Co-Investor and its directors, officers, members and affiliates (collectively, the “Co-Investor Indemnified Persons”) harmless from and against any and all Losses (as defined in the Purchase Agreement) incurred by a Co-Investor Indemnified Person relating to or arising out of any breach of any representation, warranty, covenant or undertaking made by or on behalf of the Purchaser herein. The Co-Investor hereby agrees to indemnify and hold the Purchaser and its directors, officers, members and affiliates (collectively, the “Purchaser Indemnified Persons”) harmless from and against any and all Losses (as defined in the Purchase Agreement) incurred by a Purchaser Indemnified Person relating to or arising out of any breach of any representation, warranty, covenant or undertaking made by or on behalf of the Co-Investor herein.

2

11. Further Assurances. The Purchaser and the Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Co-Investor may reasonably request in order to carry out the intent and accomplish the purposes of this Exercise of Option Agreement and the consummation of the transactions contemplated hereby. The Co-Investor shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Purchaser and the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Exercise of Option Agreement and the consummation of the transactions contemplated hereby.

12. Definitions. All capitalized terms used herein and not defined are used as defined in the Purchase Agreement.

13. Counterparts. This Exercise of Option Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. This Exercise of Option Agreement, once executed by a party, may be delivered to the other party hereto by facsimile, or other electronic, transmission of a copy of this Exercise of Option Agreement bearing the signature of the party so delivering this Exercise of Option Agreement.

[Signature pages follow]

3

This Exercise of Option Agreement is executed effective as of ______________ __, 20__.

CO-INVESTOR:	[CO-INVESTOR]

By:
Name:
Title:

This Exercise of Option Agreement is countersigned effective as of _______________ __, 20__.

PURCHASER:	HAKKASAN HOLDINGS LLC

By:
Name:
Title:

[Signature page to Exercise of Option Agreement]

SCHEDULE A

Co-Investor	No. of Option Units	Base Option Price
[Co-Investor]

2

EXHIBIT B

FORM OF LLC OPERATING AGREEMENT

Equity Purchase Agreement | Exhibit B

FORM OF

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TLG Acquisition LLC

among

Hakkasan Holdings LLC

(a Nevada limited liability company)

As Managing Member

AND

those Non-Managing Members Identified on Exhibit A Hereto

Dated as of [•], 201[•]

Third Amended and Restated Limited Liability Company Agreement 1

Third Amended and Restated Limited Liability Company Agreement 2

Third Amended and Restated Limited Liability Company Agreement 3

LIST OF EXHIBITS

EXHIBIT A	Members, Contributions And Units
EXHIBIT B	Notice Of Election To [Purchase][Sell] Member's Units
EXHIBIT C	Joinder Agreement
EXHIBIT D	Existing Locations

Third Amended and Restated Limited Liability Company Agreement 4

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TLG ACQUISITION LLC

THIS THIRD AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of [•], 201[•] of TLG Acquisition LLC (the “Company”) is entered into by and among Hakkasan Holdings, LLC (the “Managing Member”) and that Person or those Persons identified as a “Non-Managing Member” on Exhibit A (individually, a “Non-Managing Member” and collectively, the “Non-Managing Members”), together with any other Persons who become Members (defined below) in the Company as provided herein (the Managing Member and the Non-Managing Member(s), collectively, the “Members”).

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on November 9, 2011 (the “Formation Date”) by an authorized person of the Company.

WHEREAS, on [•], 201[•], as part of the Transaction (defined below), the Managing Member acquired (i) all of the outstanding Units (defined below) of the Company (the “TLG Acquisition”) and, as part of the consideration for the Company, the Non-Managing Member(s), [each] a “seller” in the TLG Acquisition, obtained an option to acquire 49% of the outstanding Units of the Company.

WHEREAS, as of the date hereof the Non-Managing Member(s) [has][have] exercised the option and [has][have] acquired 49% of the outstanding Units of the Company.

WHEREAS, the Members desire that the Managing Member be the sole Managing Member of the Company, consistent with and pursuant to the terms of this Agreement.

WHEREAS, the Members desire to continue to operate the Company as a limited liability company under the Act (defined below) and to amend and restate the Company’s limited liability company agreement in its entirety and the terms of such limited liability company Agreement are hereby amended and restated in their entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

Article I

DEFINED TERMS

SECTION 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.1:

“Accounting Firm” means Pricewaterhouse Coopers, LLP, or if such firm is unwilling or unable to serve in such capacity, a mutually acceptable independent accounting firm of national standing selected by the Managing Member and a Majority in Interest of the Non-Managing Members.

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute.

“Additional Non-Managing Member” means a Person admitted to the Company as a Non-Managing Member pursuant to Section 4.2 and who is shown as such on the books and records of the Company.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Partnership Year (a) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g) (1) and 1.704-2(i)(5) and (b) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-l(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Third Amended and Restated Limited Liability Company Agreement | 1

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 6.2.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing; provided, that for the purposes of Section 9.1(b)(vii), “Affiliate” shall additionally include, with respect to any Person, (i) any partner, officer, director, manager, member or management-level employee of such Person, (ii) any partner, officer, director, manager, member or management-level employee of any Person directly or indirectly controlling, controlled by or under common control with such Person; (iii) any Person known by officers and directors of Managing Member to be an immediate family member of any Person described in the preceding clauses (i) and (ii); and (iv) any Person in which such Person, directly or indirectly, beneficially owns greater than 10% of the equity interests, where such interest is known by officers and directors of Managing Member.

“Agreed Value” means in the case of any Contributed Property and as of the time of its contribution to the Company, the 704(c) Value of such property or other consideration, reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (c) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement and all Exhibits attached hereto, as the same may be amended, supplemented or restated from time to time.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Assignee” means a Person to whom one or more Units have been transferred but who has not been admitted as a Substituted Non-Managing Member, and who has the rights set forth in Section 13.11.

“Bankruptcy” as to any Person, shall be deemed to have occurred when (i) such Person commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) such Person is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against such Person, (iii) such Person executes and delivers a general assignment for the benefit of such Person’s creditors, (iv) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding under any bankruptcy, insolvency or similar law now or hereafter in effect, (v) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for such Person or for all or any substantial part of such Person’s properties, (vi) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (vii) the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (viii) an appointment referred to in clause (vii) is not vacated within 90 days after the expiration of any such stay.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for United States federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 6.2 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with United States federal income tax accounting principles as of such date of calculation of such difference.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Clark County, Nevada, are authorized or required by law to close.

Third Amended and Restated Limited Liability Company Agreement | 2

“Call Right” means the Managing Member’s right to purchase all or any portion of the Units held by the Non-Managing Member pursuant to Section 13.5.

“Call Right Closing Date” has the meaning set forth in Section 13.5(b)(ii).

“Call Right Independent Appraiser” has the meaning set forth in Section 13.5(a).

“Call Right Fair Market Value” has the meaning set forth in Section 13.5(a).

“Call Right Purchase Price” has the meaning set forth in Section 13.5(a).

“Capital Account” means the capital account maintained by the Company for each Member pursuant to Section 6.2.

“Capital Contribution” means, with respect to each Member, the total amount of cash, cash equivalents and the Agreed Value of Contributed Property which such Member contributes or is deemed to contribute to the Company pursuant to Section 6.1 and which is intended to be treated as a contribution to the Company pursuant to Section 721(a) of the Code.

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property (or in the case of an Adjusted Property, the fair market value of such property at the time of its latest adjustment under Section 6.2(c)) reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property charged to the Members’ Capital Accounts and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 6.2(c), and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company Properties, as deemed appropriate by the Managing Member to the extent consistent with Section 704(b) of the Code and the Regulations issued thereunder.

“Certificate” means the Certificate of Formation relating to the Company filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law to the Code.

“Company” means TLG Acquisition LLC, the limited liability company formed under the Act and any successor thereto.

“Company Property” means such interests in real property and personal property including without limitation, fee interests, interests in ground leases, interests in joint ventures, interests in mortgages, and Debt instruments as the Company may hold from time to time.

“Consent” means the consent or approval of a proposed action by a Member given in accordance with Section 16.1.

“Contributed Property” means each property or other asset (but excluding cash and cash equivalents), in such form as may be permitted by the Act contributed or deemed contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 6.2, such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property for purposes of Section 6.2.

“Covered Person” has the meaning set forth in Section 13.2.

“Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized, and (e) all guarantees and other contingent obligations of such Person with respect to Debt of others.

Third Amended and Restated Limited Liability Company Agreement | 3

“Depreciation” means for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units; (b) any recapitalization or exchange of securities of the Company; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; and (d) any fees or remuneration paid to any Member in such Member’s capacity as a Service Provider for the Company or one of its Subsidiaries. “Distribute” when used as a verb shall have a correlative meaning.

“Drag-along Member” has the meaning set forth in Section 13.3(a).

“Drag-along Notice” has the meaning set forth in Section 13.3(c).

“Drag-along Sale” has the meaning set forth in Section 13.3(a).

“Dragging Member” has the meaning set forth in Section 13.3(a).

“Effective Date” means the date of the closing of the Transaction contemplated by the Equity Purchase Agreement.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Equity Purchase Agreement” means the Equity Purchase Agreement, dated [•], 2014, by and among Morgans Hotel Group Co., Morgans Group, LLC, [TEJ Management, LLC, and Galts Gulch Holding Company LLC,] as sellers and Hakkasan Holdings LLC, as purchaser.

“Events of Dissolution” has the meaning set forth in Section 15.1.

“Excluded Agreements” means (i) that certain Management Agreement, dated as of January 1, 2008, by and between BNC Entertainment, LLC and Northern Management, LLC and (ii) that certain Management Agreement, dated as of March 24, 2011, by and between CBL Management, LLC and Northern Management, LLC.

“Existing Locations” has the meaning set forth in Section 3.3.

“Financing Document” means any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing Debt of the Company or any of the Company Subsidiaries.

“Formation Date” has the meaning set forth in the recitals.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means (a) any sovereign nation, state, country or territory, (b) any national, federal, regional, territorial, state, county, municipal, local or other governmental subdivision within any sovereign nation, state, country or territory, (c) any court, arbitrator, tribunal or any governmental department, commission, board, bureau, agency or other instrumentality of any sovereign nation, state, country or territory, or of any national, federal, regional, territorial, state, county, municipal, local or other governmental subdivision within such sovereign nation, state, country or territory, and (d) any regulatory, administrative or other agency, quasi-governmental authority, self-regulatory organization, or organization or political or other subdivision, department or branch of any of the foregoing.

“Holder” means either (a) a Member or (b) an Assignee, owning a Membership Interest that is treated as a Member for federal income tax purposes.

Third Amended and Restated Limited Liability Company Agreement | 4

“IRS” means the Internal Revenue Service, which is charged with administering the internal revenue laws of the United States.

“Issuance” has the meaning set forth in Section 13.7(a).

“Joinder Agreement” means Joinder Agreement substantially in the form of Exhibit C.

“Incapacity” or “Incapacitated” means (a) as to any individual Member, death, total physical disability or entry by a court of competent jurisdiction of an order or judgment adjudicating him incompetent to manage his Person or his estate, (b) as to any corporation that is a Member, the filing-of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (c) as to any partnership that is a Member, the dissolution and commencement of winding up of the partnership, (d) as to any estate that is a Member, the distribution by the fiduciary of the estate’s entire interest in the Company, (e) as to any trust that is a Member, the termination of the trust (but not the substitution of a new trustee), (f) as to any limited liability company that is a Member, the filing of a Certificate of Cancellation (or equivalent document) with the applicable secretary of state, or (g) as to any Member, the Bankruptcy of such Member.

“Indemnitee” means (a) any Person made a party to a proceeding by reason of his status as (i) the Managing Member or (ii) an officer of the Company or a director or officer of the Managing Member, and (b) such other Persons (including Affiliates of the Managing Member or the Company) as the Managing Member may designate from time to time, in the reasonable exercise of its sole discretion.

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.

“IPO” has the meaning set forth in Section 10.4(d).

“Liquidating Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, results in the sale or other disposition of all or substantially all of the assets of the Company.

“Liquidator” has the meaning set forth in Section 15.2.

“Majority” means Members holding Units representing a majority of the Percentage Interests held by all Members.

“Majority in Interest” means, with respect to the Non-Managing Members, Members holding Units representing a majority of the Percentage Interests held by all Non-Managing Members.

“Managing Member” means Hakkasan Holdings, LLC, a Nevada limited liability company, and its successors as the Managing Member of the Company in accordance with the terms of this Agreement.

“Managing Membership Interest” means a Membership Interest held by the Managing Member and includes any and all privileges, preferences, duties, liabilities, obligations and rights to which the Managing Member may be entitled hereunder. A Managing Membership Interest may be expressed as a number of Units. All Units held by the Managing Member shall, in the aggregate, be deemed to be the Managing Member Interest.

“Member” means individually, the Managing Member or a Non-Managing Member, and “Members” means collectively, the Managing Member and the Non-Managing Members.

“Membership Interest” means an ownership interest in the Company representing a Capital Contribution by either a Non-Managing Member or the Managing Member and includes any and all privileges, preferences, duties, liabilities, obligations and rights to which the holder of such a Membership Interest may be entitled hereunder. A Membership Interest may be expressed as a number of Units.

“Membership Record Date” means the record date established by the Managing Member for the distribution pursuant to Section 7.1 hereof, and also means any record date established by the Managing Member in connection with any vote or consent of the Non-Managing Members pursuant to this Agreement.

“Members Schedule” has the meaning set forth in Section 4.1.

Third Amended and Restated Limited Liability Company Agreement | 5

“MGM” means MGM Resorts International, a Delaware corporation, and its Subsidiaries.

“Net Cash Flow” means, with respect to any fiscal period, the sum of (a) the gross cash receipts of the Company during such period from all sources, minus (c) the sum of (i) all cash disbursements for operations of the Company during such fiscal period, including capital expenditures, Debt service (including any cash payments of principal and interest on any promissory notes, but excluding cash distributions to the Members), plus (ii) an allowance reasonably determined by the Managing Member for all accrued costs and expenses of the Company, plus (iii) any reasonable reserves as reasonably determined by the Managing Member for reasonably anticipated operating cash needs (including but not limited to capital expenditures and any near term maturities).

“Net Income” means for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 6.2. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Section 8.2 and Section 8.3, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 6.2. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Lass is subjected to the special allocation rules in Section 8.2 and Section 8.3, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

“New Securities” means any equity or debt interests or instruments convertible into equity or debt interests issued by the Company or any Subsidiary of the Company after the date hereof.

“Non-Managing Member” means any Person named as a Non-Managing Member on Exhibit A, as such Exhibit may be amended from time to time, including any Substituted Non-Managing Member or Additional Non-Managing Member, in such Person’s capacity as a Non-Managing Member in the Company.

“Non-Managing Member Restricted Activities” has the meaning set forth in Section 10.2.

“Non-Managing Membership Interest” means a Membership Interest held by a Non-Managing Member representing a fractional part of the Membership Interests of all Non-Managing Member and includes any and all privileges, preferences, duties, liabilities, obligations and rights to which the holder of such a Non-Managing Membership Interest may be entitled hereunder. A Non-Managing Membership Interest may be expressed as a number of Units.

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 8.3(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Offered Units” has the meaning set forth in Section 13.4(b)(i).

“Original Operating Agreement” has the meaning set forth in the recitals.

“Participation Buyer” has the meaning set forth in Section 13.7(c).

“Participation Commitment” has the meaning set forth in Section 13.7(c).

“Participation Notice” has the meaning set forth in Section 13.7(b).

“Participation Portion” has the meaning set forth in Section 13.7(b)(i).

Third Amended and Restated Limited Liability Company Agreement | 6

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Year” means the fiscal year of the Company, which shall be the calendar year.

“Percentage Interest” means, as to any Member, its interest in the Company as determined by dividing the Units owned by such Member by the total number of Units then outstanding and as specified on Exhibit A, as such Exhibit may be amended from time to time.

“Permitted Transfer” means a Transfer of Units carried out pursuant to Section 13.2.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company, a joint venture or any other entity or organization, including a Governmental Authority or any department, agency or instrumentality thereof.

“Proposed Transferee” has the meaning set forth in Section 13.4(a).

“Prospective Subscriber” has the meaning set forth in Section 13.7(b)(i).

“Purchase Notice” means a Purchase Notice substantially in the form of Exhibit C.

“Purchased Units” has the meaning set forth in Section 13.5(b).

“Put Exercise” has the meaning set forth in Section 13.6(a).

“Put Exercise Consideration” has the meaning set forth in Section 13.6(a).

“Put Exercise Notice” has the meaning set forth in Section 13.6(a).

“Put Interests” has the meaning set forth in Section 13.6(a).

“Put Right Closing Date” has the meaning set forth in Section 13.6(b)(iii).

“Put Right Fair Market Value” has the meaning set forth in Section 13.6(a).

“Put Right Independent Appraiser” has the meaning set forth in Section 13.6(a).

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Representatives” means, with respect to a Person, each of such Person’s respective directors, officers, attorneys, accountants, employees, advisors, agents, consultants or managers.

“Sale Notice” has the meaning set forth in Section 13.4(b).

“SEC” means the U.S. Securities and Exchange Commission.

Third Amended and Restated Limited Liability Company Agreement | 7

“Selling Member” has the meaning set forth in Section 13.4(a).

“Selling Non-Managing Member” means any Non-Managing Member selling all or a portion of its Membership Interests to the Managing Member as a result of the Managing Member’s Call Right pursuant to Section 13.5.

“Service Provider” means any manager, officer, employee, consultant or other service provider of the Company or any of its Subsidiaries.

“Shared Services” has the meaning set forth in Section 9.5(c).

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Managing Member using such reasonable method of valuation as it may adopt. Subject to Section 6.2, the Managing Member shall use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Value of Contributed Properties among each separate property on a basis proportional to its fair market value.

“Specified Exchange Date” means the tenth Business Day after receipt by the Managing Member of a Notice of Exchange.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Non-Managing Member” means a Person who is admitted as a Non-Managing Member to the Company pursuant to Section 13.10.

“Tag-along Notice” has the meaning set forth in Section 13.4(c).

“Tag-along Period” has the meaning set forth in Section 13.4(c).

“Tag-along Sale” has the meaning set forth in Section 13.4(a).

“Tag-along Member” has the meaning set forth in Section 13.4(a).

“TLG Acquisition” has the meaning set forth in the recitals.

“Transaction” means the purchase and sale of the Company contemplated by the Equity Purchase Agreement.

“Transfer” has the meaning set forth in Section 13.1.

“Unit” means a fractional, undivided share of the Membership Interests of all Members issued pursuant to Section 4.1 and/or Section 4.2, in such number as set forth on Exhibit A, as such Exhibit may be amended from time to time. Any rights and preferences or other obligations with respect to Units as may be authorized hereunder shall be set forth in an exhibit hereto.

“Units Sale Notice” means a Units Sale Notice substantially in the form of Exhibit B.

“Unrealized Gain” attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property (as determined under Section 6.2) as of such date, over (b) the Carrying Value of such property (prior to any adjustment to be made pursuant to Section 6.2) as of such date.

“Unrealized Loss” attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property (prior to any adjustment to be made pursuant to Section 6.2) as of such date, over (b) the fair market value of such property (as determined under Section 6.2) as of such date.

Third Amended and Restated Limited Liability Company Agreement | 8

Article II

ORGANIZATIONAL MATTERS

Section 2.1 Formation; Organization and Continuation; Application of Act.

(a) Formation. The Company was formed on November 9, 2011, pursuant to the provisions of the Act, upon the filing of the Certificate with the Secretary of State of the State of Delaware. This Agreement amends, restates and supersedes in its entirety the limited liability company agreement of the Company currently in effect.

(b) Organization and Continuation of Company. The Managing Member and the Non-Managing Member[s] do hereby continue the Company as a limited liability company according to all of the terms and provisions of this Agreement and otherwise in accordance with the Act. As of the date hereof, Hakkasan Holdings, LLC is the sole Managing Member and the Non-Managing Member(s) [is][are] the [sole] Non-Managing Member[s] of the Company.

(c) Taxation as Partnership. It is the intention of the Managing Member and the Non-Managing Member that the Company shall be taxed as a “partnership” for United States federal, state and local, and foreign, income tax purposes. The Managing Member agrees to take all actions, including the execution of other documents, as may be required in order for the Company to qualify for, receive and maintain “partnership” treatment for United States federal, state and local, and foreign, income tax purposes.

(d) Application of Act. This Agreement shall constitute the “operating agreement” (as that term is used in the Act) of the Company. The Company is a limited liability company subject to the provisions of the Act and the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Membership Interests of each Member shall be personal property for all purposes.

SECTION 2.2 Name. The name of the Company is TLG Acquisition LLC. The Company’s business may be conducted under any other name or names deemed advisable by the Managing Member, including the name of the Managing Member or any Affiliate thereof. The words “limited liability company,” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Managing Member in its sole and absolute discretion may change the name of the Company at any time and from time to time and shall notify the Non-Managing Member of such change in the next regular communication to the Non-Managing Member.

Section 2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Company in the State of Delaware is [•], with an address of [•], and the registered agent for service of process on the Company in the State of Delaware at such registered office is [•]. The principal office of the Company is located at 6385 S. Rainbow Blvd, Suite 800, Las Vegas, Nevada 89118, or such other place in the United States as the Managing Member may from time to time designate by notice to the Non-Managing Member. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

SECTION 2.4 Term. The term of the Company commenced on the date the Certificate of the Company was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved pursuant to the provisions of this Agreement or as otherwise provided by law.

Article III

PURPOSE

SECTION 3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Company is to engage in any lawful act or activity that may be conducted by a limited liability company organized pursuant to the Act, to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and to do anything necessary or incidental to the foregoing which, in each case, is not in breach of this Agreement.

SECTION 3.2 Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property, subject to the terms of this Agreement.

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Section 3.3 Business of the Company as of the Effective Date. As of the Effective Date, the Company is engaged in the business of managing those locations set forth on Exhibit D (the “Existing Locations”).

Article IV

UNITS

Section 4.1 Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units. The Managing Member shall maintain a schedule of all Members, their respective mailing addresses and the amount of Units held by them (the “Members Schedule”), and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Exhibit A.

Section 4.2 Issuances of Additional Membership Interests. Additional Membership Interests may be issued by the Company with the approval of all Members.

Section 4.3 No Preemptive Rights. Except as specifically provided in this Agreement, no Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions or loans to the Company, or (b) issuance or sale of any Units.

Article V

MEMBERS

Section 5.1 Admission of New Members.

(a) New Members may be admitted from time to time in connection with a Transfer of Units, subject to compliance with the provisions of Article XIII, and in either case, following compliance with the provisions of Section 5.1.

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have received the written consent of the Managing Member, except with respect to any Permitted Transfers under Section 13.2, and shall have executed and delivered to the Managing Member a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Managing Member and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units. The Managing Member shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 6.2.

Section 5.2 Representations and Warranties of Members.

By execution and delivery of this Agreement, each of the Members represents and warrants to the Company and acknowledges that:

(a) the Units have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b) such Member is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act of 1933 with respect to the offer and sale of the Units;

(c) such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

(d) the determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member;

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(e) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(f) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(g) the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;

(h) this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and

(i) neither the issuance of any Units to any Member nor any provision contained herein will entitle the Member to remain in the employment of the Company or any of its Subsidiaries of Affiliates or affect the right of the Company or any of its Subsidiaries of Affiliates to terminate the Member’s employment at any time for any reason, other than as otherwise provided in such Member’s employment agreement or other similar agreement with the Company, its Subsidiary or Affiliate, if applicable.

None of the foregoing shall replace, diminish or otherwise adversely affect any Member’s representations and warranties or indemnification obligations under the Equity Purchase Agreement.

Section 5.3 Liability of Members. Except as otherwise provided in the Act, by Applicable Law or expressly in this agreement or the Equity Purchase Agreement, no Member shall have any personal liability for any Debt, obligation or liability of the Company, any of the Company’s Subsidiaries or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 5.4 No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

SECTION 5.5 Death. The death of any Member who is a natural person shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be Transferred to such Member’s estate, and such estate shall be an Assignee unless and until admitted as a Substitute Non-Managing Member.

SECTION 5.6 Voting. Except as otherwise provided by this Agreement or as otherwise required by the Act, each Member shall be entitled to one vote per Unit on all matters upon which the Members have the right to vote under this Agreement.

SECTION 5.7 Meetings.

(a) Calling the Meeting. Meetings of the Members may be called by the Managing Member or a Non-Managing Member holding not less than five percent (5%) of the outstanding Membership Interests, by providing written notice to all Members. In the event of any scheduled formal meeting of the Managing Member with respect to any significant matters concerning the business of the Company or its Subsidiaries, the Non-Managing Member(s) shall be provided reasonable advance notice of any such meeting and an opportunity to observe (or listen in via conference call) the proceedings.

(b) Notice. Written notice stating the place, date and time of any meeting of the Members and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Member, by or at the direction of the Managing Member or the Member(s) calling the meeting, as the case may be. The Members may hold meetings (i) at the Company’s principal office, (ii) in New York, New York, (iii) in Las Vegas, Nevada, or (iv) at such other place as Members holding at least seventy-five percent (75%) of the outstanding Membership Interests agree in writing.

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(c) Participation. Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Vote by Proxy. On any matter that is to be voted on, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

SECTION 5.8 Quorum. A quorum of any meeting of the Members shall require the presence of the Members holding a seventy-five percent (75%) of the Units held by all Members. Subject to Section 5.9, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 5.9, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding a Majority.

SECTION 5.9 Action Without Meeting. Notwithstanding the provisions of Section 5.8, any matter that is to be voted on, consented to or approved by the Members may be taken without a meeting, with prior written notice to all Members and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than seventy-five percent (75%) of the Units held by all Members. A record shall be maintained by the Managing Member of each such action taken by written consent of a Member or Members and a copy of the executed written consent for any such action taken shall promptly be provided to all Members.

Section 5.10 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Act. Except as otherwise specifically provided by this Agreement or the Act, only the Managing Member shall have the power to act for or on behalf of, or to bind, the Company.

Section 5.11 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Article VI

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 6.1 Capital Contributions of the Members.

(a) Initial Capital Contributions. At the time of the execution of this Agreement, the Members shall make, shall have made, or shall be deemed to make or have made initial Capital Contributions as set forth on Exhibit A. The Members shall own Units in the amounts set forth on the Members Schedule and shall have a Percentage Interest in the Company as set forth on the Members Schedule, which Percentage Interest shall be adjusted on the Members Schedule from time to time by the Managing Member to the extent necessary to reflect accurately redemptions, conversions, Capital Contributions, the issuance of additional Units, or similar events having an effect on a Member’s Percentage Interest. The ownership of Units may be evidenced by a form of certificate for Units designated by the Managing Member; provided, however, that the Managing Member may provide that some or all of any or all classes or series of the Units shall be uncertificated. Each certificate for Units shall be consecutively numbered or otherwise identified. Certificates of Units shall be signed by or in the name of the Company by the Chief Executive Officer, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company. Where a certificate is countersigned by a transfer agent, other than the Company or an employee of the Company, or by a registrar, the signatures of one or more officers of the Company may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Company with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.

(b) Additional Capital Contributions.

(i) No Member shall be assessed or be required to make any additional Capital Contributions to the Company.

(ii) No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

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(iii) If any additional funds or other property are required by the Company for any business purpose relating to the operation, management or financing of the Company’s business, as determined by the Managing Member in its sole but reasonable discretion, the Managing Member shall inform all Members in writing of the amount of funds or description of property required by the Company, and the Managing Member’s reasons why such funds or property are required, and each Member shall have the opportunity to either make a loan of money (upon the “Loan Terms” as defined below, unless other terms are otherwise agreed by the holders of at least seventy-five percent (75%) of the Percentage Interests) to the Company in its pro rata share (either at the time a loan is made to the Company by the Managing Member or at any time while such loan is outstanding by purchasing such pro rata share from the Managing Member), or contribute its pro rata portion of such funds or property as an additional Capital Contribution, in each case in accordance with Section 13.7. For the avoidance of doubt, upon the execution of this Agreement, the Non-Managing Members shall have the right to purchase their pro rata portion of any then outstanding loan from the Managing Member to the Company or its Subsidiaries, promptly upon notice to the Managing Member. To the extent that any such additional Capital Contributions are made other than on a pro rata basis, the Managing Member shall revise Exhibit A of this Agreement to reflect an increase in the Membership Interest of the contributing Members that fairly and equitably reflects the value of its additional Capital Contribution in relation to the aggregate amount of all Capital Contributions made by the Members. For the avoidance of doubt, in no event shall the Company accept additional funds or other property for the purpose of causing a reduction in a Non-Managing Members’ economic interest in the Company or any Subsidiary of the Company, and without first complying with the requirements of Section 13.7. As used in this section, “Loan Terms” shall mean: Each loan shall be represented by a promissory note accruing interest (compounded annually) on the unpaid principal amount thereof at the greater of (i) ten percent (10%) per annum, or (ii) two percent (2%) over the prime rate (which for this purpose shall mean the rate of interest announced or otherwise established by Bank of America N.A. from time to time as its prime commercial rate) in effect on the date of the loan. The promissory note shall be payable from Net Cash Flow in accordance with Section 7.1(a)(i), with any principal and unpaid interest due not later than the second anniversary of the loan. The promissory note shall be guaranteed by the Company’s Subsidiaries and the promissory note and guaranty shall be secured by all assets of the Company and the Subsidiaries.

(c) Return of Capital Contributions. Except as otherwise expressly provided herein, the Capital Contribution of each Member will be returned to that Member only in the manner and to the extent provided in Article VII and Article XV hereof, and no Member may withdraw from the Company or otherwise have any right to demand or receive the return of its Capital Contribution to the Company (as such), except as specifically provided herein. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property other than cash, except as specifically provided herein; provided, however, that any non-cash Distribution shall be made pro rata based on each Member’s Percentage Interests, unless each Member otherwise agrees. No Member shall be entitled to interest on any Capital Contribution or Capital Account notwithstanding any disproportion therein as between the Members. Except as specifically provided herein, the Managing Member shall not be liable for the return of any portion of the Capital Contribution of any Non-Managing Member, and the return of such Capital Contributions shall be made solely from Company assets. No Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or otherwise unless expressly provided in this Agreement, as to profits, losses, distributions or credits.

Section 6.2 Maintenance of Capital Accounts.

(a) General. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv) and this Section 6.2. Such Capital Account shall be increased by (a) the amount of all Capital Contributions made by such Member to the Company pursuant to this Agreement, (b) all items of income and gain (including income and gain exempt from tax) computed in accordance with Section 6.2 hereof and allocated to such Member pursuant to Section 8.1 through Section 8.3 of this Agreement and (c) all liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member, and decreased by (i) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to this Agreement (other than any amount distributed pursuant to Section 7.1(a)(i) of this Agreement, which shall not be taken into account in computing Capital Accounts), (ii) all items of deduction and loss computed in accordance with Section 6.2(b) hereof and allocated to such Member pursuant to Section 8.1 through Section 8.3 of the Agreement and (iii) all liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

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(b) Income, Gains, Deductions and Losses. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company.

(ii) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iii) Any income, gain or loss attributable to the taxable disposition of any Company Property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(v) In the event the Carrying Value of any Company asset is adjusted pursuant to Section 6.2(c) hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(vi) Any items specially allocated under Section 8.3 hereof shall not be taken into account.

(c) Unrealized Gains and Losses.

(i) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 6.2(c)(ii), the Carrying Values of all Company assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company Property, as of the times of the adjustments provided in Section 6.2(c)(ii) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 8.1 of the Agreement.

(ii) Such adjustments shall be made as of the following times: (i) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (iii) immediately prior to the liquidation of the Company or the Managing Member’s interest in the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g). However, no adjustments shall be made for any additional funds or property contributed by the Managing Member pursuant to Section 6.1(b)(iii)(B) or Section 6.1(b)(iii)(C).

(iii) In accordance with Regulations Section 1.704-1(b)(2)(iv)(e), the Carrying Values of Company assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company Property, as of the time any such asset is distributed.

(iv) In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) shall be determined by the Managing Member using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XV of this Agreement, be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The Managing Member, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Company (in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties)

Section 6.3 Succession upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to a pro rata portion of the Capital Account of the Transferor and shall receive allocations and distributions pursuant to Article VII, Article VIII and Article XV in respect of such Units.

Section 6.4 No Withdrawal. No Member shall be entitled to withdraw any part of his, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

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Section 6.5 Treatment of Loans from Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 6.2(a), if applicable.

Section 6.6 Modification by Managing Member.  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations issued under Section 704(b) of the Code, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company, the Managing Member, or any Non-Managing Member) are computed in order to comply with such Regulations, the Managing Member may only make such modification with the express written consent of the Non-Managing Member, which shall not be unreasonably withheld; provided, however, that it will not have an adverse effect on the amounts distributable to any Person pursuant to Article XV of this Agreement upon the liquidation of the Company. The Managing Member also shall (a) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(q), and (b) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b); provided that no such adjustments or modifications may alter the economic arrangement described in this Agreement, including the amounts distributable to any Member or payable to any Member pursuant to Article XIII.

Article VII

DISTRIBUTIONS

Section 7.1 Distributions; Application of Net Cash Flow.

(a) General. Each Distribution made by the Company shall be made in accordance with this Section 7.1, except that Distributions from a Liquidating Transaction shall be in accordance with Section 15.2. The Managing Member shall cause the Company to apply Net Cash Flow for the then current fiscal quarter as follows:

(i) first, to the Members pro rata for the repayment of any loans;

(ii) second, to the Managing Member in an amount sufficient to reasonably compensate the Managing Member and its Affiliates for Shared Services in accordance with Section 9.3(c) provided by the Managing Member and its Affiliates to the Company; and

(iii) third, to the Members pro rata in accordance with their respective Percentage Interests.

(b) Timing of Distributions. The Company shall make such Distributions quarterly or at such other times as may reasonably be determined by the Managing Member with respect to the Net Cash Flow for any such period.

Section 7.2 Withholding (a).  The Company shall, and the Managing Member is authorized and directed to cause the Company to, withhold from payments, Distributions or allocations to any Member and to pay over to any Governmental Authority any amount required to be withheld pursuant to the Code or any other Applicable Law. All amounts so withheld shall be treated as amounts paid or distributed to the relevant Member and will reduce the amount otherwise payable or distributable to such Member for all purposes of this Agreement. In the event the Company is subject to any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to (i) income attributable to such Member or (ii) Distributions or other payments to such Member, such liability shall be specially allocated to, and charged against the Capital Account of, such Member or Members, and the amounts otherwise distributable to such Member or Members pursuant to this Agreement shall be reduced by such amount. Without duplication, to the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and the other Member[s] from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to (i) income attributable to such Member or (ii) distributions or other payments to such Member.

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Article VIII

ALLOCATIONS

SECTION 8.1 Allocations for Capital Account Purposes Other than the Taxable Year of Liquidation. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 6.2 hereof) shall be allocated among the Members for each taxable year (or portion thereof) as provided herein below:

(a) Net Income. After giving effect to the special allocations set forth in Section 8.2 and Section 8.3 below, Net Income shall be allocated pro rata to the Members in accordance with their respective Units.

(b) Net Losses. After giving effect to the special allocations set forth in Section 8.2 and Section 8.3 below, Net Losses shall be allocated pro rata to the Members in accordance with their Units.

SECTION 8.2 Regulatory Allocations. Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provisions of Article VIII, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 8.2(b) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 8.2(a) only, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Article VIII of this Agreement with respect to such Partnership Year, and without regard to any decrease in Partner Minimum Gain during such fiscal year.

(b) Partner Minimum Gain Chargeback. Notwithstanding any other provision of Article VIII (except Section 8.2(a) hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 8.2(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 8.2(c), each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Article VIII of this Agreement with respect to such fiscal year, other than allocations pursuant to Section 8.2(a) hereof.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Section 8.2(a) and Section 8.2(b) hereof, such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. It is intended that this Section 8.2(c) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 8.2(c).

(d) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated pro rata to the Members in accordance with their Units, provided that such allocation shall be permissible under Section 704(b) of the Code.

(e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i)(2).

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(f) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(g) Nonrecourse Liabilities. For purposes of Regulations Section 1.752-3(a), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated pro rata among the Members in accordance with their Units, provided that such allocation shall be permissible under Regulations Section 1.752-3.

(h) Gains. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall to the extent possible, after taking into account other required allocations of gain pursuant to Section 8.2 below, be characterized as Recapture Income in the same proportions and to the same extent as such Members have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income, all in such a manner consistent with Regulations Section 1.1245-1.

(i) Curative Allocations. The allocations set forth in Section 8.2(a) – (f) hereof are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. It is the intent of the Members that, to the extent possible, all of the allocations set forth in Section 8.2(a)-(f) shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, and deduction pursuant to this Section 8.2(i). Therefore, notwithstanding any other provision of this Article VIII, the Managing Member shall make such offsetting special allocations in whatever manner it reasonably determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if such allocations were not part of the Agreement and all Company items were allocated pursuant to Section 8.1; provided, that no such allocations may alter the economic arrangement described in this Agreement, including the amounts distributable to any Member or payable to any Member pursuant to Article XIII.

Section 8.3 Allocations for Tax Purposes.

(a) General. Except as otherwise provided in this Section 8.3, for United States federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 8.1 and Section 8.2 of this Agreement.

(b) To Eliminate Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for United States federal income tax purposes among the Members according to the traditional method under Regulations Section 1.704-3(b).

Article IX

MANAGEMENT AND OPERATION OF BUSINESS

Section 9.1 Management.

(a) Powers of Managing Member. The business and affairs of the Company shall be managed by the Managing Member, which will have the exclusive power and authority to bind the Company, consistent with this Agreement and the Act. Except as otherwise provided in this Agreement, the Managing Member shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein. The Managing Member may not be removed by the Non-Managing Member with or without cause.

(b) Certain Consent Rights. Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not, and shall not permit the Company or any of its Subsidiaries to, engage in or cause any of the following transactions or take any of the following actions, without the prior written consent of the holders of the Majority in Interest of the Membership Interests held by the Non-Managing Members, which consent shall be in the sole and absolute discretion of such Non-Managing Members:

(i) any action that would be in contravention of this Agreement or would make it impossible to carry on the ordinary business of the Company;

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(ii) the possession of or exercise of control over (by the Managing Member or any third party, excluding the Company) property of the Company or any Subsidiary, or assignment of any rights in specific property of the Company, for other than a valid purpose of the Company or the applicable Subsidiary;

(iii) admittance of a Person as a Member, except as otherwise provided in this Agreement;

(iv) performance of any act that would subject a Member to personal liability for the debts, obligations and liabilities of the Company or any of its Subsidiaries, except as provided under the Act;

(v) any amendment to or waiver or modification of this Agreement, except as set forth in Article XVI;

(vi) any action that would result in a complete or partial liquidation or dissolution of the Company or any of its Subsidiaries (except where a Subsidiary has ceased to conduct business as a result of the expiration of any management contract or lease);

(vii) any transaction between the Company or any Subsidiary of the Company, on the one hand, and any Member or any Affiliate of any Member, on the other hand, except (A) sums paid for Shared Services subject to the terms of this Agreement, (B) reimbursements for sums advanced on behalf of the Company or any Subsidiary of the Company, (C) sums paid to Andrew Sasson or any Affiliate and Andy Masi and any Affiliate pursuant to agreements existing as of the Effective Date, (D) to the extent such transaction is on terms no less favorable to the Company or any Subsidiary of the Company, as applicable, available in an arms-length transaction and has a dollar value equal to or less than $100,000, individually or in a series of related transactions, or (E) sums paid in connection with the Excluded Agreements;

(viii) any merger, consolidation, reorganization, transfer, whether direct or indirect, winding up or sale of all or substantially all of the assets of the Company or any Subsidiary (except where such Subsidiary has ceased to conduct business as a result of the expiration of any management contract or lease);

(ix) any severance payments or retention, change of control or other special bonuses other than (A) consistent with the Company’s ordinary course of business and past practices, (B) in an individual amount equal to or less than $100,000, or (C) severance payments paid within twelve (12) months of the Effective Date to employees of the Company or its Subsidiaries as of the Effective Date;

(x) the filing of any elections or tax reports or returns which would alter the tax treatment of the Company or any of its Subsidiaries;

(xi) (A) the incurrence of any third-party Debt, (B) any guarantee of the obligations of any third party, (C) the pledge of any equity interests or assets of the Company or any of its Subsidiaries or the creation of any liens on any material assets, or (D) any recapitalization of the Company;

(xii) the adoption of any plan to issue equity (including stock options or restricted stock) to any Person;

(xiii) the issuance of any equity or securities convertible into equity or any equity appreciation rights, phantom equity, or any equity or other instrument (excluding non-equity performance bonuses to employees) whose value relates to revenue, income or any other financial metric, by the Company or any Subsidiary of the Company;

(xiv) any Unit splits, subdivisions or similar occurrences;

(xv) admission of a substitute Managing Member;

(xvi) any change in any of the accounting principles or practices of the Company or any Company Subsidiary that would adversely affect any Non-Managing Member, except as required by GAAP;

(xvii) the contribution of any non-cash property (other than Shared Services to be provided by Managing Member) to the Company or any of its Subsidiaries;

(xviii) any agreement by the Company or any Subsidiary to indemnify or exculpate any Person, except as required by this Agreement or in the ordinary course of business;

(xix) any agreement by the Company or any Subsidiary not to compete with any Person or carry on business in any jurisdiction, except any such agreement existing as of the Effective Date, any such agreement entered into in lieu of any such agreement existing as of the Effective Date which is not more restrictive than such existing agreement in any material respect, or entered into in the ordinary course of business; or

(xx) authorizing or entering into any agreement, contract or understanding or otherwise making any arrangement or commitment to take any of the foregoing actions.

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(c) Insurance. At all times from and after the date hereof, the Managing Member shall cause the Company to obtain and maintain casualty, liability and other insurance on Company Properties and liability insurance for the Indemnitees hereunder that are proper and adequate for a Company of this nature and as required under the Equity Purchase Agreement. The right to procure such insurance on behalf of the Indemnitees shall in no way mitigate or otherwise affect the right of any such Indemnitee to indemnification under Section 9.5.

(d) Working Capital Reserves. At all times from and after the date hereof, the Managing Member may cause the Company to establish and maintain working capital reserves in such amounts as the Managing Member, in its sole discretion, reasonably deems appropriate from time to time.

(e) No Obligation to Consider Tax Consequences to Non-Managing Members. Subject to Section 9.1(b)(x), in exercising its authority under this Agreement, the Managing Member shall not be obligated to take into account the material tax consequences to any Member of any action taken by it.

(f) No Obligation to Expend Individual Funds. Except as otherwise provided herein, to the extent the duties of the Managing Member require expenditures of funds to be paid to third parties, the Managing Member shall not have any obligations hereunder except to the extent that Company funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to require the Managing Member, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Company. The foregoing shall not prohibit any Member from making loans as contemplated by Section 6.1(b).

Section 9.2 Certificate of Formation. To the extent that such action is reasonably determined by the Managing Member to be reasonable and necessary or appropriate, the Managing Member shall file amendments to and restatements of the Certificate consistent with the provisions of this Agreement, and do all the things to maintain the Company as a limited liability company (or an entity in which the Non-Managing Members have limited liability) under the laws of the State of Delaware and each other jurisdiction in which the Company may elect to do business or own property. Subject to the terms of Section 10.5(a)(iv) hereof, the Managing Member shall not be required, before or after filing, to deliver or mail a copy of the Certificate, as it may be amended or restated from time to time, to any Non-Managing Member. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company (or an entity in which the Non-Managing Member have limited liability) in the State of Delaware and any other jurisdiction in which the Company may elect to do business or own property.

Section 9.3 Responsibility for Expenses.

(a) No Compensation. Except as provided in this Section 9.3 and elsewhere in this Agreement (including but not limited to the provisions of Section 9.4, Article VII and Article VIII regarding indemnification, distributions, payments and allocations to which it may be entitled), the Managing Member shall not be compensated for its services as Managing Member of the Company.

(b) Responsibility for Ownership and Operation Expenses. The Company shall be responsible for and is hereby authorized to pay all expenses relating to the Company’s ownership of its assets, and the operation of, or for the benefit of, the Company and its Subsidiaries including the payment of compensation for accounting, administrative, legal, technical, management and other services rendered to the Company, and subject to Section 9.1. The Managing Member shall be reimbursed on a monthly basis, or such other basis as the Managing Member may determine in its sole discretion, for all reasonable and documented out-of-pocket expenses it incurs that are directly related to the Company’s ownership of its assets and the operation of, or for the benefit of, the Company and its Subsidiaries, subject Section 9.1(b). For the avoidance of doubt, reimbursement pursuant to the preceding sentence shall not include any expenses related to business development activities of the Managing Member (as opposed to business development activities of the Company) or any general overhead of the Managing Member unrelated to business of the Company. Such reimbursements shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 9.4 hereof.

(c) Shared Services. In the event that certain expenses are incurred by the Managing Member or the Company for goods or services that benefit the Company and other entities (including the Managing Member)(collectively, “Shared Services”), (i) such expenses shall be allocated among the Company and its Subsidiaries, on the one hand, and such other entities, on the other hand, in such a manner that treats the Company no less favorably than any other such entity, (ii) such expenses shall not be duplicative of costs incurred directly by the Company and its Subsidiaries, and (iii) each of the Company, its Subsidiaries and such other entities shall benefit ratably or be charged ratably, as applicable, based on such expense allocation. All payments and reimbursements hereunder shall be characterized for United States federal income tax purposes as expenses of the Company incurred on its behalf, and not as expenses of the Managing Member. Payments for Shared Services to the Managing Member shall not exceed $1,500,000 in any fiscal

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year without the consent of a Majority in Interest of the Non-Managing Members (the “Shared Services Reimbursement Limitation”), provided that such Shared Services Reimbursement Limitation shall not include any items of Shared Services for which the Company is reimbursed by the owner of any managed venue, and shall be increased (but not decreased) at the beginning of each fiscal year commencing after the Effective Date by the greater of (y) three percent (3%), or (z) a percentage equal to the percentage increase in the Consumer Price Index, All Urban Consumers, All Items, published by the United States Department of Labor (or any succeeding replacement index) over the immediately preceding twelve (12) month period.

(d) Reimbursements. If and to the extent any reimbursements to the Managing Member pursuant to this Section 9.3 constitute gross income of the Managing Member (as opposed to the repayment of advances made by the Managing Member on behalf of the Company), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 9.4 Indemnification.

(a) General. The Company shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by the Act, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company or any Company Subsidiary) by reason of the fact that the Person is or was a Member, director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful. Absent an affirmative finding of bad faith or that actions taken were not reasonably believed to be in the best interests of the Company, the termination of any action, suit or proceeding by judgment, order, or settlement (other than, in any criminal action or proceeding, by a plea of guilty or nolo contendere to a lesser crime), shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Person’s conduct was unlawful.

(b) Actions in the Right of the Company. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Person is or was a Member, director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the Person in connection with the defense or settlement of such action or suit if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity or such expenses which such court shall deem proper.

(c) Authorization. Any indemnification under subsections (a) and (b) of this section shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former Member, director, officer, employee or agent is proper in the circumstances because the Person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section.

(d) In Advance of Final Disposition. Expenses (including attorneys’ fees) incurred by a Person entitled to indemnification hereunder in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company as authorized in this section.

(e) Non-Exclusive Section. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, or otherwise, as to action in such Person’s official capacity or as to action in another capacity while holding such office, if taken at the request of the Company.

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(f) Insurance. The Company shall have power to purchase and maintain insurance on behalf of any Person who is or was a Member, director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under this section.

(g) Merger and Consolidation: Other Enterprises. For purposes of this section, references to “the Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its members, directors, officers, and employees or agents, so that any person who is or was a Member, director, officer, employee, or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such Person would have with respect to such constituent entity if its separate existence had continued. For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Member, director, officer, employee or agent of the Company which imposes duties on, or involves services by, such Member, director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this section.

(h) Continuation. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a Member, director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(i) Interested Transactions. A Person entitled to indemnification hereunder shall not be denied indemnification in whole or in part under this Section 9.4 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(j) Binding Effect. The provisions of this Section 9.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 9.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 9.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(k) Reimbursements to Members Shall Not Be Treated As Distributions. If and to the extent any reimbursements to any Member pursuant to this Section 9.4 constitute gross income of such Member (as opposed to the repayment of advances made by such Member on behalf of the Company) such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

(l) Funding of Indemnification Payments. Any indemnification pursuant to this Section 9.4 shall be made only out of the assets of the Company, and any insurance proceeds from any liability policy covering any Member and any other Indemnitee, and neither the Managing Member nor any Non-Managing Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 9.4, except to the extent otherwise expressly agreed to by such Member and the Company. The foregoing indemnification provisions are not intended to replace or affect any indemnification obligations of Non-Managing Member arising under the Equity Purchase Agreement.

SECTION 9.5 Exculpation of Covered Person; Actions through Officers and Attorneys.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, and (iii) each manager, officer, employee, agent or representative of the Company.

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(b) Standard of Care. No fiduciary duty will apply to any Covered Person except to the extent expressly set forth herein. No Covered Person shall be liable to the Company or any other Covered Person for any losses or damages incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith and with the reasonable belief that such action or omission is in, or not opposed to, the best interest of the Company, unless (i) such Covered Person has received an improper benefit in money, property or services (or a binding commitment by another Person to provide any such improper benefit to such Covered Person) or (ii) such action or omission constitutes fraud, gross negligence or willful misconduct by such Covered Person. Notwithstanding the foregoing, each Covered Person acknowledges that it owes to the Company: (x) a duty of care (as limited by the business judgment rule), and (Y) a “TLG Duty of Loyalty.” Each Covered Person expressly disclaims, and each Covered Person expressly waives, any other fiduciary duty, to the full extent permitted by § 18-1101(e) of the Act. The foregoing is not intended to eliminate the implied contractual covenant of good faith and fair dealing. As used herein, the “TLG Duty of Loyalty” shall mean a duty to act in the best interests of the Company; provided, however, that:

(i) any activity permitted under Section 10.1 and Section 10.2 hereof shall not be deemed to be out of compliance with such duty;

(ii) with respect to the Managing Member, in addition to the provisions of Section 10.1, there is no express or implied obligation imposed on the Managing Member (or any Affiliate) to provide opportunities to the Company equal or equivalent to those available to other entities that the Managing Member or its Affiliates manage, operate or own, in whole or in part, including, but not limited to the following:

(A) Talent, including but not limited to, disc jockeys;

(B) New, improved or enhanced concepts;

(C) Capital investment;

(D) Special events, whether public or private;

(E) Access to VIP customers or celebrities; or

(F) Employees, independent contractors, suppliers or vendors; and

(iii) This definition of “TLG Duty of Loyalty” shall not be expanded by common law or statutory law, as it reflects the express intent and agreement of the Members.

(c) Good Faith Reliance. A Covered Person shall be fully protected in reasonably relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, net income or net losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) one or more officers or employees of the Company; (ii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other Person reasonably selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Act.

(d) Action through Officers and Attorneys. The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the Managing Member in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the Managing Member hereunder.

SECTION 9.6 Title to Company Assets. Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

SECTION 9.7 Operating Procedures. Subject to the terms of this Agreement, the operations of the Company shall be conducted in accordance with the standard operating procedures of the Managing Member and its Subsidiaries in effect from time to time.

SECTION 9.8 Rebates. Any vendor rebates, credits, discounts or the like received by the Managing Member or any of its Affiliates, in whole or in part based on goods or services used by the Company or its Subsidiaries, shall be allocated to the Company pro rata based on the portion of such goods or services used by the Company or its Subsidiaries.

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Article X

RIGHTS AND OBLIGATIONS OF MANAGING MEMBER AND NON-MANAGING

MEMBER

SECTION 10.1 Outside Activities of Managing Member. The Non-Managing Members acknowledge that as of the Effective Date, the Managing Member and certain of its officers, directors, employees, agents, trustees, Affiliates and equity owners have existing business interests which compete directly and indirectly with those of the Company, and acknowledge and agree that their decisions to invest in the Company were made with full knowledge of the foregoing and the nature and extent of Managing Member’s competing interests. The Managing Member and any officer, director, employee, agent, trustee, Affiliate or equity owner of the Managing Member shall be entitled to and may retain such existing business interests and engage in other business activities in addition to those relating to the Company, except to the extent any such Person is limited by any employment or other contract containing restrictive covenants. Except to the extent set forth in Section 10.3, neither the Company nor any other Member shall have any rights by virtue of this Agreement in any business ventures of the Managing Member, its officers, directors, employees, agents, trustees, equity owners, or its Affiliates (other than the Company and its Subsidiaries). Except as otherwise provided for herein, none of the Non-Managing Member nor any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any existing or new business ventures of any other Person, and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such existing or new business ventures to the Company, any Non-Managing Member or any such other Person, even if such opportunity is of a character which, if presented to the Company, any Non-Managing Member or such other Person, could be taken by such Person. The fact that the Managing Member may hold and operate its existing interests, encounter opportunities in connection with its existing interests, or purchase, otherwise acquire, lease, manage, develop, sell or otherwise dispose of real or personal property and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or has not any interest, shall not subject such Member to liability to the Company or any of the other Members on account of the lost opportunity, and shall not be deemed to be the breach of any duty of loyalty to the Company or any other Member, with any such duty of loyalty being hereby knowingly and irrevocably waived to the full extent permitted by § 18-1101(e) of the Act.

SECTION 10.2 Outside Activities of Non-Managing Member (a). The Managing Member acknowledges that as of the Effective Date, the Non-Managing Members and certain of their officers, directors, employees, agents, trustees, Affiliates and equity owners have existing business interests. The Non-Managing Members and any officer, director, employee, agent, trustee, Affiliate or equity owner of any Non-Managing Member shall be entitled to and may retain such existing business interests and engage in other business activities in addition to those relating to the Company, except to the extent any such Person is limited by any employment or other contract containing restrictive covenants. Each Non-Managing Member and any officer, director, employee, agent, trustee, Affiliate or equity owner of such Non-Managing Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company. Neither the Company nor any other Members shall have any rights by virtue of this Agreement in any business ventures of any Non-Managing Member or any of its respective Affiliates. Neither the Managing Member nor any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Person, and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, the Managing Member or any such other Person, even if such opportunity is of a character which, if presented to the Company, the Managing Member or such other Person, could be taken by such Person. The fact that a Non-Managing Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of real or personal property and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or has not any interest, shall not subject such Member to liability to the Company or any of the other Members on account of the lost opportunity, and shall not be deemed to be the breach of any duty of loyalty to the Company or any other Member, with any such duty of loyalty being hereby knowingly and irrevocably waived to the full extent permitted by § 18-1101(e) of the Act. Nothing contained in this Agreement shall be deemed to prohibit any Non-Managing Member or any Affiliate of a Non-Managing Member from conducting hotel, restaurant or bar operations (excluding the “Nightlife Business,” which means the ownership, operation, management, consulting for, and/or operating any nightclub, lounge or ultra lounge that principally features electronic music, located within Clark County, Nevada, in space equal to or greater than 10,000 square feet, in which each Non-Managing Member agrees it shall not engage while it remains a Non-Managing Member, except through the Company) or from dealing, or otherwise engaging in business, with Persons transacting business with the Company or from providing services relating to the purchase, sale, rental, management or operation of real or personal property (including real estate brokerage services) and receiving compensation therefor, from any Persons who have transacted business with the Company or from other third parties.

SECTION 10.3 Rights of Non-Managing Members to Participate at Existing Locations. Notwithstanding the provisions of Section 10.1, the Managing Member shall offer the Non-Managing Members the right to participate on a pro rata basis equal to each Non-Managing Member’s pro rata portion of the Units, in any future business interests or business ventures operated by the Managing Member or any of its Affiliates (a) from any of the Existing Locations, (b) from any location to which the operation of an Existing Location relocates, (c) from any location owned by MGM where a management agreement is offered in exchange for the termination

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or loss of any management agreement at an Existing Location, (d) from any location utilizing intellectual property of the Company, except where such intellectual property is licensed by the Company on commercially reasonable terms agreed to by the Managing Member and the Majority in Interest of the Non-Managing Members, in each case for the longer of (x) ten (10) years from the Effective Date, or (y) as long such Non-Managing Member holds any Membership Interests in the Company, either through the Company or through any different entity providing limited liability, created for the purpose of managing any such interest or venture.

As to any such future business or venture under this Section 10.3, the Managing Member shall provide the Non-Managing Member[s] with sufficient information to enable the Non-Managing Member to make an investment decision. The decision of the Non-Managing Member[s] to participate or not participate in such business or venture shall be made and communicated to Managing Member in writing on or before twenty (20) days following receipt by the Non-Managing Member of such information. If the Non-Managing Member[s] do[es] not elect to participate in such business or venture, or elects to participate and thereafter fails to make its pro rata portion of any additional Capital Contribution, the Managing Member may proceed to develop, own or operate such business or venture itself or to offer the opportunity to any other party, outside of the Company, all in Managing Member’s sole discretion. The rights set forth in this Section 10.3 shall be personal to the Non-Managing Member[s] as of the date hereof, and may not be transferred without the prior written consent of the Managing Member (and any transfer of control of a Non-Managing Member or equity interests in a Non-Managing Member shall be deemed a transfer for purposes hereof).

Section 10.4 Rights of Non-Managing Member Relating to the Company.

(a) Financial Statements; Other Information. The Company shall furnish to each Non-Managing Member the following reports or information:

(i) Annual Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal year, (A) consolidated balance sheets of the Company and its Subsidiaries as at the end of each such fiscal year and consolidated statements of income for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year, in each case prepared in accordance with GAAP, consistently applied. A Majority in Interest of the Non-Managing Members may elect to cause the Company’s annual financial statements for any one or more fiscal years ending on or after December 31, 2012, to be audited and certified by independent public accountants of nationally recognized standing, by making a written request therefor within one hundred twenty (120) days following the end of such fiscal year (except for fiscal years ending December 31, 2012 and 2013, which shall be make within one hundred twenty (120) days of the Effective Date) provided that the expense of any such audit shall be borne by the Non-Managing Member(s) requesting such audit, and not by the Company. The Managing Member and the Company shall cooperate with any such audit as reasonably requested by such independent public accountants.

(ii) Monthly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each monthly accounting period, unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of each such monthly period and for the current fiscal year to date and unaudited consolidated statements of income, for each such monthly period and for the current fiscal year to date, all in reasonable detail and prepared in accordance with GAAP, consistently applied (subject to normal year-end adjustments).

(iii) Other Information. Promptly upon availability, annual (and, if such are prepared by or on behalf of the Company, for periods longer than one year) business plans, forecasts, projections and operating budgets (provided no later than the start of the fiscal year to which such budget applies, except with respect to 2015, which shall be provided promptly following completion by the Managing Member), notification of any breaches or waivers of any debt financing agreements, and any information provided to lenders of the Company (other than Members).

Notwithstanding the foregoing, Managing Member shall not be in breach of its obligations under this Section 10.4(a)(iii) in the event and to the extent any information necessary to provide the information required under this Section 10.4(a)(iii) is delayed on account of any delay of MGM (or any other venue owner) in providing reports or financial information to the Company necessary for the Managing Member to comply with such obligations.

(b) Copies of Business Records; Reasonable Access to Management. Upon reasonable request from a Non-Managing Member, the Managing Member shall, or shall cause the Company to, promptly provide:

(i) a current list of the name and last known business, residence or mailing address of each Member;

(ii) a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(iii) true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member;

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(iv) reasonable access to the financial and operational books and records of the Company and its Subsidiaries;

(v) reasonable access to management personnel of the Company and its Subsidiaries (which shall include members of the management team involved with the Company’s operations and finances) and, at the request of such Non-Managing Member, the opportunity to meet with management personnel, either in person or telephonically, for the purpose of obtaining information regarding the Company’s or any of its Subsidiaries’ operations, finances, and activities; and

(vi) any other information reasonably requested by a Non-Managing Member.

(c) Confidential Information. Notwithstanding any other provision of this Section 10.4, the Managing Member may keep customer lists of the Company and its Subsidiaries confidential from the Non-Managing Member[s], and may keep other Company Information confidential from the Non-Managing Member[s] for such period of time as the Managing Member determines in its reasonable discretion, to the extent required by law or pursuant to contracts with third parties (other than any contracts entered into for the purpose of withholding Company Information from a Non-Managing Member for no legitimate purpose); provided, however, that the Managing Member will take all commercially reasonable efforts to permit disclosure of Company Information (other than customer lists) to the Non-Managing Member to the extent reasonably requested by a Non-Managing Member for a legitimate purpose. Any Confidential Information acquired by a Member will be treated by such Member as strictly confidential. No Member may, directly or indirectly, at any time while a Member of the Company or any time thereafter, and without regard to when or for what reason, if any, such membership in the Company shall terminate, use or cause to be used any Confidential Information, in connection with any activity or business except the business of the Company and its Affiliates. No Member shall disclose or cause to be disclosed any Confidential Information to any third parties unless such disclosure is in accordance with the disclosure policies adopted by the Managing Member or has been authorized in writing by the Managing Member or except as may be required by law, regulation or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law or such disclosure is pursuant to SEC Filing requirements); provided, however, that Members may disclose Confidential Information (but not customer lists) to (i) their respective investors, and (ii) prospective transferees who agree to be bound by the confidentiality terms set forth herein. Notwithstanding the foregoing, without the express written consent of Managing Member, which the Managing Member may elect to decline in its sole discretion, a Non-Managing Member may not disclose Confidential Information (other than the names of venues operated by the Company or its Subsidiaries, consolidated EBITDA of the Company and its Subsidiaries and information which has been or is required to be disclosed in a public filing by any Member with the SEC or any other Governmental Authority) to any person who owns, operates, or manages, or who controls a business entity which owns, operates or manages, one or more nightclubs, lounges or ultra lounges in spaces that are equal to or greater than 10,000 square feet on an individual basis in the United States (a “Restricted Information Recipient”). Alternatively, if the Member wishes to provide Confidential Information to a Restricted Information Recipient and the Managing Member has exercised its right to decline to give its consent hereunder, then, at the request of the Member, the Managing Member and the Member will work in good faith to determine which Confidential Information can be provided that the Managing Member does not in good faith believe to be detrimental to the Company or the Managing Member from a competition or confidential business practices perspective. For purposes of this Agreement, “Confidential Information” shall mean confidential or proprietary information, knowledge or data concerning the Company’s and its Subsidiaries’ businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets, customer lists, and technical know-how. Notwithstanding the foregoing, Confidential Information (excluding customer lists) shall not include information which (i) is or becomes generally available to the public or is, at the time in question, in the public domain other than as a result of a disclosure by the Member not permitted hereunder, (ii) was available to the Member without an obligation of confidentiality to the Company prior to the date hereof, or (iii) becomes available to the Member from a source other than the Company, its agents or representatives (or former agents or representatives) where such Member does not believe such source to be under any obligation of confidentiality with respect to such Confidential Information.

(d) Registration Rights.

The Managing Member, with the approval of the Non-Managing Members, shall have the ability to proceed with an initial public offering of the Company (“IPO”). If, at the time of the IPO, the Non-Managing Members, together with their respective Affiliates, beneficially own at least 10% of the fully-diluted equity of the Company, the Non-Managing Members shall have customary demand registration rights for its equity interests that are similar to the Managing Member’s for subsequent secondary offerings. The Non-Managing Members and their respective affiliates shall have customary piggyback registration rights for equity interests that are similar to the Managing Member’s for the IPO and subsequent secondary offerings.

Section 10.5 Notice of Certain Transactions. Subject to the terms of this Agreement, in the event of (a) a dissolution or liquidation of the Managing Member, (b) a merger, consolidation or combination of the Company or the Managing Member with or into another Person, (c) the sale of all or substantially all of the assets of the Company or the Managing Member, or (d) the transfer by the Managing Member of all or any part of its interest in the Company, the Managing Member shall give written notice thereof to each

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Non-Managing Member at least twenty (20) Business Days prior to the effective date or, to the extent applicable, record date of such transaction, whichever comes first.

Section 10.6 Indemnification. To the fullest extent permitted by Applicable Law and subject to the terms of this Agreement, the Managing Member will indemnify and hold harmless the Members and their Affiliates (other than the Company and its Subsidiaries), directors, officers, members, partners and employees for any losses or damages (including any costs, fees and expenses, including attorneys’ fees, reasonably incurred in connection therewith) incurred by the Members or such other indemnified Persons by reason of any action taken or omitted to be taken by the Managing Member, or which the Managing Member causes the Company or any Company Subsidiary to take or omit to take; provided, however, that the Managing Member shall not be liable for any losses or damages incurred by reason of any action taken or omitted to be taken by the Managing Member, or which the Managing Member causes the Company or any Company Subsidiary to take or omit to take, in the reasonable good-faith reliance on the provisions of (and not in breach of) this Agreement, so long as such action does not constitute fraud, gross negligence, or willful misconduct as determined in a final non-appealable judgment.

Article XI

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 11.1 Records and Accounting. The Managing Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Non-Managing Member any information, lists and copies of documents required to be provided pursuant to Section 10.4 hereof or required by the Act. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained for financial purposes on an accrual basis in accordance with generally accepted accounting principles and for tax reporting purposes on the accrual basis.

Section 11.2 Fiscal Year. The fiscal year of the Company shall be the calendar year.

Article XII

TAX MATTERS

Section 12.1 Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use commercially reasonable efforts to furnish the tax information with respect to each taxable year reasonably required by the Managing Member and the Non-Managing Members for federal and state income tax reporting purposes (including the applicable IRS Schedule K-1) within sixty (60) days after the close of such taxable year. Each Non-Managing Member shall promptly provide the Managing Member with any information reasonably requested by the Managing Member relating to any Contributed Property contributed (directly or indirectly) by such Non-Managing Member to the Company.

Section 12.2 Tax Elections. Except as otherwise provided herein, the Managing Member shall determine whether to make any available election pursuant to the Code; provided, however, that any election which affects a Non-Managing Member differently than the Managing Member in any material respect, shall only be made with the express written consent of such Non-Managing Member, which shall not be unreasonably withheld. The Managing Member shall have the right to seek to revoke any such election (including without limitation, any election under Section 754 of the Code) upon the Managing Member’s determination; provided, however, that any such revocation of an election which affects a Non-Managing Member differently than the Managing Member in any material respect, shall only be made with the express written consent of such Non-Managing Member, which shall not be unreasonably withheld. At the request of a Majority in Interest of the Non-Managing Members, the Company shall make an election under Section 754 of the Code and shall not revoke such election without the consent of a Majority in Interest of the Non-Managing Members. The Managing Member shall not take any action without the consent of a Majority in Interest of the Non-Managing Members that would cause the Company to be classified as a corporation for U.S. federal income tax purposes.

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Section 12.3 Tax Matters Member.

(a) Tax Matters Member. The Managing Member shall be the “Tax Matters Member” of the Company for federal income tax purposes. Pursuant to Section 6223(c) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Company, the Tax Matters Member shall provide the Members notice of such receipt and shall furnish the IRS with the name, address and profit interest of each of the Non-Managing Member; provided, however, that such information is provided to the Company by the Non-Managing Member. The Non-Managing Member shall provide such information to the Company as the Managing Member shall reasonably request.

(b) Powers. Unless such action (x) relates to a taxable year or portion thereof ending prior to the date hereof (which such action the Non-Managing Member(s) may control in [its][their] sole discretion, and the Managing Member shall reasonably cooperate in such regard) or (y) affects a Non-Managing Member differently than the Managing Member in any material respect, in which case the Managing Member must first obtain the express written consent of the Non-Managing Member, the Tax Matters Member is authorized, but not required:

(i) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Member may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (A) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member or (B) who is a “notice Member” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(ii) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed or otherwise given to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii) to intervene in any action brought by any other Member for judicial review of a final adjustment;

(iv) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition, complaint or other document) for judicial review with respect to such request;

(v) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi) to take any other action on behalf of the Members of the Company in connection with any tax audit or judicial review proceeding to the extent permitted by Applicable Law.

The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Member, and the provisions relating to indemnification of the Managing Member set forth in Section 9.6 of this Agreement shall be fully applicable to the Tax Matters Member in its capacity as such. If a Non-Managing Member takes any action in connection with a tax matter on behalf of the Members of the Company and the Managing Member declines to participate in such action, the Company shall reimburse the Non-Managing Member for any and all third-party costs and expenses incurred by the Non-Managing Member in taking such action if the Non-Managing Member is successful in such action.

(c) Tax Returns. The Tax Matters Member shall, or shall cause the Company to, employ commercially reasonable efforts to provide the Non-Managing Members with a copy of the Company’s federal, state and local income tax returns for each Partnership Year, any elections or returns or documents to be filed with the IRS, at least fifteen (15) Business Days prior to the date any such filing is required.

(d) Reimbursement. The Tax Matters Member shall receive no compensation for its services. All third-party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and a law firm to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

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Article XIII

TRANSFERS AND WITHDRAWALS

Section 13.1 Transfer.

(a) Definition. The term “Transfer,” when used in this Article XIII with respect to a Unit, shall be deemed to refer to a transaction by which the Managing Member purports to assign its Managing Membership Interest to another Person or by which a Non-Managing Member purports to assign its Non-Managing Membership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b) Requirements. No Membership Interest shall be Transferred, in whole or in part, directly or indirectly, except as permitted pursuant to Section 13.2 or in accordance with the terms and conditions set forth in Section 13.3, Section 13.4, and Section 13.5. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article XIII shall be null and void.

Section 13.2 Permitted Transfers. Subject to the requirements of Section 13.1(b), a Member may transfer any of its Units:

(a) With respect to the Managing Member, a Transfer to any Person, provided, that such Transfer will not result in a breach of or default under any contract or other agreement to which the Company is a party.

(b) With respect to any Non-Managing Member, to a wholly-owned corporation, wholly-owned partnership or wholly-owned limited liability company, the stockholders, partners or members of which are only the Non-Managing Member as long as such entities remain wholly-owned (it being understood that if at any time, any such entity ceases to be wholly-owned as described above, the Transfer shall be deemed void and of no effect as of such time), and as long as such entities remained wholly-owned, directly or indirectly, by the owners of such Non-Managing Member as of the Effective Date.

Section 13.3 Drag-along Rights.

(a) Participation. If the Managing Member or any of its Affiliates that hold Membership Interests (such Member or Members, collectively, the “Dragging Member”), propose to consummate, in one transaction or a series of related transactions, one or more Transfers of such Membership Interests of the Dragging Member to one or more Independent Third Parties (each a “Third Party Purchaser”), in which Transfer the Managing Member will Transfer greater than fifty percent (50%) of the Membership Interests held by it on the date hereof (a “Drag-along Sale”), the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 13.3(d), and subject to compliance with Section 13.3(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale in the manner set forth in Section 13.3(b).

(b) Sale of Units. Subject to compliance with Section 13.3(d), each Drag-along Member shall sell, with respect to each class or series of Units proposed by the Dragging Member to be included in the Drag-along Sale, the number of Units of such class or series equal to the product obtained by multiplying (i) the number of Units held by such Drag-along Member by (ii) a fraction (x) the numerator of which is equal to the number of Units that the Dragging Member proposes to sell in the Drag-along Sale and (y) the denominator of which is equal to the number of Units held by the Dragging Member at such time; and

(c) Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 13.3 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i) The name of the Third Party Purchaser to which such Units are proposed to be sold;

(ii) The proposed date, time and location of the closing of the sale;

(iii) The number of each class or series of Units to be sold by the Dragging Member, the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit of each applicable class or series; and

(iv) A copy of any form of agreement proposed to be executed in connection therewith.

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(d) Conditions of Sale. The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 13.3 are subject to the satisfaction of the following conditions:

(i) The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per Unit of each applicable class or series and the terms and conditions of such sale shall, except as otherwise provided in Section 13.3(d)(iii), be the same as those upon which the Dragging Member sells its Units;

(ii) If the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and

(iii) Each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale; provided, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters relating to such Drag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that (i) all representations, warranties, covenants, agreements and indemnities shall be made by the Dragging Member and each Drag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale and (ii) the Drag-along Member shall not be required to agree to any non-solicitation or non-competition covenant in connection with such Drag-along Sale.

(e) Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 13.3(d)(iii).

(f) Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or Third Party Purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Drag-along Member shall be obligated to make any reimbursement prior to the consummation of the Drag-along Sale.

(g) Consummation of Sale. The Dragging Member shall have sixty (60) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which 60-day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Member has not completed the Drag-along Sale, the Dragging Member may not then exercise its rights under this Section 13.3 without again fully complying with the provisions of this Section 13.3.

Section 13.4 Tag Along Rights.

(a) Participation. If the Managing Member or any Subsidiary of Managing Member that holds Membership Interests (the “Selling Member”) proposes to sell, directly or indirectly, any Units to an Independent Third Party (the “Proposed Transferee”), and the Selling Member cannot or has not elected to exercise its drag-along rights set forth in Section 13.3, each other Member (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 13.4.

(b) Sale Notice. Prior to the consummation of the sale described in Section 13.4(a), the Selling Member shall deliver to the Company and each other Member a written notice (a “Sale Notice”) of the proposed sale subject to this Section 13.4(a) no later than ten (10) Business Days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of the Tag-along Sale. The Tag-along Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail:

(i) the number of Units to be sold by the Selling Member;

(ii) the name of the Proposed Transferee;

(iii) the per Unit purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

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(iv) the proposed date, time and location of the closing of the sale; and

(v) a copy of any form of agreement proposed to be executed in connection therewith.

(c) Units to be Sold.

(i) Each Tag-along Member shall exercise its right to participate in a sale of Units by the Selling Member subject to this Section 13.4 by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Units to be sold by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Section 13.4. Each Tag-along Member shall have the right to sell in a sale subject to this Section 13.4. the number of Units equal to the product obtained by multiplying (x) the number of Units held by the Tag-along Member by (y) a fraction (A) the numerator of which is equal to the number of Units the Selling Member proposes to sell or transfer to the Proposed Transferee and (B) denominator of which is equal to the number of Units then owned by such Selling Member.

(ii) The Selling Member shall use its commercially reasonable efforts to include in the proposed sale to the Proposed Transferee all of the Units that the Tag-along Members have requested to have included pursuant to the applicable Tag-along Notices, it being understood that the Proposed Transferee shall not be required to purchase Units in excess of the number set forth in the Sale Notice. In the event the Proposed Transferee elects to purchase less than all of the Units sought to be sold by the Tag-along Members, the number of Units to be sold to the Proposed Transferee by the Selling Member and each Tag-along Member shall be reduced so that each such Member is entitled to sell its Pro Rata Portion of the number of Units the Proposed Transferee elects to purchase (which in no event may be less than the number of Units set forth in the Sale Notice).

(iii) Each Tag-along Member who does not deliver a Tag-along Notice in compliance with clause (i) above shall be deemed to have waived all of such Tag-along Member’s rights to participate in such sale, and the Selling Member shall (subject to the rights of any participating Tag-along Member) thereafter be free to sell to the Proposed Transferee its Units at a per Unit price that is no greater than the per Unit price set forth in the Sale Notice and on other same terms and conditions which are not more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members; provided, however, that the participating Tag-along Members shall first have the opportunity to sell an additional number of Units equal to the number of Units that would otherwise have been allocated to the non-accepting Tag-along Members.

(d) Consideration. Each Member participating in a sale pursuant to this Section 13.4 shall receive the same form and amount of consideration per Unit after deduction of such Member’s proportionate share of the related expenses in accordance with Section 13.4(f).

(e) Conditions of Sale. Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale; provided, that each Tag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Member, and other matters relating to such Tag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that (i) all representations, warranties, covenants, agreements and indemnities shall be made by the Selling Member and each other Tag-along Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-along Member shall be in an amount not to exceed the aggregate proceeds received by such Tag-along Member in connection with any sale consummated pursuant to this Section 13.4 and (ii) the Tag-along Member shall not be required to agree to a non-solicitation or non-competition covenant in connection with such Tag-along Sale.

(f) Expenses. The fees and expenses of the Selling Member incurred in connection with a sale under this Section 13.4 and for the benefit of all Members (it being understood that costs incurred by or on behalf of the Selling Member for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member; provided, that no Member shall be obligated to make any reimbursement prior to the consummation of the transaction consummated pursuant to this Section 13.4.

(g) Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member.

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(h) Deadline for Completion of Sale. The Selling Member shall have ninety (90) days following the expiration of the Tag-along Period in which to sell the Units described in the Sale Notice, on terms not more favorable to the Selling Member than those set forth in the Sale Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed one hundred twenty (120) days to the extent reasonably necessary to obtain any regulatory approvals). If at the end of such period the Selling Member has not completed such sale, the Selling Member may not then effect a sale of Units subject to this Section 13.4 without again fully complying with the provisions of this Section 13.4.

(i) Sales in Violation of the Tag-along Right. If the Selling Member sells or otherwise transfers to the Proposed Transferee any of its Units in breach of this Section 13.4, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the number of Units that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 13.4, for a per Unit amount and form of consideration and upon the term and conditions on which the Proposed Transferee bought such Units from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Section 13.4 shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 13.4. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this Section 13.4(i).

(j) Excepted Sales. This Section 13.4 shall not apply to sales in a distribution to the public (whether pursuant to a registered public offering, Rule 144 or otherwise).

Section 13.5 Managing Member Call Right.

(a) Right to Purchase. Each Non-Managing Member must provide written notice to the Managing Member prior to the consummation of the transfer of voting control of such Non-Managing Member from the holder or holders of such voting control as of the Effective Date. Subject to the further provisions of this Section 13.5, and except as otherwise set forth in an exhibit hereto setting forth rights, preferences and obligations with respect to any particular class or series of Units issued after the date hereof, (a) at any time following the transfer of voting control of a Non-Managing Member from its holder or holders as of the Effective Date to any Person that is engaged in any “Competitive Nightlife Business,” or (b) if the Units held by any Non-Managing Member would (i) trigger a right of MGM Resorts International, any Affiliate, or any owner of any managed venue (collectively, a “Venue Owner”) to terminate any management agreement between the Company or its Subsidiaries, on the one hand, and such Venue Owner, on the other hand, (ii) cause such Non-Managing Member to be required to file one or more applications for privileged gaming or liquor licenses and thereafter such applications be denied, found unsuitable or otherwise denied approval by the applicable regulatory authority or such findings result from the failure to file any required applications, or (iii) result in a finding of unsuitability by the compliance committee or similar internal body of any Venue Owner, the Managing Member, may elect to purchase all or any percentage of the Units held by such Non-Managing Member[s] (the “Selling Non-Managing Member”) at a price per Unit equal to the Call Right Fair Market Value. For the purposes of this Section 13.5, the “Call Right Fair Market Value” means, as of any date, the good faith determination of the fair value of such Units as of such date based on an assumed sale of all of the outstanding equity interests of the Company, as mutually agreed by the Managing Member and the Selling Non-Managing Member. If the Managing Member and the Selling Non-Managing Member cannot mutually agree on the Call Right Fair Market Value within thirty (30) days of delivery of the Purchase Notice (as defined below), the Managing Member and such Non-Managing Member shall each submit their respective determinations of the Call Right Fair Market Value along with reasonable supporting detail to an independent third-party appraiser jointly chosen by the Managing Member and the Selling Non-Managing Member (the “Call Right Independent Appraiser”). The Managing Member shall cause the Company and its Subsidiaries to provide the Selling Non-Managing Member and its Representatives with reasonable and timely access to the books and records, management personnel, and personnel involved in the preparation of financial statements, of the Company and its Subsidiaries, so that the Selling Non-Managing Member may timely and in an informed manner prepare and submit the determination of the Call Right Fair Market Value with reasonable supporting detail contemplated by the immediately preceding sentence. The Call Right Independent Appraiser will promptly review the Call Right Fair Market Value determinations submitted by each side and resolve the dispute pursuant to such procedures that it establishes and deems fair and reasonable by selecting either the Call Right Fair Market Value determination submitted by the Managing Member or the Call Right Fair Market Value determination submitted by the Selling Non-Managing Member. The Call Right Independent Appraiser shall make this final determination no later than thirty (30) days after receiving such dispute (such final determination, the “Call Right Purchase Price”). The cost of such appraiser’s services will be borne by the party whose determination of the Call Right Fair Market Value was not selected. Each side shall otherwise bear its own costs and expenses in connection with its activities under this Section 13.5(a). The determination of the Call Right Independent Appraiser shall be final and binding upon both sides. For purposes hereof, the “Competitive Nightlife Business” shall mean directly or indirectly to develop, own, manage, consult or operate any bar, nightclub, lounge or ultra lounge in competition with the Company, Managing Member or any of its Affiliates, or MGM Resorts International, a Delaware corporation, or any of its Affiliates.

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(b) Procedures.

(i) If the Managing Member wishes to exercise its right to purchase Units pursuant to this Section 13.5, the Managing Member shall deliver to the Selling Non-Managing Member[s], a written notice (the “Purchase Notice”) specifying the number of Units to be purchased by the Managing Member (the “Purchased Units”)

(ii) Each Selling Non-Managing Member shall at the closing of any purchase consummated pursuant to this Section 13.5, represent and warrant to the Managing Member that (x) such Selling Non-Managing Member has full right, title and interest in and to the Purchased Units, (y) such Selling Non-Managing Member has all the necessary power and authority and has taken all necessary action to sell such Purchased Units as contemplated by this Section 13.5, and (z) the Purchased Units are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(iii) The closing of any sale of Purchased Units pursuant to this Section 13.5 shall take place no later than no later than thirty (30) days following the determination of the Call Right Purchase Price pursuant to Section 13.5(a). The Managing Member shall give the Selling Non-Managing Member[s] at least ten (10) days’ written notice of the date of closing (the “Call Right Closing Date”).

(c) Consummation of Sale. On the Call Right Closing Date the Managing Member shall pay the Call Right Purchase Price for the Purchased Units by wire transfer of immediately available funds to one or more accounts of the Selling Non-Managing Member[s] as designated by the Selling Non-Managing Member[s] by notice to the Managing Member not later than two (2) Business Days prior to the Call Right Closing Date.

(d) Cooperation. The Selling Non-Managing Member[s] shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 13.5 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e) Closing. At the closing of any sale and purchase pursuant to this Section 13.5, if such Units to be sold are certificated, the Selling Non-Managing Member[s] shall deliver to the Managing Member a certificate or certificates representing the Units to be sold (if any), or an affidavit of lost certificate(s) in form and substance reasonably satisfactory to the Managing Member accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the Call Right Purchase Price.

Section 13.6 Put Right.

(a) Right to Sell. At any time following second anniversary of the date hereof, or earlier in the event that the Managing Member or an entity controlling the Managing Member completes an IPO prior to such second anniversary of the date hereof such that following the IPO, the Managing Member’s interest in the Company would be an asset of a public company, a Majority in Interest of the Non-Managing Members may deliver to the Managing Member a written notice (a “Put Exercise Notice”) stating that the Non-Managing Members are irrevocably electing to exercise their rights under this Section 13.6 (the “Put Exercise”) to require the Managing Member to purchase all (but not less than all) of their Membership Interests (the “Put Interests”). Following the delivery of a Put Exercise Notice, the Put Interests (which shall include the Units of each Non-Managing Member) shall promptly, but in any event within thirty (30) days, be transferred and sold by the Non-Managing Members to the Managing Member in exchange for the Put Exercise Consideration (as defined below). As used above, “Put Exercise Consideration” means an amount in cash per Unit equal to the Put Right Fair Market Value. For the purposes of this Section 13.6, the “Put Right Fair Market Value” means, as of any date, the good faith determination of the fair value of such Units as of such date based on an assumed sale of all of the outstanding equity interests of the Company, as mutually agreed by the Managing Member and a Majority in Interest of the Non-Managing Members and, if calculated following the completion of an IPO by the Managing Member or an entity controlling the Managing Member, as multiplied by 115%. If the Managing Member and a Majority in Interest of the Non-Managing Members cannot mutually agree on the Put Right Fair Market Value within thirty (30) days of delivery of the Put Exercise Notice, the Managing Member and a Majority in Interest of the Non-Managing Members shall each submit their respective determinations of the Put Right Fair Market Value along with reasonable supporting detail to an independent third-party appraiser jointly chosen by the Managing Member and a Majority in Interest of the Non-Managing Members (the “Put Right Independent Appraiser”). The Managing Member shall cause the Company and its Subsidiaries to provide such Non-Managing Member and its Representatives with reasonable and timely access to the books and records, management personnel, and personnel involved in the preparation of financial statements, of the Company and its Subsidiaries, so that such Non-Managing Member may timely and in an informed manner prepare and submit the determination of the Put Right Fair Market Value with reasonable supporting detail contemplated by the immediately preceding sentence. The Put Right Independent Appraiser will promptly review the Put Right Fair Market Value determinations submitted by each side and resolve the dispute pursuant to such procedures that it establishes and deems fair and reasonable by selecting either the Put Right Fair Market Value determination submitted by the Managing Member or the Put Right Fair Market Value determination submitted by a Majority in Interest of the Non-Managing Members. The Put Right Independent Appraiser shall make this final

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determination no later than thirty (30) days after receiving such dispute. The cost of such appraiser’s services will be borne by the party whose determination of the Put Right Fair Market Value was not selected. Each side shall otherwise bear its own costs and expenses in connection with its activities under this Section 13.6. The determination of the Put Right Independent Appraiser shall be final and binding upon both sides.

(b) Procedures.

(i) If a Majority in Interest of the Non-Managing Members wishes to exercise its right to sell Units pursuant to this Section 13.6, a Majority in Interest of the Non-Managing Members shall deliver the Put Exercise Notice to the Managing Member.

(ii) Each Non-Managing Member shall at the closing of any purchase consummated pursuant to this Section 13.6, represent and warrant to the Managing Member that (x) such Non-Managing Member has full right, title and interest in and to its portion of the Put Interests, (y) such Non-Managing Member has all the necessary power and authority and has taken all necessary action to sell such Put Interests as contemplated by this Section 13.6, and (z) such Non-Managing Member’s portion of the Put Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(iii) The closing of any sale of Put Interests pursuant to this Section 13.6 shall take place no later than no later than thirty (30) days following the determination of the Put Exercise Consideration pursuant to Section 13.6(a). The Managing Member shall give such Non-Managing Member at least ten (10) days’ written notice of the date of closing (the “Put Right Closing Date”).

(c) Consummation of Sale. On the Put Right Closing Date the Managing Member shall pay the Put Exercise Consideration for the respective Put Interests by wire transfer of immediately available funds to one or more accounts of each Non-Managing Member as designated by the such Non-Managing Member by notice to the Managing Member not later than two (2) Business Days prior to the Put Right Closing Date.

(d) Cooperation. The Non-Managing Members shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 13.6 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e) Closing. At the closing of any sale and purchase pursuant to this Section 13.6, if such Units to be sold are certificated, each Non-Managing Member shall deliver to the Managing Member a certificate or certificates representing the Units to be sold (if any), or an affidavit of lost certificate(s) in form and substance reasonably satisfactory to the Managing Member accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Exercise Consideration.

Section 13.7 Preemptive Rights.

(a) Preemptive Rights. Neither the Company nor any Subsidiary of the Company will issue or sell any New Securities (each an “Issuance”), except in compliance with the provisions of this Section 13.7.

(b) Participation Notice. Not fewer than twenty (20) business days prior to the consummation of the Issuance, a written notice (the “Participation Notice”) will be given by the Company to each Member. The Participation Notice will include:

(i) The principal terms of the proposed Issuance, including, without limitation, (A) the amount and kind of New Securities to be included in the Issuance, (B) the number of New Securities, (C) the price per New Security, (D) the portion of the Issuance equal to the number of Units held by such holder immediately prior to the Issuance divided by the aggregate number of Units held by all Members immediately prior to the Issuance (such holder’s “Participation Portion”) and (E) the name and address of each Person to whom the New Securities are proposed to be issued (each a “Prospective Subscriber”); and

(ii) an offer by the Company to issue or cause to be issued, at the option of each Member, to such holder such portion of the New Securities to be included in the Issuance as may be requested by such holder, at the same price and otherwise on the same economic terms and conditions, with respect to each unit of New Securities issued to such holders of Units, as the issuance to each of the Prospective Subscribers; provided that, if all holders of Units entitled to purchase or receive any class or series of New Securities are required to also purchase any other class or series of New Securities, the Prospective Subscribers exercising their rights pursuant to this Section 13.7 will also be required to purchase the same strip of securities (on the same terms and conditions) that such other holders of Units are required to purchase. The Participation Notice will include a copy of the consolidated financial statements of the Company and its Subsidiaries for the most recent fiscal year, copies of consolidated financial statements of the Company and its Subsidiaries for each subsequent month up to and including the month ending at least 30 days prior to the date of the Participation Notice and any materials described in Section 10.4(a)(iii) covering the then-current fiscal year of the Company and any future period(s).

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(c) Participation Commitment. Each Member desiring to accept the offer contained in the Participation Notice (each, a “Participation Buyer”) will send an irrevocable commitment (each, a “Participation Commitment”) to the Company within twenty (20) business days after the effectiveness (in accordance with Section 13.7(b)) of the Participation Notice specifying the number of New Securities which such Participation Buyer desires to be issued (including the number of such New Securities that such Participation Buyer would purchase if one or more other Members do not elect to purchase their full Participation Portion). Each Member which has not so accepted such offer will be deemed to have waived all of such holder’s rights with respect to the Issuance under this Section 13.7, and the Company will thereafter be free to issue the New Securities in such Issuance to the Prospective Subscribers and any Participating Buyers at the same price and otherwise on the same terms and conditions set forth in the Participation Notice, without any further obligation to such non-accepting Members under this Section 13.7. If one or more Members do not elect to purchase their respective Participation Portions of the New Securities, then any remaining New Securities shall be allocated among all Participation Buyer that have indicated in their Participation Commitment a number of New Securities in excess of their respective Participation Portions (pro rata based on their respective Participation Portions of those who wish to purchase remaining New Securities) until (x) each Participation Buyer has been allocated the maximum number of New Securities that such Participation Buyer has indicated in its Participation Commitment or (y) all New Securities have been allocated to Participation Buyers.

(d) Acceptance. The Participation Commitment of each Participating Buyer will be irrevocable except as hereinafter provided, and each such Participating Buyer will be bound and obligated to acquire in the Issuance on the same economic terms and conditions as the Prospective Subscribers, with respect to each share of New Securities issued, such number or proportion of New Securities as such Participating Buyer will have specified in such Participating Buyer’s Participation Commitment.

(e) Failure to Consummate. If at the end of the 60th day following the date of the effectiveness (in accordance with Section 13.7(b)) of the Participation Notice the Company has not completed the Issuance on the terms and conditions specified in such Participation Notice, each Participating Buyer will be released from its obligations under such Participating Buyer’s Participation Commitment, the Participation Notice will be null and void, and it will be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 13.7 separately complied with, in order to consummate any Issuance subject to this Section 13.7.

(f) Closing. The closing of an Issuance pursuant to this Section 13.7 will take place at such time and place as the Company will specify by notice to each Participating Buyer. At the closing of any Issuance under this Section 13.7, each Participating Buyer will be delivered the certificates or other instruments, if any, evidencing the New Securities to be issued to such Participating Buyer, registered in the name of such Participating Buyer or his, her or its designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

Section 13.8 Contrary to Securities Laws. The Managing Member may prohibit any Transfer otherwise permitted under this Article XIII by the Non-Managing Member of its Units if, in the opinion of legal counsel to the Company, such transfer would require filing of a registration statement under securities laws or regulations applicable to the Company or the Unites, or would otherwise violate any federal or state securities laws or regulations applicable to the Company or the Units.

Section 13.9 Publicly Traded Partnership Restrictions. No Transfer by the Non-Managing Member or the Managing Member of its Membership Interests or any other acquisition of Units by the Company may be made to or by any person if such Transfer or acquisition creates a material risk that the Company will be classified as a publicly traded partnership under Section 7704 of the Code.

Section 13.10 Substituted Non-Managing Member.

(a) Rights and Duties of Substituted Non-Managing Member. A transferee who has been admitted as a Substituted Non-Managing Member in accordance with Section 5.1(b) and this Article XIII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Non-Managing Member under this Agreement.

(b) Amendment of Exhibit A. Upon the admission of a Substituted Non-Managing Member, the Managing Member shall amend Exhibit A to reflect the name, address, number of Units, and Percentage Interest of such Substituted Non-Managing Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Non-Managing Member.

Section 13.11 Assignees. If the Members do not provide for the admission of any permitted transferee under Section 13.10 as a Substituted Non-Managing Member, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a Non-Managing Membership Interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses, gain, loss and Recapture

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Income attributable to the Units assigned to such transferee, but shall not be deemed to be a holder of Units for any other purpose under this Agreement, and shall not be entitled to vote such Units in any matter presented to the Non-Managing Member for a vote (such Units being deemed to have been voted on such matter in the same proportion as all Units held by Non-Managing Member are voted). In the event any such transferee desires to make a further assignment of any such Units, such transferee shall be subject to all the provisions of this Article XIII to the same extent and in the same manner as any Non-Managing Member desiring to make an assignment of Units.

Section 13.12 General Provisions.

(a) Withdrawal of Non-Managing Member. No Non-Managing Member may withdraw from the Company other than as a result of a permitted transfer of all of such Non-Managing Member’s Units in accordance with this Article XIII and the transferee of such Units being admitted to the Company as a Substituted Non-Managing Member.

(b) Transfer of All Units by Non-Managing Member. Any Non-Managing Member who shall transfer all of his Units in a transfer permitted pursuant to this Article XIII where the transferee was admitted as a Substituted Non-Managing Member shall cease to be a Non-Managing Member.

(c) Timing of Transfers. Transfers pursuant to this Article XIII may only be made on the first day of a calendar month of the Company, unless the Managing Member otherwise agrees.

(d) Allocation When Transfer Occurs. If any Membership Interest is transferred during the Company’s fiscal year in compliance with the provisions of this Article XIII, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year or other such period shall be divided and allocated between the transferor Member and the transferee Member in accordance with the interim closing of the books method under Regulations Section 1.706-1(c)(2)(ii), unless the Managing Member obtains the express written consent of the Non-Managing Member to use an alternative allocation method, which shall not be unreasonably withheld. All distributions with respect to which the Membership Record Date is before the date of such transfer or conversion shall be made to the transferor Member, and all distributions with Membership Record Dates thereafter shall be made to the transferee Member.

Article XIV

ADMISSION OF MEMBERS

Section 14.1 Admission of Successor Managing Member. A successor to all of the Managing Member’s Managing Membership Interest pursuant to Section 13.2 hereof who is proposed to be admitted as a successor Managing Member shall be admitted to the Company as the Managing Member, effective upon such transfer. Any such transferee shall carry on the business of the Company without dissolution. In each case, the admission shall be subject to the successor Managing Member executing and delivering to the Company an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

Section 14.2 Admission of Additional Non-Managing Member.

(a) General. Subject to Section 4.2, a Person who makes a Capital Contribution to the Company in accordance with this Agreement or who exercises an option to receive Units shall be admitted to the Company as an Additional Non-Managing Member only upon having executed and delivered to the Managing Member a written undertaking substantially in the form of the Joinder Agreement.

(b) Consent of Managing Member Required. Notwithstanding anything to the contrary in this Section 14.2, no Person shall be admitted as an Additional Non-Managing Member without the consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole and absolute discretion; provided, however, that such consent right shall not apply to the admission of any Person as an Additional Non-Managing Member upon the transfer of a Non-Managing Member’s Units in accordance with Article XIII hereof. The admission of any Person as an Additional Non-Managing Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Managing Member to such admission, if applicable.

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Section 14.3 Amendment of Agreement and Certificate. For the admission to the Company of any Member, the Managing Member shall take all steps necessary and appropriate under the Act to amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and; if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Article XVIII hereof.

Article XV

DISSOLUTION AND LIQUIDATION

Section 15.1 Dissolution. The Company shall not be dissolved by the admission of a Substituted Non-Managing Member or an Additional Non-Managing Member or by the admission of a successor Managing Member in accordance with the terms of this Agreement. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Events of Dissolution”):

(a) Withdrawal of Managing Member—an event of withdrawal of the Managing Member, as defined in the Act, unless, within ninety (90) days after the withdrawal all the remaining Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of withdrawal, of a substitute Managing Member;

(b) Voluntary Dissolution—from and after the date of this Agreement, with the Consent of a Majority in Interest of the Percentage Interests of the Non-Managing Members, an election to dissolve the Company made by the Managing Member, in its sole and absolute discretion;

(c) Judicial Dissolution Decree—entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

(d) Sale of Company’s Assets—the sale or disposition of all or substantially all of the assets and properties of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

Section 15.2 Winding Up.

(a) General. Upon the occurrence of an Event of Dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to, or appropriate for, the winding up of the Company’s business and affairs. The Managing Member (or, in the event there is no remaining Managing Member, any Person elected by a Majority (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and properly and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

(i) first, to the payment in full and discharge of all of the Company’s debts and liabilities to creditors other than the Members;

(ii) second, to the payment and discharge of all of the Company’s other debts and liabilities to the Members, pro rata in accordance with amounts owed to each Member; and

(iii) third, the balance, if any, to the Managing Member and Non-Managing Member pro rata in accordance with their Units.

The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XV other than reimbursement of reasonable out-of-pocket expenses actually incurred by the Managing Member, as provided for in Section 9.3.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by the Accounting Firm of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Where Immediate Sale of Company’s Assets Impractical. Notwithstanding the provisions of Section 15.2(a) hereof which require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon

Third Amended and Restated Limited Liability Company Agreement | 36

dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its reasonable discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 15.2(a) hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt. Notwithstanding anything to the contrary in this Agreement, any non-cash Distribution shall be made pro rata based on each Member’s Percentage Interests, unless each Member otherwise agrees.

(d) Rights of Members Upon Dissolution. Except as specifically provided in this Agreement, each Member shall look solely to the assets of the Company for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Company. Except as specifically provided in this Agreement, no Member shall have priority over any other Member as to the return of his Capital Contributions, distributions, or allocations.

Section 15.3 Capital Contribution Obligation. If any Member has a deficit balance in his or her Capital Account (after giving effect to all contributions, distributions and allocations for the taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit at any time shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever, except to the extent otherwise expressly agreed to by such Member and the Company.

Section 15.4 Compliance with Timing Requirements of Regulations; Allowance for Contingent or Unforeseen Liabilities or Obligations. Notwithstanding anything to the contrary in this Agreement, in the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XV to the Managing Member and Non-Managing Member who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) (including any timing requirements therein). In the discretion of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Managing Member and Non-Managing Member pursuant to this Article XV may be: (i) distributed to a liquidating trust established for the benefit of the Managing Member and Non-Managing Member for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company (the assets of any such trust shall be distributed to the Managing Member and Non-Managing Member from time to time, in the reasonable discretion of the Managing Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Managing Member and Non-Managing Member pursuant to this Agreement); or (ii) withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Managing Member and Non-Managing Member in the manner and priority set forth in Section 15.2(a) as soon as practicable.

Section 15.5 Other Events. Notwithstanding any other provision of this Article XV, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Event of Dissolution has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, for federal income tax purposes the Company shall be deemed to have contributed all of its assets and liabilities to a new limited liability company in exchange for an interest in the new limited liability company and, immediately thereafter, the terminated Company shall be deemed to distribute interests in the new Company to the Managing Member and Non-Managing Member in proportion to their respective Membership Interests in liquidation of the terminated Company.

Section 15.6 Notice of Dissolution. In the event an Event of Dissolution or an event occurs that would, but for provisions of Section 15.1, result in a dissolution of the Company, the Managing Member shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Managing Member).

Section 15.7 Cancellation of Certificate. Upon the completion of the liquidation of the Company as provided in Section 15.2 hereof, the Company shall be terminated and the Certificate and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Third Amended and Restated Limited Liability Company Agreement | 37

Section 15.8 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 15.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

Article XVI

AMENDMENT OF AGREEMENT

Section 16.1 Amendments.

(a) Amendments Generally. Amendments to this Agreement may be proposed by the Managing Member or a Non-Managing Member. Except as provided in Section 16.1(b), a proposed amendment, waiver or modification to this Agreement shall be adopted and be effective as an amendment hereto if it is approved by the Managing Member and each Non-Managing Member.

(b) Amendments Not Requiring Member Approval. Notwithstanding anything in Section 16.1(a) to the contrary, but subject to Section 9.1(b)(v), the Managing Member shall have the power, without the consent of the other Members, to amend this Agreement as may be required:

(i) to reflect: (x) the admission, substitution, termination, or withdrawal of Members in accordance with this Agreement; and (y) the issuance of additional Units in accordance with this Agreement,;

(ii) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

(c) Notice to Members. The Managing Member shall provide notice to each Member when any amendment under Section 16.1(b) is adopted.

Article XVII

GENERAL PROVISIONS

Section 17.1 Addresses and Notice. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery, (c) sent by fax, or (d) delivered by email to the parties at their respective addresses set forth on Exhibit A, as it may be amended from time to time. All such notices, requests, demands, waivers and other communications shall be deemed to have been given when received (w) by personal delivery, on the day of such delivery if prior to 5:00 p.m., (x) by next-day or overnight mail or delivery, on the day delivered (y) by fax, on the Business Day on which such fax was received, and (z) by email, on the Business Day on which such email was delivered as evidenced by electronic record; provided, however, that the subject line must contain readily identifiable notice that the email is being delivered as an official notice pursuant to this Agreement. Any party hereto may designate a different address to which notices and demands shall thereafter be directed by written notice given in the same manner and directed to the Company at its office hereinabove set forth.

Section 17.2 Titles and Captions; Construction. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context of this Agreement clearly requires otherwise, (a) references to “Articles” and “Sections” are to Articles and Sections of this Agreement; (b) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (c) “include,” “includes” and “including” shall be deemed to be followed by the words “but not limited to,” and (d) references to “hereof,” “hereunder” or “herein” relate to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement. References in this Agreement to a party or other Person include their respective successors and assigns. Unless the context otherwise requires, any reference to this Agreement or any other agreement shall be deemed to refer to such agreement, as may be amended, restated supplemented or otherwise modified from time to time.

Section 17.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 17.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Third Amended and Restated Limited Liability Company Agreement | 38

Section 17.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 17.6 Waiver of Partition. The Members hereby agree that the Company Properties are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that it may have to maintain any action for partition of any of the Company Properties.

Section 17.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters contained herein; it supersedes any prior agreements or understandings among them and it may not be modified or amended in any manner other than pursuant to Article XVI.

Section 17.8 Securities Law Provisions. The Units have not been registered under the federal or state securities laws of any state and, therefore, may not be resold unless appropriate federal and state securities laws, as well as the provisions of Article XIII hereof, have been complied with.

Section 17.9 Remedies Not Exclusive. Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

Section 17.10 Creditors. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including any creditor of the Company) other than the parties and their respective successors and permitted assigns.

Section 17.11 Waiver. No waiver by any party, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such party’s rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such party’s right at any other time. No failure by any party to take any action with respect to any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Agreement against such other party or to take action with respect to such breach or default or of any subsequent breach or default by such other party.

Section 17.12 Execution in Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 17.13 Applicable Law. This Agreement, and any and all actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 17.14 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby irrevocably (a) submits to the exclusive jurisdiction of the Delaware Court of Chancery (or if, but only if the Delaware Court of Chancery declines to accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any and all actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts (subject in each case to clause (a) of this sentence) whether on the grounds of inconvenient forum or otherwise, (d) consents to service of process in any such action in any manner permitted by the laws of the State of Delaware, (e) agrees that service of process made in accordance with clause (d) or made pursuant to Section 17.1 (other than by facsimile or e-mail) will constitute good and valid service of process in any such action, and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process. Notwithstanding the immediately preceding sentence, a party may commence an action in any other court to enforce an order or judgment issued by one of the courts described in the immediately preceding sentence.

Third Amended and Restated Limited Liability Company Agreement | 39

Section 17.15 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any action described in Section 17.14. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17.15.

Section 17.16 Invalidity of Provisions. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Article XVIII

POWER OF ATTORNEY

Section 18.1 Power of Attorney.

(a) Scope. Solely to the extent that a Non-Managing Member or Assignee does not comply with its covenants and obligations set forth herein after being provided the opportunity to do so, such Non-Managing Member or such Assignee constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to (with respect to such covenant or obligation for which such Managing Member or Assignee has not complied):

(i) execute, swear to, acknowledge, deliver, publish, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the Managing Member or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company (or an entity in which the Non-Managing Member have limited liability) in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Managing Member or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Managing Member or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in Article XIII, Article XIV, or Article XV hereof or the Capital Contribution of any Member; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Membership Interests; and

(ii) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Managing Member, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the Managing Member, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the Managing Member to amend this Agreement except in accordance with Article XVI hereof or as may be otherwise expressly provided for in this Agreement.

(b) Irrevocability. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Members will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing or other action by it on behalf of the Company, and it shall survive and not be affected by the subsequent Incapacity of any Non-Managing Member or Assignee and the transfer of all or any portion of such Non-Managing Member’s or Assignee’s Units and shall extend to such Non-Managing Member’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Non-Managing Member or Assignee hereby agrees to be bound by any representation made by the Managing Member, acting in good faith pursuant to such power of attorney; and each such Non-Managing Member or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Managing Member, taken in good faith under such power of attorney. Each Non-Managing Member or Assignee shall execute and deliver to the Managing Member or the Liquidator, within fifteen (15) days after receipt of the Managing Member’s request therefor, such further designation, powers of attorney and other instruments as the Managing Member or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Company.

[Signature page follows]

Third Amended and Restated Limited Liability Company Agreement | 40

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Limited Liability Company Agreement of TLG ACQUISITION LLC as of the date first written above.

Managing Member:
HAKKASAN HOLDINGS, LLC

By:
Name:
Title:

Non-Managing Member(s):
MORGANS GROUP LLC

By:
Name:
Title:

[TEJ MANAGEMENT, LLC]

By:
Name:
Title:

[GALTS GULCH HOLDING COMPANY, LLC]

By:
Name:
Title:

Third Amended and Restated Limited Liability Company Agreement | 41

LIST OF DEFINED TERMS

704(c) Value	11
Accounting Firm	2
Act	2
Additional Non-Managing Member	2
Adjusted Capital Account	2
Adjusted Capital Account Deficit	2
Adjusted Property	2
Affiliate	2
Agreed Value	2
Agreement	3
Applicable Law	3
Assignee	3
Bankruptcy	3
Book-Tax Disparities	3
Business Day	4
Call Right	4
Call Right Closing Date	4, 49
Call Right Fair Market Value	48
Call Right Independent Appraiser	4, 48
Call Right Purchase Price	4, 48
Capital Account	4, 19
Capital Contribution	4
Carrying Value	4
Certificate	4
Code	4
Company	1, 4
Company Property	4
Competitive Nightlife Business	48
Confidential Information	38
Consent	5
Contributed Property	5
Covered Person	5, 32
Debt	5
Depreciation	5
Distribution	5
Drag-along Member	5, 43
Drag-along Notice	6, 43
Drag-along Sale	6, 43
Dragging Member	6, 43
Effective Date	6
Electronic Transmission	6
Equity Purchase Agreement	6
Events of Dissolution	6, 55
Excluded Agreements	6
Existing Locations	6, 14
final adjustment	41
Financing Document	6
Formation Date	1, 6
GAAP	6
Governmental Authority	6
Holder	6
Incapacitated	7
Incapacity	7

Indemnitee	7
Independent Third Party	7
IPO	7, 39
IRS	7
Issuance	7, 51
Joinder Agreement	7
judicial review	41
liquidated	57
Liquidating Transaction	7
Liquidator	7, 56
Loan Terms	19
Majority	7
Majority in Interest	7
Managing Member	1, 7
Managing Membership Interest	8
Member	8
Members	1
Members Schedule	8, 14
Membership Interest	8
Membership Record Date	8
MGM	8
Net Cash Flow	8
Net Income	8
Net Loss	8
New Securities	9
Nightlife Business	35, 49
Non-Managing Member	1, 9
Non-Managing Member Restricted Activities	9
Non-Managing Membership Interest	9
Nonrecourse Built-in Gain	9
Nonrecourse Deductions	9
Nonrecourse Liability	9
Offered Units	9
Original Operating Agreement	9
Participation Buyer	9, 52
Participation Commitment	9, 52
Participation Notice	9, 51
Participation Portion	9, 51
Partner Minimum Gain	9
Partner Nonrecourse Debt	10
Partnership Minimum Gain	10
Partnership Year	10
Percentage Interest	10
Permitted Transfer	10
Permitted Transferee	10
Person	10
Proposed Transferee	10, 45
Prospective Subscriber	10, 52
Purchase Notice	10, 49
Purchased Units	10, 49
Put Exercise	50
Put Exercise Consideration	10, 50
Put Exercise Notice	10, 50

List of Defined Terms to Third Amended and Restated Limited Liability Company Agreement

Put Interests	10, 50
Put Right Fair Market Value	50
Put Right Independent Appraiser	10, 50
Recapture Income	11
Regulations	11
Representatives	11
Restricted Information Recipient	38
Sale Notice	11, 45
SEC	11
Selling Member	11, 45
Selling Non-Managing Member	11, 48
Service Provider	11
Shared Services	29
Shared Services Reimbursement Limitation	29
Specified Exchange Date	11
Subsidiary	11

Substituted Non-Managing Member	11
Tag-along Member	12, 45
Tag-along Notice	11, 45
Tag-along Period	11, 45
Tag-along Sale	12, 45
tax audit	41
Tax Matters Member	40
Third Party Purchaser	43
TLG Acquisition	1, 12
Transaction	12
Transfer	12, 42
Unit	12
Units Sale Notice	12
Unrealized Gain	12
Unrealized Loss	12

List of Defined Terms to Third Amended and Restated Limited Liability Company Agreement

EXHIBIT A

MEMBERS, CONTRIBUTIONS AND MEMBERSHIP INTERESTS

Name and Address of Member	Cash Contribution	Agreed Value of Contributed Property	Units	Percentage Interest
Managing Member
Hakkasan Holdings LLC 5555 Badura Avenue, Suite 120
Las Vegas, Nevada 89118	[ ]	[ ]	[ ]	51%
Non-Managing Member
Morgans Group LLC 475 Tenth Avenue New York, New York 10018	[ ]	[ ]	[ ]	[ ]%
[Non-Managing Member TEJ Management, LLC ___________________ ___________________]	[ ]	[ ]	[ ]	[ ]%

Non-Managing Member Galts Gulch Holding Company, LLC ___________________ ___________________]	[ ]	[ ]	[ ]	[ ]%

Exhibit A to Third Amended and Restated Limited Liability Company Agreement | A– 1

EXHIBIT B

NOTICE OF ELECTION BY MEMBER

TO [PURCHASE][SELL] MEMBERHIP INTEREST

The undersigned [Managing Member][Non-Managing Member] of TLG Acquisition LLC (the “Company”) hereby irrevocably elects to [purchase][sell] the number of Units in the Company set forth below [from][to] [•] in accordance with the terms of the Third Amended and Restated Limited Liability Company Agreement of the Company, as amended. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has the full right, power, and authority to cause the [purchase][sale] of such Units as provided herein; and (b) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such [purchase][sale].

Name of Holder
Number of Units to be Purchased:
Date of this Notice:

[Managing Member:][Non-Managing Member:]
[HAKKASAN HOLDINGS, LLC] [•]
By:
Name:
Title:

Exhibit B to Third Amended and Restated Limited Liability Company Agreement | B– 1

EXHIBIT C

JOINDER AGREEMENT

JOINDER TO THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF TLG ACQUISITION LLC

IN WITNESS WHEREOF, the undersigned transferee (the “Transferee”) hereby severally: (a) consents to, ratifies, approves and executes the Third Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) of TLG Acquisition LLC, a Delaware limited liability company (the “Company”); (b) authorizes the Managing Member of the Company to affix this signature page to the Operating Agreement or to an amendment thereto, admitting the undersigned to the Company as a Member pursuant to the terms and conditions of the Operating Agreement; (c) agrees to become a Member of the Company; and (d) agrees to be bound by all of the terms and provisions of the Operating Agreement.

Date: _______________________, 20__
TRANSFEREE:

By:
Name:
Its:

Exhibit C to Third Amended and Restated Limited Liability Company Agreement | C– 1

EXHIBIT D

EXISTING LOCATIONS

1.	Lily at Bellagio;
2.	Bank at Bellagio;
3.	1 Oak at Mirage;
4.	Bare at Mirage;
5.	Revolution at Mirage;
6.	Stack at Mirage;
7.	Mac Shack;
8.	Red Square at Mandalay Bay;
9.	Citizens at Mandalay Bay;
10.	Kumi at Mandalay Bay;
11.	Light at Mandalay Bay;
12.	Haze at Aria;
13.	Deuce at Aria;
14.	Gold at Aria;
15.	Liquid at Aria;
16.	Fix at Bellagio;
17.	Yellowtail at Bellagio; and
18.	Diablo’s at Monte Carlo

Exhibit D to Third Amended and Restated Limited Liability Company Agreement | D– 1

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

Equity Purchase Agreement | Exhibit C

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”) is made and entered into effective as of [●], by and among [SELLER] (the “Assignor”), and HAKKASAN HOLDINGS, LLC a Nevada limited liability company (“Assignee”), in accordance with that certain Equity Purchase Agreement, dated as of December 16, 2014 (the “Purchase Agreement”), by and among MORGANS HOTEL GROUP CO., MORGANS GROUP, LLC and ASSIGNEE and the other Sellers thereto, as applicable.

RECITALS

WHEREAS, TLG Acquisition LLC, a Delaware limited liability company (the “Company”), was formed as a limited liability company pursuant to the filing of a Certificate of Formation as described in Section 18-201 of the Act and is governed by that certain Amended and Restated Limited Liability Operating Agreement dated as of November 30, 2011 (the “Operating Agreement”);

WHEREAS, as reflected in the Operating Agreement, the Assignor is a member of the Company as of the date hereof, holding [●]% of the Membership Interests of the Company (the “Membership Interests”);

WHEREAS, pursuant to the requirements of the Purchase Agreement, the Assignor desires to transfer and assign, and the Assignee desires to accept and to assume, the obligations of the Membership Interests held by the Assignor upon the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used herein, the following terms have the following meanings:

1.1 “Assigned Interest” shall mean [●]% of the Membership Interests in the Company held by the Assignor, including, without limitation, (i) all rights to all capital, profits, losses, allocations and distributions appurtenant thereto, the Assignor’s rights of management and control, and any and all other rights and privileges of the Assignor under the Operating Agreement and the Act with respect to the Membership Interests, and (ii) all obligations and liabilities of the Assignor under the Operating Agreement and the Act with respect to the Membership Interests.

1.2 “Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

All other capitalized terms not defined herein shall have the respective meanings assigned to such terms in the Operating Agreement.

2. Assignment and Acceptance of Assigned Interest. Effective as of the date hereof, the Assignor does hereby transfer, assign and deliver unto the Assignee, and the Assignee does hereby accept the transfer, assignment and delivery of, the Assigned Interest, and does hereby assume all obligations and liabilities attendant to, in connection with or arising from the Assigned Interest from and after the date hereof.

Nothing in this Assignment, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern. This Assignment may be executed in one or more counterparts, including by facsimile signature or other electronic transmission, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

3. Miscellaneous. The parties agree that Sections 12.1, 12.5, 12.7 and 12.9 through 12.15, each inclusive, of the Purchase Agreement hereby are incorporated by reference into this Assignment mutatis mutandis.

4. Counterparts. This Assignment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one such counterpart has been signed by a party hereto and delivered to the other party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment on the date first above written.

ASSIGNOR:
[SELLER]
By:
Name:
Title:
ASSIGNEE:
HAKKASAN HOLDINGS, LLC
By:
Name:
Title:

[Signature page to Assignment Agreement]

EXHIBIT D

FORM OF JOINDER AGREEMENT

[To be attached]

EXHIBIT D

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”) is made and entered into effective as of [●] by [NEW SELLER] (the “New Seller”) in accordance with that certain Equity Purchase Agreement, dated as of December 16, 2014 (the “Purchase Agreement”), by and among MORGANS HOTEL GROUP CO., MORGANS GROUP, LLC, the other Sellers thereto, as applicable, and HAKKASAN HOLDINGS LLC. Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Purchase Agreement.

WHEREAS the New Seller desires to become party to the Purchase Agreement as a Seller and as if it were an original party thereto;

WHEREAS the New Seller desires to sell 5% of the TLG Interests pursuant to the terms of the Purchase Agreement to the Purchaser; and

WHEREAS the New Seller desires to waive its right to exercise its put rights contemplated by Section 13.3(g) and Section 13.5 of the Amended and Restated Limited Liability Company Agreement of TLG Acquisition LLC, dated November 30, 2011, by and among Morgans Group LLC, Galts Gulch Holding Company LLC and TEJ Management, LLC (“LLC Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Seller, intending to be legally bound, hereby agrees as follows:

1.

In accordance with Section 7.1 of the Purchase Agreement, the New Seller shall be bound to the terms, conditions and other provisions of the Purchase Agreement with all attendant rights, duties and obligations stated therein with the same force and effect as if New Seller were originally party to the Purchase Agreement.

2.

The New Seller shall sell 5% of the TLG Interests pursuant to and in accordance with the terms of the Purchase Agreement to the Purchaser and expressly waives its right to exercise its put rights contemplated by Section 13.3(g) and Section 13.5 of the LLC Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the New Seller hereto has executed this Joinder on the date first above written.

NEW SELLER:
[NEW SELLER]
By:
Name:
Title:

[Signature page to Joinder Agreement]